   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              GOODRICH CORPORATION
             (Exact name of Registrant as Specified in its Charter)

           NEW YORK                          3728                         34-0252680
(State or other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)       Identification Number)

                             ---------------------

                              FOUR COLISEUM CENTRE
                             2730 WEST TYVOLA ROAD
                        CHARLOTTE, NORTH CAROLINA 28217
                                 (704) 423-7000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------

                               KENNETH L. WAGNER
                     SENIOR COUNSEL AND ASSISTANT SECRETARY
                              GOODRICH CORPORATION
                              FOUR COLISEUM CENTRE
                             2730 WEST TYVOLA ROAD
                        CHARLOTTE, NORTH CAROLINA 28217
                                 (704) 423-7000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------

                                WITH COPIES TO:

            ELLIOTT V. STEIN, ESQ.                           DAVID LOPEZ, ESQ.
        WACHTELL, LIPTON, ROSEN & KATZ               CLEARY, GOTTLIEB, STEEN & HAMILTON
            51 WEST 52(ND) STREET                            ONE LIBERTY PLAZA
           NEW YORK, NEW YORK 10019                       NEW YORK, NEW YORK 10006
                (212) 403-1000                                 (212) 225-2000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer described in the enclosed prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH                                           PROPOSED MAXIMUM
    CLASS OF SECURITIES             AMOUNT TO BE              AGGREGATE OFFERING         AMOUNT OF REGISTRATION
     TO BE REGISTERED              REGISTERED(1)                 PRICE(1, 2)                     FEE(3)
------------------------------------------------------------------------------------------------------------------
Goodrich Corporation 7 1/2%
  Notes due 2008...........         $300,000,000                 $290,682,000                   $26,743
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) of the Securities Act based on the outstanding principal amount of the old Coltec notes, $300,000,000, multiplied by the average of the bid and ask market price for the old Coltec notes on February 13, 2002 represented as a percentage of par (96.894%).
(2) Exclusive of accrued interest, if any.
(3) Calculated by multiplying 0.000092 by the proposed maximum aggregate offering price.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2002

PROSPECTUS
                                     [LOGO]
                              GOODRICH CORPORATION

                                  $300,000,000
                OFFER TO EXCHANGE ITS NEW 7 1/2% NOTES DUE 2008
                                      FOR
                    7 1/2% SERIES B SENIOR NOTES DUE 2008 OF
                             COLTEC INDUSTRIES INC
                               ------------------
     This is an offer to exchange the outstanding 7 1/2% Series B Senior Notes due 2008 of Coltec Industries Inc (which we refer to in this document as the "old Coltec notes") for 7 1/2% Notes due 2008 of Goodrich Corporation (which we refer to in this document as the "new Goodrich notes"). The interest rate, term, payment dates, and redemption provisions of the new Goodrich notes will be substantially identical to those of the old Coltec notes. See "Comparison of Terms of Notes" beginning on page 71 for a description of the material differences between the terms of the old Coltec notes and the new Goodrich
notes. This offer will expire at 5:00 p.m., New York City time, on            ,
2002 unless we extend it. We refer to this date and time in this prospectus, if and as it is extended, as the "expiration date."

     We are making the exchange offer in connection with the spin-off of 100% of the common stock of EnPro Industries, Inc. ("EnPro"). Coltec Industries Inc will be a wholly owned subsidiary of EnPro following the spin-off. We expect the exchange offer to be completed approximately two weeks prior to the spin-off. The new Goodrich notes will not be listed on any national securities exchange.

     The new Goodrich notes will be governed by the Indenture dated May 1, 1991 between Goodrich Corporation and The Bank of New York, as the successor to Harris Trust and Savings Bank (we refer to the Indenture as the "Goodrich indenture"). Goodrich may redeem all or part of the new Goodrich notes at any time at a redemption price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present value of the remaining scheduled payments of principal and interest from the redemption date to the maturity date, discounted to the redemption date on a semiannual basis at a treasury rate specified in the new Goodrich notes plus 37.5 basis points, plus accrued interest to the date of redemption. The new Goodrich notes will be unsecured and rank equally with all of our existing and future unsecured senior debt.
                               ------------------
      SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF IMPORTANT FACTORS THAT HOLDERS OF OLD COLTEC NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW GOODRICH NOTES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new Goodrich notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. We are not making or soliciting an offer to exchange notes in any jurisdiction where the offer is not permitted.
                               ------------------

                  The Dealer-Manager for the Exchange Offer is

                              SALOMON SMITH BARNEY

          , 2002

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Where You Can Find More Information.........................    ii
Incorporation of Certain Documents by Reference.............    ii
Forward-Looking Statements..................................   iii
Prospectus Summary..........................................     1
  The Companies.............................................     1
  The Exchange Offer........................................     3
  Description of New Goodrich Notes.........................     5
  Selected Historical and Unaudited Pro Forma Consolidated
     Financial Information..................................     7
  Ratio of Earnings to Fixed Charges........................     9
Risk Factors................................................    10
The Exchange Offer..........................................    17
The Spin-Off................................................    27
Use of Proceeds.............................................    29
Goodrich Corporation Unaudited Pro Forma Consolidated
  Financial Statements......................................    30
Coltec Industries Inc Unaudited Pro Forma Consolidated
  Financial Statements......................................    35
Information about Coltec....................................    40
Certain Relationships and Related Transactions..............    59
Description of New Goodrich Notes...........................    62
Comparison of Terms of Notes................................    71
United States Federal Income Tax Considerations.............    75
Legal Matters...............................................    78
Experts.....................................................    78
Index to Financial Statements...............................   F-1

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, relating to the exchange offer that includes important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. This information is available from us without charge to holders of the old Coltec notes as specified below. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is qualified in its entirety by reference to that contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Following the exchange offer, we will continue to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended.

     Information that we file with the SEC after the date of this prospectus will automatically supersede the information in this prospectus and any earlier filed information incorporated by reference in this prospectus. We are also incorporating by reference in this prospectus any future filings made with the SEC under sections 13(a), 13(e), 14, or 15(d) of the Exchange Act until the termination of the exchange offer.

     You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's headquarters located at 450 Fifth Street, N.W., Washington, D.C. 20549.

     You may also obtain copies of our SEC filings by mail from the Office of Investor Education and Assistance of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or by telephone at 800/SEC-0330. You may obtain information on the operation of the Office of Investor Education and Assistance by calling the SEC at 800/SEC-0330. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC's Internet site (http://www.sec.gov).

     You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

                              Goodrich Corporation
                             2730 West Tyvola Road
                        Charlotte, North Carolina 28217
                                 (704) 423-7000
                         Attention: Investor Relations

     TO OBTAIN TIMELY DELIVERY OF ANY OF OUR FILINGS, AGREEMENTS OR OTHER DOCUMENTS, YOU MUST MAKE YOUR REQUEST TO US NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

     You should rely only on the information provided or incorporated by reference in this prospectus and the registration statement. No person has been authorized to provide you with different information. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means that:

     - incorporated documents are considered part of this prospectus; and

     - we can disclose to you important business and financial information about us, which is not included in or delivered with this prospectus, by referring you to those other documents.

     We incorporate by reference into this prospectus the documents listed below, as amended and supplemented, and all documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the date on which the exchange offer is completed:

     - our Current Report on Form 8-K that was filed February 13, 2002, which contains our 2000, 1999 and 1998 consolidated financial statements, restated to reflect the Engineered Industrial Products business as a discontinued operation;

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (excluding Items 6, 7, 7A and 8 thereof, which have been superseded by the information contained in our Current Report on Form 8-K filed February 13, 2002);

     - our Quarterly Reports on Form 10-Q (excluding Part I thereof) for the quarters ended March 31, 2001 and June 30, 2001;

     - our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as amended by Form 10-Q/A filed February 14, 2002;

     - our Proxy Statement for our Annual Meeting of Shareholders that was filed with the SEC on March 5, 2001; and

     - our Current Reports on Form 8-K that were filed on March 15, 2001, May 1, 2001 and January 30, 2002.

     You can obtain any of the filings incorporated by reference into this document through us or from the SEC through the SEC's web site or at the addresses listed above under "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act. In particular, the statements about Goodrich's and Coltec's plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and in the unaudited pro forma consolidated financial statements included in this prospectus and the related notes are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by those forward-looking statements are reasonable, we cannot assure you that those plans, intentions or expectations will be achieved. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are described in this prospectus, including under the headings:

     - "Risk Factors;"

     - "Management's Discussion and Analysis of Financial Condition and Results of Operations;" and

     - "Business."

     All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights some of the information described in greater detail in other parts of this prospectus and may not contain all of the information that is important to you. Before making an investment decision, you should read this entire prospectus, including "Risk Factors" and the financial statements (including the related notes to the financial statements) that we have included.

     Unless the context otherwise requires, the terms "we," "our," "us" and "Goodrich" refer to Goodrich Corporation, and the term "Coltec" refers to Coltec Industries Inc. The term "spin-off" refers to those transactions described under "The Spin-Off." When we refer to "pro forma" financial results, we mean the financial results of the subject company and its subsidiaries on a consolidated basis as if the spin-off had occurred at the beginning of the relevant time period. See "Goodrich Corporation Unaudited Pro Forma Consolidated Financial Information" and "Coltec Industries Inc Unaudited Pro Forma Consolidated Financial Information."

                                 THE COMPANIES

GOODRICH

     We are a leading worldwide supplier of aerospace components, systems and services serving the commercial, military, regional, business and general aviation markets. Until the spin-off we will also be a leading provider of engineered industrial products for the processing and general manufacturing industries.

     Our continuing operations are classified into four reportable business segments: Aerostructures and Aviation Technical Services, Landing Systems, Engine and Safety Systems, and Electronic Systems.

     Aerostructures and Aviation Technical Services: Aerostructures is a leading supplier of nacelles, pylons, thrust reversers and related aircraft engine housing components. The aviation technical sales division performs comprehensive total aircraft maintenance, repair, overhaul and modification for many commercial airlines, independent operations, aircraft leasing companies and airfreight carriers.

     Landing Systems: Landing Systems provides systems and components pertaining to aircraft taxi, take-off, landing and stopping. Several divisions within the segment are linked by their ability to contribute to the integration, design, manufacture and service of entire aircraft undercarriage systems, including sensors, landing gear, certain brake controls and wheels and brakes.

     Engine and Safety Systems: Engine and Safety Systems produces engine and fuel controls, pumps, fuel delivery systems, as well as structural and rotating components such as disks, blisks, shafts and airfoils for both aerospace and industrial gas turbine applications. This segment also produces aircraft evacuation, de-icing and passenger restraint systems, as well as ejection seats and crew and attendant seating.

     Electronic Systems: Electronic Systems produces a wide array of products that provide flight performance measurements, flight management and control and safety data. Included are a variety of sensor systems that measure and manage aircraft fuel and monitor oil debris; engine, transmission and structural health; and aircraft motion control systems. The segment's products also include instruments and avionics, warning and detection systems, ice detection systems, test equipment, aircraft lighting systems, landing gear cables and harnesses, satellite control, data management and payload systems, launch and missile telemetry systems, airborne surveillance and reconnaissance systems and laser warning systems.

     Our business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world. Our principal executive offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217 and our main phone number is (704) 423-7000.

COLTEC

     When the spin-off is complete, Coltec will be a wholly-owned subsidiary of EnPro, and the assets of EnPro will consist primarily of its equity interest in Coltec and, potentially, its ownership of a portion of the old Coltec notes. See "Use of Proceeds" at page 29. Coltec's business will consist of the historical sealing and engineered industrial products businesses of Coltec, including Glacier (which is described in more detail below). Coltec will manage its operations in two business segments.

     Coltec is a leader in the design, development, manufacturing and marketing of proprietary engineered industrial products, including sealing products, self-lubricating, non-rolling metal polymer bearing products, air compressor systems and vacuum pumps and heavy-duty diesel and natural gas engines. Coltec also designs, manufactures and sells engineered industrial products such as polytetrafluoroethylene, or PTFE, products and specialized tooling. Coltec has 33 primary manufacturing facilities located in nine countries in the Americas, Europe and Australia. Coltec sells its products through approximately 3,000 independent agents and distributors worldwide and has over 200 internal sales managers and representatives. These sales managers and representatives are complemented by teams of highly experienced engineers.

     Coltec sells its products to more than 60,000 customers worldwide and is diversified both by industry served and geographically. In 2001, no single
customer accounted for more than (     %) of its revenues. Management estimates
that its percentage of revenues by industry in 2001 were as follows: chemical
and petrochemical (   %), automotive and heavy-duty vehicle (   %), general
industrial (   %), utility (   %), marine (   %), other transportation (   %)
and other industries (   %). Management estimates that its percentage of
revenues by geographic region in 2001 were as follows: North America (   %),
Europe (   %) and the rest of the world (   %). Coltec's management estimates
that it derived approximately (   %) of Coltec's revenues in 2001 from its
aftermarket, or parts and services, sales.

     In September 2001, Coltec acquired the Glacier industrial metal polymer bearing business from Dana Corporation. The acquisition of Glacier, in combination with Coltec's existing bearing business, created the largest manufacturer of self-lubricating, non-rolling, metal polymer bearings in the world. The combined company is now operating as Glacier Garlock Bearings. We believe that the combination of these businesses will enable Coltec to serve worldwide customers more effectively and create economies of scale in research and development and in marketing. With the acquisition of Glacier, Coltec added manufacturing facilities in Annecy and Dieuze, France; Heilbronn, Germany; Kilmarnock, U.K.; Dolny Kubin, Slovakia; and Sao Paulo, Brazil. In addition, Coltec acquired extensive sales and marketing resources in Europe and South America. The combined companies will operate research and development facilities in Thorofare, New Jersey and Annecy, France.

     The principal executive offices of Coltec are located at           and
Coltec's main phone number is           .

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   We are offering to exchange an aggregate
                                 principal amount of up to $300,000,000 of the new Goodrich notes for a like principal amount of the old Coltec notes. We will issue the new
                                 Goodrich notes on or promptly after the
                                 exchange date. As of the date of this
                                 prospectus, $300,000,000 aggregate principal amount of the old Coltec notes is outstanding.

                                 The interest rate, term, payment dates, and redemption provisions of the new Goodrich notes will be substantially identical to those of the old Coltec notes. The new Goodrich notes will not include those terms of the old Coltec notes that are no longer applicable. For example, the new Goodrich notes will not contain terms with respect to collateral or subsidiary guarantees. The new Goodrich notes will be issued under the Goodrich indenture. See "The Exchange Offer." A description of the differences between the terms of the new Goodrich notes and the old Coltec notes is set forth below in "Comparison of Terms of Notes."

EXPIRATION DATE...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2002 unless
                                 extended by us in our sole discretion. See "The
                                 Exchange Offer -- Expiration Date; Extensions;
                                 Amendments."

EXCHANGE DATE.................   The date of acceptance for exchange of the old
                                 Coltec notes and the completion of the exchange offer will be the first business day following the expiration date. See "The Exchange
                                 Offer -- Terms of the Exchange."

WITHDRAWAL RIGHTS.............   Tenders may be withdrawn at any time prior to
                                 5:00 p.m., New York City time, on the
                                 expiration date; otherwise, all tenders will be irrevocable. See "The Exchange
                                 Offer -- Withdrawal of Tenders."

CONDITIONS OF THE EXCHANGE
  OFFER.......................   The exchange offer is subject to conditions,
                                 such as the absence of court and governmental action prohibiting the exchange offer and of changes in general market conditions or our business that, in our judgment, are or may be materially adverse to us. We may also amend or terminate the exchange offer if we determine, in our reasonable judgment, that it would not be advantageous for Goodrich to complete the spin-off. See "The Exchange Offer -- Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING OLD
  COLTEC NOTES................   See "The Exchange Offer -- Procedures for
                                 Tendering."

TAXATION......................   The exchange of the old Coltec notes for the
                                 new Goodrich notes pursuant to the exchange offer will be a taxable exchange for United
                                 States federal income tax purposes. See "United
                                 States Federal Income Tax Considerations."

REMAINING OLD COLTEC NOTES....   If you do not tender your old Coltec notes in
                                 the exchange offer or if your old Coltec notes are not accepted for exchange you will continue to hold your old Coltec notes.

                                 In general, we will not accept for exchange old Coltec notes that have been tendered if:

                                 - the old Coltec notes were not validly
                                 tendered pursuant to the procedures for
                                 tendering; see "The Exchange
                                 Offer -- Procedures for Tendering;"

                                 - we determine, in our reasonable discretion, that any of the conditions to the exchange offer have not been satisfied; see "The Exchange Offer -- Conditions to the Exchange Offer;"

                                 - a holder has validly withdrawn a tender of old Coltec notes as described under "The Exchange Offer -- Withdrawal of Tenders;" or

                                 - we have, in our reasonable judgment, delayed or terminated the exchange offer; see "The Exchange Offer -- Expiration Date; Extension; Amendments."

                                 To the extent that the old Coltec notes are acquired in the exchange offer, the trading market, if any, for remaining old Coltec notes could be adversely affected (including, among other things, a decline in trading activity). See "Risk Factors -- Risks Related to Not Tendering in the Exchange Offer." The old Coltec notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the old Coltec notes indenture. The old Coltec notes are not, and will not be, guaranteed by Goodrich.

APPROVALS.....................   No vote of our shareholders is required to
                                 complete the exchange offer. We are not aware of any material license or regulatory permit that might be adversely affected by the completion of the exchange offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for the completion of the exchange offer.

EXCHANGE AGENT................   The exchange agent with respect to the exchange
                                 offer is The Bank of New York. The address and telephone number of the exchange agent are stated in "The Exchange Offer -- Exchange
                                 Agent."

USE OF PROCEEDS...............   There will be no proceeds to us from the
                                 exchange pursuant to the exchange offer. See
                                 "Use of Proceeds."

                       DESCRIPTION OF NEW GOODRICH NOTES

     The new Goodrich notes will have substantially the same interest rate, term, payment dates, and redemption provisions as the old Coltec notes. The terms of the new Goodrich notes include the following:

ISSUER........................   Goodrich

SECURITIES OFFERED............   $300.0 million aggregate principal amount of
                                 7 1/2% Notes due 2008 of Goodrich.

MATURITY DATE.................   April 15, 2008

INTEREST AND PAYMENT DATES....   April 15 and October 15 of each year. Except as
                                 described below, interest on the new Goodrich notes will accrue from the last interest payment date on which interest was paid on the old Coltec notes surrendered in exchange.
                                 Holders of old Coltec notes whose old Coltec notes are accepted for exchange will not receive any payment in respect of interest on those old Coltec notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer. If the exchange offer is completed after a record date for the payment of interest on the old Coltec notes and before the payment date associated with that record date, then the interest payable with respect to the first interest payment date after the completion of the exchange offer will be paid to the person in whose name the old Coltec note was registered on that record date. See
                                 "Description of the New Goodrich Notes."

OPTIONAL REDEMPTION...........   The new Goodrich notes are redeemable, in whole
                                 or in part, at any time and from time to time, at the option of Goodrich, at a redemption price equal to the greater of (i) 100% of the principal amount of such new Goodrich notes and
                                 (ii) the sum of the present value of the remaining scheduled payments of principal and interest from the redemption date to the maturity date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a specified treasury rate plus 37.5 basis points, plus accrued interest thereon to the date of redemption.

RANKING.......................   The new Goodrich notes are senior unsecured
                                 obligations of Goodrich and will rank pari passu in right of payment with all existing and future senior unsecured obligations of Goodrich and will rank senior in right of payment to all subordinated obligations of Goodrich. As of September 30, 2001, on a pro forma basis after giving effect to the spin-off, Goodrich would have had approximately $914 million of other senior indebtedness (which includes a $15 million adjustment increasing certain debt instruments that are hedged through the use of an interest rate swap agreement). The new
                                 Goodrich notes will effectively rank junior to any of our and our subsidiaries' secured indebtedness to the extent of the value of the assets providing the security, and will also be structurally subordinated to the unsecured obligations of our subsidiaries with regard to competing claims to the assets of our subsidiaries. As of September 30, 2001, on a pro forma basis after giving effect to the spin-off, Goodrich and our subsidiaries would have had approximately

                                 $82 million of secured indebtedness, and our subsidiaries would have had approximately $24 million of unsecured indebtedness. The Goodrich indenture does not contain any limitation on the incurrence of additional indebtedness by Goodrich or by any subsidiary of Goodrich.

GUARANTEES....................   The old Coltec notes were originally guaranteed
                                 by certain subsidiaries of Coltec. Under the terms of the indenture governing the old Coltec notes, these subsidiary guarantees have ceased.
                                 The old Coltec notes are not guaranteed by Goodrich. There will be no guarantees for the new Goodrich notes.

RESTRICTIVE COVENANTS.........   The Goodrich indenture contains covenants that
                                 limit (i) the granting of additional liens without securing the new Goodrich notes equally and ratably and (ii) the entering into of sale and leaseback transactions. However, these limitations are subject to a number of important exceptions. See "Description of the New Goodrich Notes -- Certain Covenants."

     YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF THE RISKS OF INVESTING IN THE NEW GOODRICH NOTES.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     We are providing the following selected financial data and unaudited pro forma consolidated financial data, which reflect the spin-off, to help you in analyzing the financial aspects of the exchange offer. This information is only a summary and you should read it in conjunction with the historical financial statements (and related notes) contained in the reports that Goodrich has filed with the SEC. See "Where You Can Find More Information" on page ii.

GOODRICH CORPORATION SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data of Goodrich has been derived from the audited consolidated financial statements and related notes of Goodrich for each of the years in the five-year period ended December 31, 2000 and the unaudited consolidated financial statements for the nine months ended September 30, 2001 and September 30, 2000. The historical financial data is only a summary, and should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly, and current reports of Goodrich which have been incorporated by reference into this prospectus and registration statement. In management's opinion, all adjustments considered necessary for a fair presentation have been included in the unaudited consolidated financial statements. Interim results are not necessarily indicative of results that can be expected for a full year.

                                            NINE MONTHS
                                               ENDED
                                           SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                        -------------------   -----------------------------------------
                                          2001       2000       2000       1999       1998       1997
                                        --------   --------   --------   --------   --------   --------
                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:(1)
Sales.................................  $3,131.7   $2,739.2   $3,700.5   $3,646.2   $3,510.3   $3,060.3
Operating income......................     434.4      365.4      489.7      274.1      440.6      190.8
Income from continuing operations.....     228.0      174.0      235.2       85.9      213.3       67.8
BALANCE SHEET DATA:(1)
Total assets..........................  $4,856.9   $4,946.9   $5,138.9   $4,622.6   $4,415.8    3,906.7
Total debt............................   1,483.9    2,234.0    2,236.2    1,741.9    1,704.2    1,487.5
Mandatorily redeemable preferred
  securities of trusts................     124.8      124.4      124.5      124.0      123.6
Total shareholders' equity............   1,500.9    1,163.5    1,228.5    1,295.6    1,238.9      992.2
DILUTED EARNINGS PER SHARE OF COMMON
  STOCK:(1)
Income from continuing operations.....  $   2.12   $   1.58   $   2.16   $   0.76   $   1.87   $   0.61

------------------
(1) Except as otherwise indicated, the historical amounts presented above reflect the Company's Performance Materials and Engineered Industrial Products businesses as discontinued operations.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

     This table presents summary unaudited pro forma consolidated financial information for Goodrich derived from our unaudited pro forma consolidated financial statements for the year ended December 31, 2000 and the nine months ended September 30, 2001 which are included in this prospectus. The summary unaudited pro forma consolidated income statements give effect to the spin-off as if it had occurred on January 1, 2000. The summary unaudited pro forma consolidated balance sheet gives effect to the spin-off as if it had occurred on September 30, 2001. In both cases the pro forma calculations assume that the exchange offer has been fully subscribed. The summary unaudited pro forma consolidated financial information does not purport to represent what our consolidated results of operations would have been had the spin-off in fact occurred on these dates and does not project our consolidated financial position or consolidated results of operations for the current year or any future period. It is important that you read the unaudited pro forma consolidated financial statements of Goodrich and the accompanying notes included in this prospectus. See "Goodrich Corporation Unaudited Pro Forma Consolidated Financial Statements," starting on page 30.

                                                                     PRO FORMA
                                                       --------------------------------------
                                                       NINE MONTHS ENDED       YEAR ENDED
                                                       SEPTEMBER 30, 2001   DECEMBER 31, 2000
                                                       ------------------   -----------------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER
                                                                   SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Sales................................................       $3,131.7            $3,700.5
Operating income.....................................          434.4               489.7
Income from continuing operations....................          228.0               235.2

BALANCE SHEET DATA:
Total assets.........................................       $4,572.5
Total debt...........................................        1,483.9
Mandatorily redeemable preferred securities of
  trusts.............................................          124.8
Total shareholders' equity...........................        1,216.5

DILUTED EARNINGS PER SHARE DATA:
Income from continuing operations....................           2.18                2.21
Net income...........................................           3.05                2.59

                       RATIO OF EARNINGS TO FIXED CHARGES

     For these ratios, "earnings" consists of income from continuing operations before income taxes, fixed charges (excluding capitalized interest and distributions on quarterly income preferred securities), amortization of previously capitalized interest and undistributed earnings (losses) of affiliated companies which are accounted for on the equity method. For this purpose, "fixed charges" consists of (1) interest on all indebtedness (including capitalized interest and interest costs on company-owned life insurance policies), (2) amortization of debt discount or premium, (3) an interest factor attributable to rentals and (4) distributions on quarterly income preferred securities.

     The ratio of earnings to fixed charges for Goodrich for each of the following periods indicated is as follows:

                                                 NINE MONTHS
                                                    ENDED
                                                SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                                -------------   -------------------------
                                                    2001        2000   1999   1998   1997
                                                -------------   ----   ----   ----   ----
RATIO OF EARNINGS TO FIXED CHARGES............      3.67        2.72   1.91   2.78   1.77

                                  RISK FACTORS

     BEFORE YOU INVEST IN THE NEW GOODRICH NOTES, YOU SHOULD BE AWARE THAT AN INVESTMENT IN THE NEW GOODRICH NOTES INVOLVES VARIOUS RISKS, INCLUDING THOSE DESCRIBED IN THIS SECTION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE DECIDING TO EXCHANGE THE OLD COLTEC NOTES.

                           RISKS RELATED TO GOODRICH

THE MARKETS WE SERVE ARE CYCLICAL AND SENSITIVE TO DOMESTIC AND FOREIGN ECONOMIC CONSIDERATIONS, WHICH COULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

     The markets in which we sell our products are, to varying degrees, cyclical and have experienced periodic downturns. During periods of slowdowns in the commercial airline industry and during periods of generally weak conditions in the economy. Although we believe that aftermarket demand for many of our products may reduce our exposure to these business downturns, we have experienced these conditions in our business in the past and may experience them in the future.

     The U.S. and other world markets are currently experiencing an economic downturn which has affected many of the markets that we serve. As a result, our business and financial results have been harmed. If this economic downturn were to continue for an extended period or if conditions were to worsen, the negative impact on our business and financial results could be further exacerbated.

     Further, the terrorist attacks of September 11, 2001 weakened the U.S. and world economies and a wide range of industries. Those terrorist attacks, the allied military response and subsequent developments may lead to future acts of terrorism, additional hostilities and financial, economic and political instability. While the precise effects of this instability on our industry and our business is difficult to determine, it may harm our business, financial condition, profitability and cash flows.

CURRENT CONDITIONS IN THE AIRLINE INDUSTRY COULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

     The downturn in the commercial air transport market, exacerbated by the terrorist attacks of September 11, has adversely affected the financial condition of many of our commercial airline customers. Many of these customers have announced reductions in their aircraft fleet sizes, resulting in decreased aftermarket demand for many of our products. In addition, many of these customers have requested extended payment terms for future shipments and/or reduced pricing. We have been evaluating these requests on a case-by-case basis. To the extent extended payment terms are granted to customers, it may negatively affect our future cash flow. We perform ongoing credit evaluations on the financial condition of all of our customers and maintain reserves for uncollectible accounts receivable based upon expected collectibility. Although we believe that our reserves are adequate, we are not able to predict with certainty the changes in the financial stability of these customers. Any material change in the financial status of any one or group of customers could materially harm our financial condition, results of operations, or cash flows.

A SIGNIFICANT DECLINE IN BUSINESS WITH BOEING OR AIRBUS COULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

     Approximately 23% and 13% of our sales for the year ended December 31, 2001 were made to The Boeing Company and its related subcontractors, and Airbus and its related subcontractors, respectively. Accordingly, a significant reduction in purchases by either of these customers could materially impair our profitability and weaken our financial condition. Boeing and Airbus have both announced that new commercial aircraft deliveries for 2002 will be lower than 2001 as a result of reduced demand. We expect that this reduction in commercial aircraft deliveries by Boeing and Airbus will harm the results of operations and cash flows of some of our businesses.

DEMAND FOR OUR DEFENSE AND SPACE BUDGETS IS DEPENDENT ON GOVERNMENT SPENDING.

     Approximately 20% of our net sales for the year ended December 31, 2001 were derived from the defense and space industry. The defense and space industry is largely dependent upon government budgets, particularly the U.S. defense budget. We cannot assure you that new military aircraft programs will enter full-scale production as expected. A change in levels of defense spending could curtail prospects in our military business.

COMPETITIVE PRESSURES MAY HARM OUR BUSINESS AND FINANCIAL RESULTS.

     The aerospace industry in which we operate is highly competitive. We compete worldwide with a number of United States and international companies that are both larger and smaller than us in terms of resources and market share, and some of which are our customers. While we are the market and technology leader in many of our products, in certain areas some of our competitors have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in some areas. As a result, in these areas some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can.

THE SIGNIFICANT CONSOLIDATION OCCURRING IN THE AEROSPACE INDUSTRY COULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

     The aerospace industry in which we operate has been experiencing significant consolidation among suppliers, including us, our competitors and the customers we serve. Commercial airlines have increasingly been merging and creating global alliances to achieve greater scale and enhance their geographic reach. Aircraft manufacturers have made acquisitions to expand their product portfolios to better compete in the global marketplace. In addition, aviation suppliers have been consolidating and forming alliances to broaden their product and integrated system offerings and achieve critical mass. This supplier consolidation is in part attributable to aircraft manufacturers and airlines more frequently awarding long-term sole source or preferred supplier contracts to the most capable suppliers, thus reducing the total number of suppliers from whom components and systems are purchased. We cannot assure you that our business and financial results will not be hurt by consolidation among our competitors or customers.

WE MAY NOT ACHIEVE THE EXPECTED LEVEL OF COST SAVINGS FROM OUR CONSOLIDATION AND RESTRUCTURING ACTIONS.

     During the fourth quarter of 2001, we announced that we were eliminating approximately 2,400 aerospace and corporate positions and consolidating various aerospace operations in order to align capacity with current customer demand. We cannot assure you that these consolidation and restructuring actions will prove successful or result in the level of cost savings that we currently expect.

OUR ACQUISITION STRATEGY EXPOSES US TO RISKS, INCLUDING THE RISK THAT WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES.

     We have a consistent strategy to grow, in part, by the acquisition of additional businesses in the aerospace industry and are continuously evaluating various acquisition opportunities. Our ability to grow by acquisition is dependent upon, among other factors, the availability of suitable acquisition candidates. Growth by acquisition involves risks that could harm our operating results, including difficulties in integrating the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. We may not be able to complete acquisitions on satisfactory terms or, if any acquisitions are completed, satisfactorily integrate these acquired businesses.

THE AEROSPACE INDUSTRY IS HIGHLY REGULATED.

     The aerospace industry is highly regulated in the United States by the Federal Aviation Administration, or FAA, and in other countries by similar agencies. We must be certified by the FAA and, in some cases, by individual original equipment manufacturers, or OEMs, in order to engineer and service parts and components used in specific aircraft models. If material authorizations or approvals were revoked or suspended, our operations would be adversely affected. New or more stringent governmental regulations may be adopted, or industry oversight heightened, in the future, and we may incur significant expenses to comply with any new regulations or any heightened industry oversight.

WE MAY HAVE LIABILITIES RELATING TO ENVIRONMENTAL LAWS AND REGULATIONS WHICH COULD HARM OUR FINANCIAL RESULTS.

     We are subject to various domestic and international environmental laws and regulations which may require that we investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations. We are currently involved in the investigation and remediation of a number of sites under these laws. Based on currently available information, we do not believe that future environmental costs in excess of those accrued with respect to such sites will materially harm our financial condition. We cannot assure you, however, that additional future developments, administrative actions or liabilities relating to environmental matters will not materially harm our profitability or cash flows in a given period.

ANY PRODUCT LIABILITY CLAIMS IN EXCESS OF INSURANCE MAY HARM OUR FINANCIAL CONDITION.

     Our operations expose us to potential liability for personal injury or death as a result of the failure of an aircraft component that has been serviced by us, the failure of an aircraft component designed or manufactured by us or the irregularity of metal products processed or distributed by us. While we believe that our liability insurance is adequate to protect us from these liabilities, our insurance may not cover all liabilities. Additionally, insurance coverage may not be available in the future at a cost acceptable to us. Any material liability not covered by insurance or for which third party indemnification is not available could materially harm our financial condition.

OUR FACILITIES COULD BE DAMAGED BY CATASTROPHES WHICH COULD REDUCE OUR PRODUCTION CAPACITY AND RESULT IN A LOSS OF CUSTOMERS.

     We have facilities in the U.S. and in foreign countries, which, by virtue of their geographical location are susceptible to earthquakes and other natural disasters. Although we carry property insurance, including earthquake insurance and business interruption insurance, our inability to meet customer schedules as a result of a catastrophe may result in a loss of customers or significant additional costs such as penalty claims under customer contracts.

IF COLTEC IS UNABLE TO MEET ITS OBLIGATIONS IN THE FUTURE, INCLUDING OBLIGATIONS TO ASBESTOS CLAIMANTS, COLTEC CREDITORS MAY SEEK TO RECOVER FROM GOODRICH.

     After the spin-off is completed, it is possible that asbestos-related claims might be asserted against us on the theory that we have some responsibility for the asbestos-related liabilities of Coltec or its subsidiaries, even though the activities that led to those claims occurred prior to our ownership of Coltec. Also, it is possible that a claim might be asserted against us that Coltec's dividend of its aerospace business to us prior to the spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent. Such a claim could seek recovery from us on behalf of Coltec of the fair market value of the dividend.

     No such claims have been asserted against us to date. We believe that we would have substantial legal defenses against any such claims. Any such claims would likely require, as a practical matter, that Coltec's subsidiaries were unable to satisfy their asbestos-related liabilities and that Coltec was found to be responsible for these liabilities and is unable to meet its financial obligations. We believe any such claims would be without merit and that Coltec will be solvent both before and after the dividend. If any such claims were successful, we believe it would not have a material adverse effect on our financial condition, but could harm our profitability or cash flows in a particular period.

SOME OF OUR OTHER DEBT RANKS AHEAD OF THE NEW GOODRICH NOTES IN RIGHT OF REPAYMENT.

     The new Goodrich notes will be senior unsecured debt of Goodrich, and rank equally in right of payment with our other senior unsecured debt. The holders of our and our subsidiaries' secured debt will have a prior claim on the assets that secure their debt. Your right to payment under the new Goodrich notes will also be structurally subordinated to claims to the assets of our subsidiaries by holders of our subsidiaries' debt. As of September 30, 2001, on a pro forma basis after giving effect to the spin-off and assuming that we exchanged all of the outstanding old Coltec notes for new Goodrich notes, we and our subsidiaries would have had $82 million in secured debt, we would have had approximately $914 million in senior unsecured debt (which includes $15 million fair market value of an interest rate swap), and our subsidiaries would have had approximately $24 million in unsecured debt.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE NEW GOODRICH NOTES, AND YOU MAY NOT BE ABLE TO RESELL THE NEW GOODRICH NOTES.

     The new Goodrich notes are new securities and no market exists where you can resell them. Although the dealer manager intends to make a market in the new Goodrich notes, it is not required to do so. In addition, even if the dealer-manager starts market making activities, it could stop these activities at any time without notice. As a result, your ability to resell your new Goodrich notes may be limited.

                         RISKS RELATED TO THE SPIN-OFF

FOLLOWING THE SPIN-OFF, GOODRICH AND COLTEC WILL NOT BE CONSOLIDATED FOR TAX PURPOSES AND GOODRICH'S RECOGNITION OF THE BENEFITS OF ANY TAX LOSSES MAY BE DELAYED.

     Prior to the spin-off, we filed consolidated, combined and unitary tax returns for federal and many states' income taxes, which included the results of operations of Coltec. As a result of the spin-off, we will not be able to join with Coltec in any consolidated, combined, or unitary tax returns for taxable periods ending after the effective time of the spin-off. Consequently, for federal and state income tax purposes, taxable income or losses, and other tax attributes of Goodrich for taxable periods ending after the effective time of the spin-off generally cannot offset, or be offset by, taxable income or losses and other tax attributes of Coltec.

     Additionally, the present Goodrich tax allocation policy requires Goodrich and Coltec to pay each other for tax benefits resulting from tax attributes which cannot be utilized currently by the group to which such attributes are attributable on a stand- alone basis but which can be utilized on a consolidated, combined, or unitary basis. After the spin-off, if we generate losses or other tax attributes, generally, we would benefit from those losses or other tax attributes only if and when we generated sufficient taxable income in future years to utilize those losses or other tax attributes on a stand-alone basis. Such a delay will affect cash flows, which may require reduction or postponement of capital expenditures or acquisitions.

THE SPIN-OFF MAY BECOME TAXABLE UNDER SECTION 355(E) OF THE INTERNAL REVENUE CODE IF 50% OR MORE OF GOODRICH'S SHARES OR ENPRO'S SHARES ARE ACQUIRED AS PART OF A PLAN.

     The spin-off may become taxable to us pursuant to section 355(e) of the Internal Revenue Code if 50% or more of either our shares or EnPro's shares are acquired, directly or indirectly, as part of a plan or series of related transactions that include the spin-off. If section 355(e) applies, we would be required to pay a corporate tax based on the excess of the fair market value of the shares distributed over our tax basis for such shares. The amount of such tax would be materially greater if the spin-off were deemed to be a distribution of Coltec's shares. If an acquisition occurs which results in the spin-off being taxable under section 355(e), the tax sharing arrangements between Goodrich and EnPro (described in this prospectus in "Certain Relationships and Related Transactions -- Tax Sharing Arrangements") will provide that the resulting corporate tax liability will be borne by the entity, either Goodrich or EnPro, with respect to which the acquisition has occurred.

WE MAY BECOME RESPONSIBLE FOR A CORPORATE TAX IF THE SPIN-OFF FAILS TO QUALIFY AS A TAX-FREE TRANSACTION.

     To the extent that a breach of a representation or covenant results in corporate tax being imposed on us, EnPro will be responsible for the payment of the corporate tax. If the spin-off fails to qualify as a tax-free transaction through no fault of EnPro, the resulting corporate tax liability, if any, likely will be borne by us pursuant to the tax sharing arrangements between us and EnPro. See the discussion in "Certain Relationships and Related
Transactions -- Tax Sharing Arrangements".

              RISKS RELATED TO NOT TENDERING IN THE EXCHANGE OFFER

     If you choose not to exchange your old Coltec notes for new Goodrich notes you will continue to hold notes of Coltec. Such a continuing investment would involve various risks, including the following:

THE OLD COLTEC NOTES ARE EXPECTED TO BECOME LESS LIQUID.

     Because we anticipate that most holders of the old Coltec notes will elect to exchange their old Coltec notes, we expect that the liquidity of the markets, if any, for any old Coltec notes remaining after the completion of the exchange offer may be substantially limited. Any old Coltec notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old Coltec notes outstanding.

COLTEC WILL BE A SUBSTANTIALLY SMALLER COMPANY FOLLOWING THE SPIN-OFF, WITH SUBSTANTIALLY LESS CASH FLOW AVAILABLE TO PAY DEBT SERVICE ON THE OLD COLTEC NOTES.

     Prior to the spin-off, Coltec's aerospace business will assume all intercompany balances outstanding between Coltec and Goodrich and Coltec will then transfer to Goodrich by way of a dividend all of the assets, liabilities and operations of Coltec's aerospace business, including these assumed balances. As a result, the cash flow from the Coltec aerospace business will no longer be available to pay interest or principal on the old Coltec notes.

COLTEC MAY INCUR GREATER COSTS AS AN INDEPENDENT COMPANY THAN IT DID WHEN ITS BUSINESS WAS A PART OF GOODRICH.

     Prior to the spin-off, Coltec took advantage of Goodrich's size and purchasing power in procuring certain goods, services such as insurance and health care benefits and technology such as computer software licenses. Coltec also relied on Goodrich to provide various corporate functions. As a subsidiary of EnPro, Coltec may be unable to obtain these goods, services and technology at prices and on terms as favorable to Coltec as those Coltec obtained prior to the spin-off, which could cause Coltec's profitability to decrease.

AS PART OF THE SPIN-OFF, COLTEC WILL RETAIN AND INCUR DEBT, WHICH WILL SUBJECT COLTEC TO VARIOUS RESTRICTIONS AND INCREASED INTEREST COSTS AND MAY AFFECT COLTEC'S PROFITABILITY. COLTEC MAY ALSO ELECT AND/OR NEED TO INCREASE ITS DEBT IN THE FUTURE, WHICH COULD LIMIT ITS ABILITY TO MEET ITS OBLIGATIONS UNDER THE OLD COLTEC NOTES.

     Debt Retained or Incurred. Following the spin-off, some of Coltec's current debt obligations and convertible trust preferred securities will remain outstanding. In addition, Coltec may enter into a new revolving credit facility or secure the obligations of EnPro and its affiliates. We expect that the agreements relating to any revolving credit facility will impose limitations on Coltec's and EnPro's corporate activities. These limitations could impede Coltec's ability to respond to market conditions, address unanticipated capital investments and/or take advantage of business opportunities.

     Increase in Coltec's Cost of Capital. Goodrich's debt is currently rated as investment grade. Coltec anticipates that both Coltec and EnPro will have a lower credit rating; therefore, Coltec expects to have a higher cost of capital for any debt it may incur in the future, which could decrease its profitability.

     Ability to Increase Coltec's Debt and Raise Additional Capital. Coltec may elect and/or need to increase its debt or raise additional capital in the future. If Coltec's cash flow from operations is less than Coltec expects, or if cash requirements of Coltec's affiliates to pay asbestos claims are more than Coltec expects, Coltec may require more financing. However, debt or equity financing may not be available to Coltec on terms acceptable to Coltec, if at all. If Coltec incurs additional debt, the terms of the debt may give the holders rights, preferences and privileges senior to those of holders of the old Coltec notes, particularly in the event of a liquidation. The terms of the debt may also impose restrictions on Coltec's operations. If Coltec is unable to obtain needed capital, its ability to continue its operations will be compromised.

CERTAIN OF COLTEC'S SUBSIDIARIES ARE DEFENDANTS IN ASBESTOS LITIGATION.

     The historical business operations of two Coltec subsidiaries, Garlock Sealing Technologies LLC and The Anchor Packing Company have resulted in a substantial volume of asbestos litigation in which plaintiffs have alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets, which contained encapsulated asbestos fibers. Although those subsidiaries actively manage their exposure to asbestos litigation and their relationships with insurance carriers through another Coltec subsidiary, Garrison Litigation Management Group, Ltd., several risks and uncertainties may result in potential liabilities to us in the future that could materially harm Coltec's business, financial condition, income and cash flows. Those risks and uncertainties include the following:

     - the potential for a large volume of future asbestos claims to the extent such claims are not covered by insurance because insurance coverage is, or will be, depleted;

     - the uncertainty of the per claim value of current and potential future asbestos claims;

     - the timing of payout of claims relative to recoveries of amounts covered by insurance from our subsidiaries' insurance carriers and limitations imposed on the amount that may be recovered in any given year;

     - the financial viability of the subsidiaries' insurance carriers and their reinsurance carriers, and the subsidiaries' ability to collect on claims from them;

     - an increase in litigation or other costs that are not covered by insurance;

     - the unavailability of any insurance for claims alleging first exposure to asbestos after July 1, 1984; and

     - bankruptcies of other defendants.

     Potential liability for asbestos claims may reduce Coltec's ability to retain and attract customers and quality personnel. To the extent insurance is depleted or the payments required in any given year exceed the annual limitations on insurance recoveries from carriers, Coltec's subsidiaries would be required to fund these obligations from available cash, even if these amounts are recoverable under these insurance policies in later years. This could reduce their ability to use cash for other purposes, including growth of Coltec's business, and Coltec's financial condition.

COLTEC HAS EXPOSURE TO SOME CONTINGENT LIABILITIES RELATING TO DISCONTINUED OPERATIONS, WHICH COULD MATERIALLY HARM ITS FINANCIAL CONDITION, INCOME OR CASH FLOWS IN ANY FISCAL PERIOD.

     Coltec has some contingent liabilities related to discontinued operations of its predecessors, including environmental liabilities and liabilities for certain products and other matters. In some instances, Coltec has indemnified others against those liabilities, and in other instances, Coltec has received indemnities from third parties against those liabilities

     Under federal and state environmental laws, Coltec, or one of its subsidiaries, has been named as a potentially responsible party at 17 sites where the costs to it at each site are expected to exceed $100 thousand. Investigations have been completed or are near completion for 14 of these sites and are in progress at the other three sites. The majority of these sites involve remediation projects at former operating facilities that have been sold or closed and primarily deal with soil and groundwater contamination. Coltec believes that any liability incurred for cleanup at these sites will be satisfied over a number of years, and, in some cases, the costs will be shared with other potentially responsible parties.

     In addition, there is the potential for claims to arise relating to products or other matters related to discontinued operations. Some of these claims could seek substantial monetary damages. Specifically, Coltec may potentially be subject to the liabilities related to the firearms manufactured prior to 1990 by Colt Firearms, a former operation of Coltec, and for electrical transformers manufactured prior to 1994 by Central Maloney, another former Coltec operation. Coltec also has ongoing obligations with regard to workers compensation and medical benefit matters associated with Crucible Materials Corporation and Colt Firearms that relate to its periods of ownership of these companies.

     Coltec has insurance and reserves to address these liabilities. However, if its insurance coverage is depleted or its reserves are not adequate, environmental and other liabilities relating to discontinued operations could materially harm its business, financial condition, profitability and cash flows.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     We are making this offer in connection with the planned tax-free spin-off of EnPro to our shareholders. This transaction, if and when completed, will create two independent publicly traded companies, each focused on its own customers, products and markets. Following the spin-off, Coltec will be a subsidiary of EnPro. See "The Spin-Off," starting on page 27, for more information about the spin-off. From a financial perspective, EnPro will include substantially all the assets and liabilities of Goodrich's Engineered Industrial Products segment, including the associated asbestos liabilities and related insurance.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old Coltec notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

     Upon the terms and subject to the conditions of the exchange offer, we will accept any and all old Coltec notes validly tendered prior to the expiration date unless such old Coltec notes are withdrawn in accordance with the withdrawal right specified in "Withdrawal of Tenders" below. The date of acceptance for exchange of the old Coltec notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date. We will issue on, or promptly after, the exchange date an aggregate principal amount of up to $300,000,000 of new Goodrich notes in exchange for an equal principal amount of the outstanding old Coltec notes that are tendered and accepted in connection with the exchange offer.

     The new Goodrich notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their old Coltec notes in connection with the exchange offer. However, old Coltec notes may be tendered only in integral multiples of $1,000.

TERMS OF NEW GOODRICH NOTES

     The interest rate, term, payment dates, and redemption provisions of the new Goodrich notes will be substantially identical to the terms of the old Coltec notes. The new Goodrich notes will not contain terms with respect to collateral or subsidiary guarantees, which have by their terms expired under the old Coltec notes. A description of the terms of the new Goodrich notes and the differences between the terms of the new Goodrich notes and the terms of the old Coltec notes is included in this prospectus. See "Description of New Goodrich Notes" and "Comparison of Terms of Notes." As of the date of this prospectus, $300,000,000 aggregate principal amount of the old Coltec notes is outstanding.

METHOD OF EXCHANGE

     In connection with the issuance of the old Coltec notes, we arranged for the old Coltec notes to be issued in the form of global notes and transferable in book-entry form through the facilities of The Depository Trust Company, acting as depositary. Except as described under "Description of New Goodrich Notes -- Book-Entry, Delivery and Form," the new Goodrich notes also will be issued in the form of global notes registered in the name of DTC or its nominee and each holder's interest in it will be transferable only in book-entry form through DTC. See "Description of New Goodrich Notes -- Book-Entry, Delivery and Form."

TENDER AND ACCEPTANCE

     We will have accepted validly tendered old Coltec notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new Goodrich notes from us. The date of acceptance for exchange of the old

Coltec notes, the exchange date, will be the first business day following the expiration date. The exchange agent will make the exchange on, or promptly after, this exchange date, and as a result of this exchange the holders in whose names the new Goodrich notes will be issuable upon exchange will be deemed to be the holders of record of the new Goodrich notes.

     If we do not accept any tendered old Coltec notes for exchange because:

     - the old Coltec notes were not validly tendered pursuant to the procedures for tendering; see "-- Procedures for Tendering";

     - we determine in our reasonable discretion that any of the conditions to the exchange offer have not been satisfied; see "-- Conditions to the Exchange Offer";

     - a holder has validly withdrawn a tender of old Coltec notes as described under "-- Withdrawal of Tenders"; or

     - we have, in our sole discretion, delayed or terminated the exchange offer; see "-- Expiration Date; Extensions; Amendments";

as quickly as possible after the expiration date, we will cause a financial institution that participates in DTC's book-entry transfer facility system to make a book-entry delivery of the old Coltec notes which have been tendered into the account from which they were originally transferred, without expense to the tendering holders. See "-- Procedures for Tendering" for a more complete description of how to tender your old Coltec notes.

     Old Coltec notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the old Coltec indenture.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date for the exchange offer is           , 2002, unless
extended by us in our sole discretion, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

     We reserve the right, in our sole discretion:

     - to delay, to extend or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below are not satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner.

     If we amend the exchange offer in a manner that we consider material, we will:

     - disclose the amendment by means of a prospectus supplement; and

     - extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that five to ten business day period.

     If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through PRNewswire.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange any old Coltec notes and may terminate, amend, or extend the exchange offer before the acceptance of the old Coltec notes, if:

     - there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the exchange offer or Goodrich or any of its subsidiaries, by any court or any person, authority, governmental agency or tribunal that, in Goodrich's judgment, would or might, directly or indirectly, (a) make the acceptance for exchange of, or the exchange of, some or all of the old Coltec notes illegal or otherwise restrict or prohibit completion of the tender offer,
       (b) delay or restrict the ability of Goodrich, or render Goodrich unable, to accept for exchange, or exchange some or all of, the old Coltec notes,
       (c) materially impair the contemplated benefits of the tender offer to Goodrich, or (d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Goodrich and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Goodrich or any of its subsidiaries;

     - there has occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union,
       (c) the commencement of a war, armed hostilities or other international or national calamity (or, with regard to the conflict in Afghanistan, any material escalation or expansion of such conflict) directly or indirectly involving the United States or any of its territories, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States, (e) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our (or our subsidiaries') business, condition (financial or other), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our (or our subsidiaries') business, (f) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof or (g) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies an amount greater than 10% from the close of
       business on           , 2002;

     - any change has occurred in the business, condition (financial or other), income, operations or prospects of Goodrich and its subsidiaries, taken as a whole, that would materially impair in any way the contemplated future conduct of the business of Goodrich or any of its subsidiaries;

     - the exchange offer would impair or interfere with, in any material respect, the spin-off, or other contemplated financing, acquisition, disposition, corporate reorganization or other similar material corporate transaction involving us or any of our subsidiaries; or

     - we determine, in our reasonable judgment, that it would be advantageous for Goodrich not to complete the spin-off.

     The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the above rights will not be considered a waiver of that right, and these rights will be considered to be ongoing rights which may be asserted at any time and from time to time.

     We have no obligation to, and will not knowingly, accept tenders of old Coltec notes from any holder who is not eligible to participate in the exchange offer under applicable law or interpretations by the SEC.

     If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

     - refuse to accept any old Coltec notes, return all tendered old Coltec notes the tendering holders, and terminate the exchange offer;

     - extend the exchange offer and retain all old Coltec notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old Coltec notes (see "-- Withdrawal of Tenders" below); or

     - waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old Coltec notes that have not been withdrawn.

PROCEDURES FOR TENDERING

     Any beneficial owner whose old Coltec notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on behalf of the beneficial owner.

  VALID TENDER OF BOOK-ENTRY NOTES:

     To tender old Coltec notes held in book-entry form, a holder of old Coltec notes must cause a financial institution that participates in DTC's book-entry transfer facility system to make a book-entry delivery of the old Coltec notes. Pursuant to this delivery, DTC will credit the old Coltec notes into the exchange agent's account. Unless the transferring financial institution causes delivery to the exchange agent, and the exchange agent receives timely confirmation of the book-entry transfer of the old Coltec notes into the exchange agent's account at DTC, prior to 5:00 p.m., New York City time, on the expiration date, the transfer will not constitute delivery to the exchange agent. In addition, although delivery of old Coltec notes held in book-entry form may be effected through book-entry transfer into the exchange agent's account at DTC, a holder of old Coltec notes held in book-entry form must also, prior to 5:00 p.m., New York City time, on the expiration date, cause DTC to transmit to the exchange agent a message stating that the tendering holder has expressly acknowledged receipt of, and agreement to be bound by and held accountable under, the letter of transmittal.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES WITHOUT TIMELY CONFIRMATION TO THE EXCHANGE AGENT DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     To receive confirmation of book-entry delivery, a holder should contact the financial institution that made the book-entry delivery of the old Coltec notes. In addition, to receive confirmation of valid tender of the old Coltec notes, a holder should contact the exchange agent at the telephone number listed under the caption "-- Exchange Agent."

     A holder of old Coltec notes held in book-entry form may also tender pursuant to the guaranteed delivery procedures described below.

     The tender by a holder of old Coltec notes held in book-entry form by delivery of an agent's message will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. The total principal amount of old Coltec notes delivered to the exchange agent in book-entry form will be deemed to have been tendered.

  VALID TENDER OF CERTIFICATED NOTES:

     To tender any old Coltec notes held in certificated form, a holder must mail or otherwise deliver to the exchange agent at its addresses listed under the caption "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date:

     - a completed, signed and dated letter of transmittal (or a facsimile), with the required signature guarantees; and

     - certificates representing the old Coltec notes held in certificated form and any other required documents.

     To receive confirmation of valid tender of any old Coltec notes held in certificated form, a holder should contact the exchange agent at the telephone number listed under the caption "-- Exchange Agent."

     A holder of old Coltec notes held in certificated form may also tender pursuant to the guaranteed delivery procedures described below.

     Holders should receive copies of the letter of transmittal with this prospectus. A holder may obtain additional copies of the letter of transmittal for the old Coltec notes from the exchange agent at its offices listed under the caption "-- Exchange Agent."

     The tender by a holder of old Coltec notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the old Coltec notes held by that holder, that tendering holder should fill in the applicable box of the letter of transmittal. The total principal amount of old Coltec notes delivered to the exchange agent by physical delivery will be deemed to have been tendered unless otherwise indicated in the letter of transmittal.

     If the letter of transmittal or any old Coltec notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those people should so indicate when signing, and unless waived by us, submit to the exchange agent evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD COLTEC NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OF OLD COLTEC NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE TENDERS FOR THEM.

  SIGNATURES, SIGNATURE GUARANTEES, ENDORSEMENTS:

     If the letter of transmittal is signed by the record holder(s) of the old Coltec notes being tendered, the signature must correspond with the name(s) written on the face of the old Coltec notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old Coltec notes.

     A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old Coltec notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible guarantor institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - an "eligible guarantor institution."

     If the letter of transmittal is signed by a person other than the registered holder of any old Coltec notes, the old Coltec notes must be endorsed by the registered holder or accompanied by a properly completed bond power, signed or endorsed in blank by the registered holder.

  DETERMINATION OF VALIDITY, RECEIPT, ACCEPTANCE:

     We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered old Coltec notes in our sole discretion. We reserve the absolute right to reject any and all old Coltec notes not properly tendered or any old Coltec notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old Coltec notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of old Coltec notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old Coltec notes, neither we, the exchange agent, the dealer manager, nor any other person will have any duty or incur any liability for failure to give that notification. Tenders of old Coltec notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any old Coltec notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right, as described above under the caption "-- Conditions to the Exchange Offer," to terminate the exchange offer.

     A tender will be deemed to have been received as of the date when the exchange agent receives:

     - the tendering holder's duly signed letter of transmittal accompanied by old Coltec notes;

     - a timely confirmation of book-entry transfer of old Coltec notes into the exchange agent's account at DTC with a message from DTC stating that the tendering holder has expressly acknowledged receipt of, and agreement to be bound by and held accountable under, the letter of transmittal; or

     - a notice of guaranteed delivery from an eligible institution.

If fewer than all of the old Coltec notes held in certificated form evidenced by a submitted certificate are to be tendered, the tendering holder(s) should fill in the aggregate principal amount of the old Coltec notes to be tendered in the letter of transmittal. A newly reissued certificate for the old Coltec notes held in certificated form submitted but not tendered will be sent to the holder as soon as practicable after the expiration date. All of the old Coltec notes held in certificated form delivered to the exchange agent will be deemed to have been tendered unless otherwise clearly indicated.

     Issuances of new Goodrich notes in exchange for old Coltec notes tendered pursuant to a notice of guaranteed delivery by an eligible institution will be made only against:

     - delivery to the exchange agent of the letter of transmittal and any other required documents; and

     - receipt by the exchange agent of the tendered old Coltec notes or a timely confirmation of a book-entry transfer of old Coltec notes into the exchange agent's account at DTC.

     We will not accept for exchange old Coltec notes which have been tendered if:

     - the old Coltec notes were not validly tendered pursuant to the procedures for tendering;

     - we determine in our reasonable discretion that any of the conditions to the exchange offer have not been satisfied (see "-- Conditions to the Exchange Offer");

     - a holder has validly withdrawn a tender of old Coltec notes as described under "-- Withdrawal of Tenders"; or

     - we have delayed or terminated the exchange offer (see "-- Expiration Date; Extensions; Amendments").

GUARANTEED DELIVERY PROCEDURES

     A holder who wishes to tender its old Coltec notes and:

     - whose old Coltec notes are not immediately available;

     - who cannot deliver the holder's old Coltec notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

     - who cannot complete the procedures for book-entry transfer before the expiration date,

     may effect a tender if:

     - the holder makes the tender through an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

     - before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying the letter of transmittal, by facsimile transmission, mail or hand delivery including:

      - the name and address of the holder,

      - the certificate number(s) of the old Coltec notes if they are held in certificated form,

      - the principal amount of old Coltec notes tendered,

      - a statement that the tender is being made, and

      - a guarantee that the eligible guarantor institution will deliver to the exchange agent, within three New York Stock Exchange trading days after the expiration date, a properly completed and duly executed letter of transmittal, or facsimile thereof, a confirmation of book-entry transfer of the old Coltec notes or the certificate(s) representing the old Coltec notes held in certificated form in proper form for transfer, and any other documents required by the letter of transmittal; and

     - the eligible guarantor institution mails or otherwise delivers to the exchange agent within three New York Stock Exchange trading days after the expiration date a properly completed and executed letter of transmittal, or facsimile thereof, as well as a confirmation of book-entry transfer of the old Coltec notes or the certificate(s) representing all tendered old Coltec notes held in certificated form in proper form for transfer, and all other documents required by the letter of transmittal.

     A holder or eligible guarantor institution may obtain additional forms for the notice of guaranteed delivery from the exchange agent at its offices listed under "-- Exchange Agent."

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders may withdraw their tenders of old Coltec notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of old Coltec notes in connection with the exchange offer, a holder must mail or otherwise deliver to the exchange agent at its offices listed under "-- Exchange Agent" a written notice of withdrawal by mail or by facsimile transmission prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. This notice of withdrawal must:

     - specify the name of the person who deposited the old Coltec notes to be withdrawn;

     - identify the old Coltec notes to be withdrawn (including the principal amount of the old Coltec notes and the certificate number or numbers of the old Coltec notes tendered in certificated form);

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old Coltec notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the old Coltec notes into the name of the person withdrawing the tender; and

     - specify the name in which any of the old Coltec notes are to be registered, if different from that of the depositor.

     If old Coltec notes have been tendered pursuant to the procedures of book-entry transfer described above under "-- Procedures for Tendering," any notice of withdrawal must specify the name and number of the account at DTC's book-entry transfer facility to be credited with the withdrawn old Coltec notes and otherwise comply with the procedures of that facility.

     A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under "-- Exchange Agent."

     We will be the final arbiters of all questions as to the validity, form and eligibility (including time of receipt) of all withdrawal notices. Any old Coltec notes properly withdrawn will be considered not to have been validly tendered for purposes of the exchange offer and no new Goodrich notes will be issued unless the old Coltec notes withdrawn are validly re-tendered. Any old Coltec notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to that holder (or, in the case of the old Coltec notes tendered by book-entry transfer into the exchange agent's account at DTC's book-entry transfer facility pursuant to the book-entry transfer procedures described above under "-- Procedures for Tendering," these old Coltec notes will be credited to an account maintained with the book-entry transfer facility for the old Coltec notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old Coltec notes may be retendered by following one of the procedures described above under the caption "-- Procedures for Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, the form of notice of guaranteed delivery or the notice of withdrawal should be directed to the exchange agent, by one of the following methods:

     - if by mail, to The Bank of New York, 15 Broad Street, Corporate Trust Department, 16th Floor, New York, NY 10286;

     - if by overnight mail or courier, to The Bank of New York, 15 Broad Street, Corporate Trust Department, 16th Floor, New York, NY 10286 (to confirm by telephone, call (212) 235-2353 attn: Diane Amoroso);

     - if by hand, to The Bank of New York, 15 Broad Street, Corporate Trust Department, Ground Floor, Attn: Ms. Diane Amoroso, Reorganization Section;

     - if by fax, to (212) 235-2261; or

     - if by phone, to Ms. Diane Amoroso at phone number (212) 235-2353.

INFORMATION AGENT

     Mellon Investor Services LLC has been appointed as the information agent for the exchange offer and will receive customary compensation for its services. Questions concerning exchange procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address and telephone number provided on the back cover page of this prospectus. Holders of old Coltec notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

DEALER MANAGER

     We have retained Salomon Smith Barney Inc. to act as dealer manager in connection with the exchange offer. We will pay a customary fee to the dealer manager for soliciting the exchange of old Coltec notes in the exchange offer, which fee will be on the aggregate principal amount of the old Coltec notes. We will also reimburse the dealer manager for its reasonable out-of-pocket expenses. The obligations of the dealer manager to perform this function is subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including certain liabilities under federal securities laws. Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address and telephone number provided on the back cover page of this prospectus.

     From time to time, the dealer manager has provided us with investment banking and other services for customary compensation.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the exchange offer including the dealer manager fees. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay our other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent, the information agent, and the dealer manager. Holders who tender old Coltec notes in connection with the exchange offer will not be required to pay any fee or commission to the dealer manager. If, however, a holder who tenders old Coltec notes in connection with the exchange offer handles its transactions through a broker, dealer, commercial bank, trust company, or other institution, that holder may be required to pay brokerage commissions or fees in connection with the transaction.

     Holders who tender their old Coltec notes for exchange will not be obligated to pay any transfer taxes unless:

     - new Goodrich notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old Coltec notes tendered; or

     - tendered old Coltec notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of old Coltec notes in connection with the exchange offer.

     If satisfactory evidence of payment of transfer taxes or exemption from them is not submitted with the letter of transmittal, the amount of any applicable transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The new Goodrich notes will be recorded in our accounting records at the same carrying value as the old Coltec notes as reflected in our consolidated accounting records on the date of the exchange. Any gains/losses incurred as a result of the exchange offer, as well as all expenses incurred by us will be charged against our earnings in accordance with generally accepted accounting principles.

CONSEQUENCES OF FAILURES TO PROPERLY TENDER OLD COLTEC NOTES IN THE EXCHANGE
OFFER

     Issuance of the new Goodrich notes in exchange for the old Coltec notes under the exchange offer will be made only after timely receipt by the exchange agent of such old Coltec notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders desiring to tender old Coltec notes in exchange for new Goodrich notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old Coltec notes for exchange.

     To the extent that old Coltec notes are tendered and accepted in connection with the exchange offer, any trading markets for the remaining old Coltec notes could be adversely affected. See "Risk Factors -- Risks Related to Not Tendering in the Exchange Offer."

                                  THE SPIN-OFF

GENERAL

     The Goodrich board of directors has approved in principle a spin-off that would result in Goodrich becoming two independent, publicly traded companies:

          (a) Goodrich, a leading worldwide supplier of aerospace components, systems and services; and

          (b) EnPro, a leading provider of engineered industrial products for the processing and general manufacturing industries.

ACTIONS TO BE TAKEN PRIOR TO THE SPIN-OFF

     Prior to the spin-off, Goodrich owned and operated both an aerospace business, part of which was operated by Coltec, and an engineered industrial products business, all of which was operated by Coltec. Prior to the spin-off, Coltec will transfer its aerospace business to Goodrich and Coltec will become a subsidiary of EnPro. Prior to this transfer, Coltec's aerospace business will assume all intercompany balances currently outstanding between Coltec and its subsidiaries, on the one hand, and Goodrich and its subsidiaries, on the other hand. After the spin-off is completed, EnPro will own and operate all of the former engineered industrial products business, through Coltec, and Goodrich will continue to own and operate the aerospace business, including the aerospace business previously owned and operated by Coltec.

MANNER OF EFFECTING THE SPIN-OFF

     The general terms relating to the spin-off, including the conditions to the consummation of the spin-off, will be set forth in a distribution agreement between Goodrich and EnPro and are described in more detail in "Certain Relationships and Related Transactions" beginning on page 59. Under that distribution agreement, provided that these conditions are met, the spin-off will be effective at 11:59 p.m. on the distribution date specified in the agreement. No vote of Goodrich shareholders is required or will be sought in connection with the spin-off.

REASONS FOR THE SPIN-OFF

     Goodrich's board of directors has determined that the separation of its engineered industrial products business and its aerospace business is in the best interests of Goodrich and its shareholders because the spin-off will provide the following key benefits:

     - greater strategic focus for each management's efforts and financial resources;

     - increased speed and responsiveness in management decision making and resource allocation;

     - direct and differentiated access to capital markets; and

     - enhanced investor choices by offering investment opportunities in two separate highly focused companies.

  GREATER STRATEGIC FOCUS FOR MANAGEMENT'S EFFORTS AND FINANCIAL RESOURCES

     Historically, Goodrich's engineered industrial products business has exhibited different financial and operating characteristics than its aerospace business. Additionally, Goodrich's aerospace business has a smaller number of larger customers, while its engineered industrial products business has a larger number of smaller customers. Because Goodrich expects these differences to continue in the future, it believes that its engineered industrial products business and its aerospace business will require inherently different strategies in order to maximize their long-term value. Consequently, Goodrich has determined that its current structure may not be the most effective to design and implement the distinct strategies necessary to operate its engineered industrial products business and its aerospace business successfully in a manner that maximizes the long-term value of each.

     Both Goodrich and EnPro expect to have increased management attention and better use of financial resources as a result of our having board and management teams solely focused on their respective businesses. Goodrich believes that it will benefit from its management's ability to focus on the management and operation of its aerospace business.

  INCREASED SPEED AND RESPONSIVENESS

     Both Goodrich and EnPro believe that their respective businesses will be able to make decisions more quickly, deploy resources more rapidly and efficiently and operate with more agility than either business could as part of a combined organization. The spin-off will provide Goodrich and EnPro with the opportunity to adopt resource allocation and acquisition criteria policies that best reflect the cash flow, investment requirements, competitive environment, corporate strategy and business objectives of their respective businesses. In particular, the spin-off will give both Goodrich and EnPro flexibility to allocate resources, including both capital and management time and attention. In addition, for Goodrich and potentially in the long term for EnPro, the spin-off will enable each company to pursue potential transactions in its respective industries, including acquisitions and joint ventures that each company believes is strategically or financially desirable, without being required to satisfy the acquisition criteria of the other company. In addition, Goodrich and EnPro expect the spin-off to enhance each company's responsiveness to customers and companies with whom each company has strategic relationships, enhance competitiveness in each company's respective industries and enhance success in each company's respective product initiatives.

  DIRECT AND DIFFERENTIATED ACCESS TO CAPITAL MARKETS

     As an independent company, EnPro will be able to access the capital markets directly to issue debt or equity securities without regard to constraints on the type of capital EnPro might otherwise be subject to in a combined company. After the distribution, EnPro will no longer need to compete with Goodrich's other businesses for limited capital resources. Although potential acquisitions are only part of EnPro's long-term strategy, EnPro expects the distribution to enhance EnPro's ability to eventually pursue acquisitions and other investment opportunities by:

     - providing differentiated access to the capital markets for such potential transactions; and

     - allowing for potential target companies to receive, as consideration in an acquisition, stock in a corporation that is focused solely on the industry in which the target operates.

     Accordingly, EnPro will be able to create more focused acquisition strategies that meet the different needs of its business.

  ENHANCED INVESTOR CHOICES BY OFFERING INVESTMENT OPPORTUNITIES IN SEPARATE ENTITIES

     After the distribution, investors should be better able to evaluate the financial performances of Goodrich and EnPro, as well as their respective strategies within the context of their respective industries, thereby enhancing the likelihood that they will achieve appropriate market valuations. As a result, management of both companies will be able to adjust goals and evaluate strategic opportunities in light of investor expectations within their respective industries, without undue attention to investor expectations in other industries. In addition, each company will be able to focus its public relations efforts on cultivating its own separate identity.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new Goodrich notes under the exchange offer. In consideration for issuing the new Goodrich notes as contemplated in this prospectus, we will receive old Coltec notes in like quantities. To the extent that any old Coltec notes remain outstanding following completion of the exchange offer, they remain obligations of Coltec. With regard to any old Coltec notes that are surrendered by the holders for exchange in the exchange offer, Goodrich plans to sell to Coltec a portion of those notes, at which point Coltec plans to cancel them. The purchase will be financed through an intercompany loan from Goodrich to Coltec. Any remaining old Coltec notes surrendered for exchange and not purchased by Coltec will be contributed by Goodrich to EnPro, and those notes will remain an outstanding obligation of Coltec to EnPro.

                              GOODRICH CORPORATION

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma consolidated financial statements reported below consist of unaudited pro forma consolidated statements of income for the nine months ended September 30, 2001 and for the year ended December 31, 2000 and an unaudited pro forma consolidated balance sheet as of September 30, 2001. The unaudited pro forma consolidated financial statements should be read in conjunction with Goodrich's historical consolidated financial statements and the related notes incorporated by reference into this prospectus. The following unaudited pro forma consolidated financial statements have been prepared giving effect to the following transactions as if they had occurred as of September 30, 2001 for the unaudited pro forma consolidated balance sheet and as of January 1, 2000 for the unaudited pro forma consolidated statements of income:

     - the spin-off; and

     - the exchange of all of the old Coltec notes for the new Goodrich notes.

     The unaudited pro forma consolidated financial statements included in this prospectus have been derived from Goodrich's consolidated financial statements and unaudited condensed consolidated financial statements incorporated by reference into this prospectus and do not purport to represent what Goodrich's financial condition and results of operations actually would have been had the spin-off and related transactions and events occurred on the dates indicated or to project our financial performance for any future period.

                              GOODRICH CORPORATION

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

                                                                       NINE MONTHS ENDED
                                                                      SEPTEMBER 30, 2001
                                                              -----------------------------------
                                                              HISTORICAL   ADJUSTMENT   PRO FORMA
                                                              ----------   ----------   ---------
                                                                 (DOLLARS IN MILLIONS, EXCEPT
                                                                      PER SHARE AMOUNTS)
Sales.......................................................   $3,131.7                 $3,131.7
Operating costs and expenses:
  Cost of sales.............................................    2,236.6                  2,236.6
  Selling and administrative costs..........................      445.8                    445.8
  Merger-related and consolidation costs....................       14.9                     14.9
                                                               --------                 --------
                                                                2,697.3                  2,697.3
                                                               --------                 --------
Operating income............................................      434.4                    434.4
Interest expense............................................      (83.3)                   (83.3)
Interest income.............................................       18.9                     18.9
Other income (expense), net.................................      (15.2)                   (15.2)
                                                               --------                 --------
Income from continuing operations before income taxes and
  distributions on trust preferred securities...............      354.8                    354.8
Income tax expense..........................................     (118.9)                  (118.9)
Distributions on trust preferred securities.................       (7.9)                    (7.9)
                                                               --------                 --------
Income from continuing operations...........................      228.0                    228.0
Income from discontinued operations -- net of taxes.........      115.6      $(24.2)(a)     91.4
                                                               --------      ------     --------
Net income..................................................   $  343.6      $(24.2)    $  319.4
                                                               ========      ======     ========
Pro forma net income per share(b):
  Basic.....................................................   $   3.32                 $   3.09
  Diluted...................................................   $   3.24                 $   3.05
Average shares used in computing pro forma income per share
  (in millions)(b):
  Basic.....................................................      103.5                    103.5
  Diluted...................................................      107.5                    104.6

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                              GOODRICH CORPORATION

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

                                                                 YEAR ENDED DECEMBER 31, 2000
                                                              -----------------------------------
                                                              HISTORICAL   ADJUSTMENT   PRO FORMA
                                                              ----------   ----------   ---------
                                                                 (DOLLARS IN MILLIONS, EXCEPT
                                                                      PER SHARE AMOUNTS)
Sales.......................................................   $3,700.5                 $3,700.5
Operating costs and expenses:
  Cost of sales.............................................    2,676.2                  2,676.2
  Selling and administrative costs..........................      490.4                    490.4
  Merger-related and consolidation costs....................       44.2                     44.2
                                                               --------                 --------
                                                                3,210.8                  3,210.8
                                                               --------                 --------
Operating income............................................      489.7                    489.7
Interest expense............................................     (107.3)                  (107.3)
Interest income.............................................        5.2                      5.2
Other income (expense), net.................................      (20.6)                   (20.6)
                                                               --------                 --------
Income from continuing operations before income taxes and
  distributions on trust preferred securities...............      367.0                    367.0
Income tax expense..........................................     (121.3)                  (121.3)
Distributions on trust preferred securities.................      (10.5)                   (10.5)
                                                               --------                 --------
Income from continuing operations...........................      235.2                    235.2
Income from discontinued operations -- net of taxes.........       90.7      $(51.1)(a)     39.6
                                                               --------      ------     --------
Net income..................................................   $  325.9      $(51.1)    $  274.8
                                                               ========      ======     ========

Pro forma net income per share(b):
  Basic.....................................................   $   3.11                 $   2.62
  Diluted...................................................   $   3.04                 $   2.59
Average shares used in computing pro forma income per share
  (in millions)(b):
  Basic.....................................................      104.8                    104.8
  Diluted...................................................      109.1                    106.2

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                              GOODRICH CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                        SEPTEMBER 30, 2001
                                                              ---------------------------------------
                                                              HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                              -----------   ------------   ----------
                                                              (DOLLARS IN MILLIONS, EXCEPT SHARES AND
                                                                        PER SHARE AMOUNTS)
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $   84.3                     $   84.3
  Accounts and notes receivable.............................      683.8                        683.8
  Inventories...............................................      905.8                        905.8
  Deferred income taxes.....................................      151.2                        151.2
  Prepaid expenses and other assets.........................       34.7                         34.7
  Net assets of discontinued operations.....................      284.4       $(284.4)(a)         --
                                                               --------       -------       --------
    Total Current Assets....................................    2,144.2        (284.4)       1,859.8
Property....................................................      949.5                        949.5
Prepaid pension.............................................      243.8                        243.8
Goodwill....................................................      763.5                        763.5
Identifiable intangible assets..............................      131.6                        131.6
Payment-in-kind notes receivable, less discount.............      163.1                        163.1
Other assets................................................      461.2                        461.2
                                                               --------       -------       --------
Total Assets................................................   $4,856.9       $(284.4)      $4,572.5
                                                               ========       =======       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term bank debt......................................   $  163.6       $                163.6
  Accounts payable..........................................      413.3                        413.3
  Accrued expenses..........................................      478.2                        478.2
  Income taxes payable......................................      219.3                        219.3
  Current maturities of long-term debt and capital lease
    obligations.............................................        9.7                          9.7
                                                               --------       -------       --------
    Total current liabilities...............................    1,284.1                      1,284.1
Long-term debt..............................................    1.310.6                      1.310.6
Pension obligations.........................................       61.4                         61.4
Postretirement benefits other than pensions.................      328.0                        328.0
Deferred income taxes.......................................       14.7                         14.7
Other non-current liabilities...............................      232.4                        232.4
Commitments and contingent liabilities......................         --                           --
Mandatorily redeemable preferred securities of trusts.......      124.8                        124.8
Shareholders' Equity
  Common stock, par value $5 per share, 115,096,525 shares
    issued..................................................      575.5                        575.5
  Additional paid in capital................................      972.6                        972.6
  Income retained in the business...........................      416.1        (284.4)(a)      131.7
  Accumulated other comprehensive income....................      (59.2)                       (59.2)
  Unearned compensation.....................................       (0.7)                        (0.7)
  Common stock held in treasury, at cost....................     (403.4)                      (403.4)
                                                               --------       -------       --------
    Total Shareholders' Equity..............................    1,500.9        (284.4)       1,216.5
                                                               --------       -------       --------
    Total Liabilities and Shareholders' Equity..............   $4,856.9       $(284.4)      $4,572.5
                                                               ========       =======       ========

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                              GOODRICH CORPORATION

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     (a) Adjustment reflects the distribution of Goodrich's Engineered Industrial Products business to shareholders. The remaining discontinued operations amounts relate to the Company's Performance Materials business which was sold in 2001.

     (b) The pro forma number of weighted average shares used to compute pro forma diluted earnings per share excludes 2.9 million potential common shares for assumed conversions of convertible preferred securities as these securities were issued by Coltec and will remain obligations of Coltec subsequent to the spin-off.

     NOTE: For purposes of the pro forma consolidated financial statements we have assumed that the exchange offer is fully subscribed. Since the new Goodrich notes will have substantially identical financial terms as the old Coltec notes, including principal amount and interest rate, no pro forma adjustment is necessary. The write-off of the existing deferred issuance costs would be reflected in the discontinued operations line of the income statement, which is adjusted to zero in pro forma adjustment (a). It is assumed that the new issuance costs will approximate the carrying value of the existing issuance costs, therefore no pro forma adjustment to deferred issuance costs is necessary.

                             COLTEC INDUSTRIES INC

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma consolidated financial statements reported below consist of unaudited pro forma consolidated statements of income for the nine months ended September 30, 2001 and for the year ended December 31, 2000 and an unaudited pro forma consolidated balance sheet as of September 30, 2001 for Coltec Industries Inc. The unaudited pro forma consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Coltec's historical consolidated financial statements and the related notes included elsewhere in this prospectus. The following unaudited pro forma consolidated financial statements have been prepared giving effect to the following transactions as if they had occurred as of September 30, 2001 for the unaudited pro forma consolidated balance sheet and as of January 1, 2000 for the unaudited pro forma consolidated statements of income:

     - the spin-off;

     - the transfer to Goodrich by way of a dividend of Coltec's aerospace business;

     - the exchange of $300 million of the old Coltec notes for new Goodrich notes in the exchange offer;

     - the sale by us to Coltec of $95.0 million of the old Coltec notes and the cancellation of such notes by Coltec;

     - the contribution by us to EnPro of $205.0 million of the old Coltec notes, which notes shall remain outstanding as an intercompany obligation of Coltec to EnPro; and

     - the Glacier acquisition by Coltec.

     The unaudited pro forma consolidated financial statements included in this prospectus have been derived from Coltec's consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus and do not purport to represent what Coltec's financial condition and results of operations actually would have been had the spin-off and related transactions and events occurred on the dates indicated or to project our financial performance for any future period. Goodrich did not account for Coltec as a separate, stand alone entity for the periods presented.

     The unaudited pro forma consolidated financial statements reflect pro forma adjustments for the Glacier acquisition, which was accounted for under the purchase method of accounting. Under this method of accounting, the identifiable assets and liabilities of Glacier are adjusted to their estimated fair values. The unaudited pro forma consolidated financial statements have been prepared based on preliminary estimates, available information and the assumptions described in the notes to the financial statements and may be revised as additional information becomes available.

     Goodrich will pay substantially all costs directly related to the spin-off and accordingly these costs are not reflected in the historical consolidated financial statements or as a pro forma adjustment. Prior to the transfer of Coltec's aerospace business to Goodrich, the aerospace business will assume all intercompany balances. As a result, there will be no intercompany balances outstanding between Coltec and its subsidiaries, on the one hand, and Goodrich and its subsidiaries, on the other hand. Further, the aerospace business will also assume substantially all of Coltec's pension and post-retirement obligations for retired and departed employees.

     The $150 million of 5 1/4% Convertible Preferred Securities -- Term Income Deferrable Equity Securities (TIDES) currently outstanding will remain obligations of Coltec after the spin-off. Following the spin-off and until February 15, 2028, each TIDES will be convertible, at the option of the holder, into a combination of 0.955248 of a share of Goodrich common stock and 0.1910496 of a share of EnPro common stock, subject to adjustment. The conversion feature of the TIDES that allows conversion into Goodrich common stock will be accounted for as a derivative under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." As a result, that portion of the change in the fair value of the TIDES that relates to this conversion feature will be reported in Coltec's earnings as other income (expense), net, subsequent to the spin-off. Various alternatives are being evaluated to hedge its financial exposure to the conversion feature of the TIDES subsequent to the distribution. Accordingly, no adjustment to the historical financial statements has been included in the accompanying unaudited pro forma consolidated financial statements.

                             COLTEC INDUSTRIES INC

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

                                                                        NINE MONTHS ENDED
                                                                       SEPTEMBER 30, 2001
                                                              -------------------------------------
                                                              HISTORICAL   ADJUSTMENT     PRO FORMA
                                                              ----------   ----------     ---------
                                                                      (DOLLARS IN MILLIONS)
Sales.......................................................    $465.3       $ 68.1(a)     $533.4
Operating costs and expenses:
  Cost of sales.............................................     319.1         41.2(a)      360.3
  Selling and administrative costs..........................      90.6          5.6(b)
                                                                               14.8(a)      111.0
Merger-related and consolidation costs......................       0.8           --           0.8
                                                                ------       ------        ------
                                                                 410.5         61.6         472.1
                                                                ------       ------        ------
Operating income............................................      54.8          6.5          61.3
Interest expense............................................     (20.0)         5.5(c)      (14.5)
Interest income.............................................       0.3           --           0.3
Other income (expense), net.................................      (2.8)          --          (2.8)
                                                                ------       ------        ------
Income from continuing operations before income taxes and
  distributions on convertible preferred securities of trust
  (TIDES)...................................................      32.3         12.0          44.3
Income tax expense..........................................     (12.1)        (4.5)(d)     (16.6)
Distributions on convertible preferred securities of trust
  (TIDES)...................................................      (5.9)          --          (5.9)
                                                                ------       ------        ------
Income from continuing operations...........................      14.3          7.5          21.8
Income from discontinued operations -- net of taxes.........      73.1        (73.1)(e)        --
                                                                ------       ------        ------
Net income..................................................    $ 87.4       $(65.6)       $ 21.8
                                                                ======       ======        ======

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                             COLTEC INDUSTRIES INC

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

                                                                  YEAR ENDED DECEMBER 31, 2000
                                                              -------------------------------------
                                                              HISTORICAL   ADJUSTMENT     PRO FORMA
                                                              ----------   ----------     ---------
                                                                      (DOLLARS IN MILLIONS)
Sales.......................................................    $654.4      $  99.1(a)     $753.5
Operating costs and expenses:
  Cost of sales.............................................     430.1         60.2(a)      490.3
  Selling and administrative costs..........................     120.2          7.3(b)
                                                                               21.4(a)      148.9
  Merger-related and consolidation costs....................       1.4           --           1.4
                                                                ------      -------        ------
                                                                 551.7         88.9         640.6
                                                                ------      -------        ------
Operating income............................................     102.7         10.2         112.9
Interest expense............................................     (27.4)         7.4(c)      (20.0)
Interest income.............................................       0.3           --           0.3
Other income (expense), net.................................      (4.3)          --          (4.3)
                                                                ------      -------        ------
Income from continuing operations before income taxes and
  distributions on convertible preferred securities of trust
  (TIDES)...................................................      71.3         17.6          88.9
Income tax expense..........................................     (26.7)        (6.6)(d)     (33.3)
Distributions on convertible preferred securities of trust
  (TIDES)...................................................      (7.9)          --          (7.9)
                                                                ------      -------        ------
Income from continuing operations...........................      36.7         11.0          47.7
Income from discontinued operations -- net of taxes.........      64.2        (64.2)(e)        --
                                                                ------      -------        ------
Net income..................................................    $100.9      $ (53.2)       $ 47.7
                                                                ======      =======        ======

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                             COLTEC INDUSTRIES INC

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                        SEPTEMBER 30, 2001
                                                              --------------------------------------
                                                              HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                              ----------   -----------     ---------
                                                                      (DOLLARS IN MILLIONS,
                                                               EXCEPT SHARE AND PER SHARE AMOUNTS)
ASSETS
Current Assets
  Cash and cash equivalents.................................   $   13.6      $    --        $ 13.6
  Accounts and notes receivable.............................       70.4           --          70.4
  Asbestos insurance receivable.............................       90.8                       90.8
  Inventories...............................................       80.8           --          80.8
  Deferred income taxes.....................................        8.4           --           8.4
  Prepaid expenses and other assets.........................        5.4           --           5.4
                                                               --------      -------        ------
    Total Current Assets....................................      269.4           --         269.4
Property, plant and equipment -- net........................      141.5           --         141.5
Prepaid pension.............................................       86.0           --          86.0
Goodwill -- net.............................................      151.0           --         151.0
Identifiable intangible assets..............................       63.1           --          63.1
Asbestos insurance receivable...............................      205.0           --         205.0
Other assets................................................       58.9         (1.7)(c)      57.2
Net assets of discontinued operations.......................      310.0       (310.0)(e)        --
                                                               --------      -------        ------
Total Assets................................................   $1,284.9      $(311.7)       $973.2
                                                               ========      =======        ======

LIABILITIES AND PARENT COMPANY INVESTMENT
Current Liabilities
  Short-term debt...........................................   $    0.3      $    --        $  0.3
  Accounts payable..........................................       42.2           --          42.2
  Accrued asbestos liability................................      152.0           --         152.0
  Other accrued expenses....................................       74.8         (3.7)(c)      71.1
  Income taxes payable......................................       59.7        (59.7)(d)        --
  Current maturities of long-term debt......................        1.8           --           1.8
                                                               --------      -------        ------
    Total current liabilities...............................      330.8        (63.4)        267.4
Long-term debt..............................................      315.1        (95.0)(c)     220.1
Pension obligations.........................................       13.0           --          13.0
Postretirement benefits other than pensions.................       12.2           --          12.2
Deferred income taxes.......................................       40.9           --          40.9
Liabilities of previously owned businesses..................       58.4           --          58.4
Environmental liabilities...................................       22.4           --          22.4
Asbestos liability..........................................       28.6           --          28.6
Minority interest...........................................        8.6           --           8.6
Other non-current liabilities...............................       16.8           --          16.8
Commitments and contingent liabilities......................         --           --            --
Mandatorily redeemable convertible preferred securities of
  trust (TIDES).............................................      150.0           --         150.0
Parent company investment...................................      288.1       (153.3)        134.8
                                                               --------      -------        ------
    Total Liabilities and Parent Company Investment.........   $1,284.9      $(311.7)       $973.2
                                                               ========      =======        ======

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     (a) Pro forma adjustment to reflect the Glacier acquisition in September 2001. Included in the selling and administrative cost adjustment is $3 million per year representing amortization of identifiable intangible assets.

     (b) Represents the estimated incremental administrative overhead costs including accounting, treasury, tax, legal, human resources, rent and corporate governance that would be incurred as a stand alone company. Adjustment reflects the amount necessary to adjust annual historical corporate and segment administrative costs to $27 million, which reflects $17 million in estimated annual corporate headquarters costs and approximately $10 million of annual non-reimbursable costs associated with managing and settling asbestos claims.

     (c) Coltec intends to purchase a portion of the old Coltec notes surrendered in the exchange offer, which will be financed through an intercompany loan from Goodrich. The remaining portion of old Coltec notes accepted by Goodrich for exchange will be contributed to EnPro in connection with the spin-off and would thereafter be an intercompany obligation of Coltec to EnPro. For purposes of the pro forma consolidated financial statements we have assumed that the exchange offer is fully subscribed.

     (d) Pro forma adjustment to the provision for income taxes represents the estimated income tax effect of pro forma adjustments (a) through (c) at an effective tax rate of 37.5%. Pro forma adjustment to income taxes payable reflects the assumption by Goodrich of all income tax receivables and payables for matters arising prior to the distribution.

     (e) Pro forma adjustments to reflect the transfer to Goodrich by way of a dividend of all of Coltec's aerospace business.

                            INFORMATION ABOUT COLTEC

INDUSTRY AND BUSINESS OF COLTEC AFTER THE SPIN-OFF

     After the spin-off, Coltec will continue to be a leader in the design, development, manufacturing and marketing of proprietary engineered industrial products, including sealing products, self-lubricating, non-rolling, metal polymer bearing products, air compressor systems and vacuum pumps and heavy-duty diesel and natural gas engines. Coltec will also continue to design, manufacture and sell other engineered industrial products such as PTFE products and specialized tooling. After the spin-off Coltec will have 33 primary manufacturing facilities located in nine countries in the Americas, Europe and Australia, and will sell its products through approximately 3,000 independent agents and distributors worldwide and have over 200 internal sales managers and representatives. These sales managers and representatives are complemented by teams of highly experienced engineers. In 2001, Coltec had pro forma revenues of
$          million, operating income of $          million and net income of
$          million.

     After the spin-off, Coltec will sell its products to more than 60,000 customers worldwide and is diversified both by industry served and
geographically. In 2001, no single customer accounted for more than      % of
its revenues on a pro forma basis. Coltec's management estimates that its revenues by industry in 2001 on a pro forma basis were chemical and
petrochemical (     %), automotive and heavy-duty vehicle (     %), general
industrial (     %), utility (     %), marine (     %), other transportation
(     %) and other industries (     %). Coltec's management also estimates that
its percentage of revenues by geographic region in 2001 on a pro forma basis
were North America (     %), Europe (     %) and the rest of the world (     %),
and that Coltec derived approximately      % of its revenues in 2001 on a pro
forma basis from its aftermarket, or parts and services, sales.

     Coltec's sales by geographic region in 2000, 1999 and 1998 on a pro forma basis are as follows:

                                                              2000     1999     1998
                                                             ------   ------   ------
                                                              (DOLLARS IN MILLIONS)
Geographic Areas
Net Sales
United States..............................................  $480.0   $496.2   $565.0
Canada.....................................................    41.7     44.6     50.7
Europe.....................................................    48.5     67.3     71.9
Other Foreign..............................................    84.2     57.6     61.9
                                                             ------   ------   ------
Total......................................................  $654.4   $665.7   $749.5
                                                             ------   ------   ------

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

     Coltec is presently a wholly-owned subsidiary of Goodrich, and there is no public trading market for any class of Coltec's common equity securities. Since Goodrich's acquisition of Coltec, Coltec has not paid any cash dividends on its common equity securities. EnPro, of which Coltec will be a wholly-owned subsidiary after the spin-off, intends to apply to lists its common stock on the
New York Stock Exchange under the symbol "       ."

SELECTED COLTEC HISTORICAL FINANCIAL DATA

     The following historical consolidated financial information as of December 31, 2000 and 1999 and for each of the three years ended December 31, 2000, has been derived from, and should be read together with, Coltec's audited consolidated financial statements and the related notes which are included elsewhere in this prospectus. The historical consolidated financial information as of December 31, 1998 and 1997 and for the year ended December 31, 1997 has been derived from Coltec's unaudited consolidated financial statements, which have not been included in this prospectus.

     The historical consolidated financial information as of and for the nine months ended September 30, 2001 and 2000 has been derived from, and should be read together with, Coltec's unaudited condensed consolidated financial statements and the related notes, which are included elsewhere in this prospectus. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the unaudited condensed consolidated financial statements. Interim results are not necessarily indicative of the results that can be expected for a full year.

     During the periods presented, Coltec effected a number of acquisitions and divestitures, some of which were significant. As a result, Coltec's historical financial results for the periods presented may not be directly comparable. The information presented below should also be read together with "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                      (UNAUDITED) NINE                                    (UNAUDITED)
                                        MONTHS ENDED               YEAR ENDED             YEAR ENDED
                                        SEPTEMBER 30,             DECEMBER 31,           DECEMBER 31,
                                     -------------------   --------------------------   ---------------
                                       2001       2000      2000      1999      1998     1998     1997
                                     --------   --------   ------   --------   ------   ------   ------
                                                           (DOLLARS IN MILLIONS)
STATEMENT OF INCOME DATA:
Sales..............................  $  465.3   $  503.7   $654.4   $  665.7   $749.5       NA   $725.1
                                     --------   --------   ------   --------   ------   ------   ------
Income (loss) from continuing
  operations.......................  $   14.3   $   31.4   $ 36.7   $  (62.0)  $ 69.0       NA   $ 37.9
                                     --------   --------   ------   --------   ------   ------   ------
BALANCE SHEET DATA:
Total assets.......................  $1,284.9   $1,044.0   $991.8   $1,019.2       NA   $900.2   $792.2
Total debt.........................  $  317.2   $  316.8   $318.0   $  326.5       NA   $490.2   $704.9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with Coltec's audited consolidated financial statements and unaudited condensed consolidated financial statements, and the related notes, included elsewhere in this prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See "Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements.

     The consolidated financial statements, which are discussed below, reflect the historical financial condition, results of operations and cash flows of Coltec, which will be our subsidiary at the time of the spin-off. The financial information discussed below and included in this information statement, however, may not necessarily reflect what our financial condition, results of operations or cash flows would have been had it been a subsidiary of EnPro during the periods presented or what our financial condition, results of operations and cash flows may be in the future.

     Unless otherwise noted, the following discussion pertains only to the business of Coltec as it will be operated after the spin-off, i.e., only the engineered industrial products business, and does not pertain to Coltec's aerospace business, which will be transferred to Goodrich prior to the spin-off. When the spin-off is complete, Coltec will be a wholly-owned subsidiary of EnPro, and the assets of EnPro will consist primarily of its equity interest in Coltec and, potentially, its ownership of a portion of the old Coltec notes.

  OVERVIEW

     Upon completion of the spin-off Coltec will continue to be a leader in the design, development, manufacturing and marketing of well recognized, proprietary engineered industrial products that include sealing products, self-lubricating, non-rolling metal polymer bearing products, air compressor systems and vacuum pumps and heavy-duty diesel and natural gas engines. Coltec will also continue to design, manufacture and sell other engineered industrial products such as PTFE products and specialized tooling. Coltec will manufacture its products in 33 primary facilities in nine countries in the Americas, Europe and Australia.

     Coltec operated as a stand alone company prior to its acquisition by Goodrich in July 1999. On September 1, 2001, Coltec acquired Glacier. The results of Glacier's operations have been included in the consolidated financial statements of Coltec since that date. The combination of the Coltec bearings business and Glacier created the largest manufacturer of self-lubricating, non-rolling, metal polymer bearings in the world. Coltec's management believes that the Glacier acquisition will enable it to serve worldwide customers more effectively and create economies of scale in research and development and marketing.

     During 1998, Coltec acquired a manufacturer of specialized PTFE products, a business that manufactures, machines and distributes PTFE products and another business that reprocesses PTFE compounds. Coltec also acquired a French manufacturer of specialized sealing products and the remaining 20% of Garlock Bearings that it did not already own. Total consideration aggregated $92.9 million, of which $56.7 million represented goodwill.

     The following discusses Coltec's consolidated results of operations and financial condition as it operated as a wholly owned subsidiary of Goodrich, including the adjustments and allocations necessary for a fair presentation of the business, as described in more detail in Note C to Coltec's consolidated financial statements, included elsewhere in this prospectus. The transfer of Coltec's aerospace business to Goodrich represents the disposal of a segment under APB Opinion No. 30, or APB 30. Accordingly, Coltec's aerospace business has been accounted for as a discontinued operation and the revenues, costs and expenses, assets and liabilities and cash flows have been segregated in Coltec's historical consolidated financial statements included elsewhere in this prospectus. Unless otherwise noted, the following discussion pertains only to Coltec's continuing operations.

     EnPro will enter into a distribution agreement and a number of ancillary agreements with Goodrich for the purpose of accomplishing the spin-off. These agreements will govern the relationship between Goodrich and EnPro subsequent to the spin-off and provide for the allocation of employee benefits, tax and other liabilities and obligations attributable to periods prior to the distribution. The ancillary agreements include a transition services agreement, an employee matters agreement and tax sharing arrangements.

     As of September 30, 2001, Coltec had outstanding $150 million of 5 1/4% Convertible Preferred Securities -- Term Income Deferred Equity Securities (which we refer to as "TIDES"), $300 million of old Coltec notes, $12 million of industrial revenue bonds and $3 million of additional long-term debt. To the extent that any old Coltec notes remain outstanding following completion of the exchange offer, they remain obligations of Coltec. If any outstanding old Coltec notes are surrendered by the holders for exchange in the exchange offer, Coltec plans to purchase a portion of those notes and then cancel them. The purchase will be financed through an intercompany loan from Goodrich. The remaining old Coltec notes surrendered for exchange and not purchased by Coltec will be contributed by Goodrich to EnPro and those notes will remain an outstanding obligation of Coltec to EnPro.

     All significant transactions among Coltec's operations have been eliminated in its financial statements. Intercompany balances existing between Coltec and Goodrich or its subsidiaries, including the loan from Goodrich to Coltec to finance the purchase by Coltec of the old Coltec notes, will be assumed by Coltec's aerospace business prior to the spin-off and the transfer of the aerospace business to Goodrich. As a result, at the time of the spin-off, there will be no intercompany balances outstanding between Coltec and its subsidiaries, on the one hand, and Goodrich and its subsidiaries, on the other hand.

     The following discussion of Coltec's consolidated results of operations does not necessarily include all the expenses that would have been incurred by Coltec had it been a separate, stand alone entity and may not necessarily reflect what Coltec's consolidated financial condition, results of operations and cash flows would have been had Coltec been a subsidiary of EnPro during the periods presented or what EnPro's or Coltec's consolidated financial condition, results of operations and cash flows may be in the future.

     Coltec manages its business as two segments, a sealing products segment (sealing and PTFE products) and an engineered products segment (metal polymer bearings, air compressor systems, medium-speed engines and specialized tooling), which encompass its primary product lines.

  RECENT DEVELOPMENTS

     The following table sets forth Coltec's unaudited results of operations for the fourth quarter of 2001 and the year ended December 31, 2001, along with comparisons to the prior periods.

                                                       (UNAUDITED)       YEAR ENDED
                                                      QUARTER ENDED     DECEMBER 31,
                                                      DECEMBER 31,       (UNAUDITED)
                                                     ---------------   ---------------
CAPSULIZED FINANCIAL INFORMATION                      2001     2000     2001     2000
--------------------------------                     ------   ------   ------   ------
                                                           (DOLLARS IN MILLION)
Sales:
  Sealing Products.................................  $ 79.7   $ 90.1   $354.7   $391.1
  Engineered Products..............................    83.3     60.6    273.6    263.3
                                                     ------   ------   ------   ------
Total sales........................................  $163.0   $150.7   $628.3   $654.4
                                                     ======   ======   ======   ======
Segment operating income:
  Sealing Products.................................  $  4.4   $ 15.3   $ 46.5   $ 67.5
  Engineered Products..............................     0.5      8.5     22.0     46.8
                                                     ------   ------   ------   ------
Total segment operating income.....................     4.9     23.8     68.5    114.3
                                                     ------   ------   ------   ------
Income (loss) from continuing operations...........    (6.6)     5.2      7.7     36.7
Income from discontinued operations................    21.0     12.2     94.1     64.2
                                                     ------   ------   ------   ------
Net income.........................................  $ 14.4   $ 17.4   $101.8   $100.9
                                                     ======   ======   ======   ======

  SALES

     Sealing Products. Sales of $79.7 million in the fourth quarter of 2001 were 12% lower than the $90.1 million in the fourth quarter of 2000. Continued weakness in several major markets including chemical processing, petroleum production and processing, pulp and paper production, automotive and heavy-duty truck and trailer assembly contributed to volume declines across the segment.

     Engineered Products. Sales of $83.3 million in the fourth quarter of 2001 were 37% higher than the $60.6 million in the fourth quarter of 2000. The increase in sales is primarily due to the inclusion of Glacier for the full quarter ($20.1 million), and increased commercial engine sales ($7.9 million). These increases were offset by volume declines in other product lines, mainly compressors.

  SEGMENT OPERATING INCOME

     Sealing Products. Operating income of $4.4 million in the fourth quarter of 2001 was 71% lower than the $15.3 million in the fourth quarter of 2000. This decrease was primarily attributable to lower sales volumes in our higher margin businesses and competitive pricing pressure. Increased expenses associated with inventory and asset write-downs, severance and labor costs also contributed to reduced margins.

     Engineered Products. Operating income of $0.5 million in the fourth quarter of 2001 was 94% lower than the $8.5 million in the fourth quarter of 2000. Competitive pricing pressure adversely impacted bearing and compressor margins. Sales from Glacier and the increase in commercial engine sales were in low margin markets. Reductions in fixed costs and expenses were instituted in the fourth quarter of 2001, which should contribute to improved operating income.

  OUTLOOK

     Coltec believes that its businesses are fundamentally sound and that they should generate solid operating margins and cash flows. However, Coltec does anticipate continued softness in most of the major markets that it serves during the first half of 2002, with a modest recovery taking hold during the second half of the year. Overall capacity utilization in the U.S. fell to 74% in 2001, the lowest level since 1983. With this as a backdrop, Coltec's primary markets are facing increasingly competitive environments that are characterized by severe pricing pressure. In addition, Coltec may be required to incur or fund incremental costs, over and above the levels historically incurred or funded as part of Goodrich, related to EnPro becoming an independent public company. These factors will combine to put further downward pressure on its operating margins.

     In response to the market conditions outlined above, Coltec has taken steps to reduce our cost base and improve its manufacturing productivity going forward. In that regard, Coltec initiated a number of restructuring actions in late 2001 and early 2002 that will result in the reduction of headcount, the discontinuance of certain marginally profitable product lines and the closure of some facilities. Based on the annualized savings growing out of these restructuring activities, the economic recovery anticipated during the second half of 2002 and the inclusion of Glacier's results for the full year, Coltec expects a modest increase in 2002 sales and operating income over 2001 results.

     The foregoing expectations are forward-looking statements that are subject to change, perhaps materially, as a result of factors identified under "Forward-Looking Statements" above and, with respect to actual results for 2001, to the completion of the year end audit process.

  RESULTS OF OPERATIONS

     The following table summarizes Coltec's results of operations:

                                                    (UNAUDITED) NINE
                                                      MONTHS ENDED
                                                      SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
                                                    -----------------   ------------------------
                                                     2001      2000      2000     1999     1998
                                                    -------   -------   ------   ------   ------
                                                               (DOLLARS IN MILLIONS)
STATEMENT OF INCOME DATA:
Sales:
  Sealing Products................................  $275.0    $301.0    $391.1   $394.6   $413.7
  Engineered Products.............................   190.3     202.7     263.3    271.1    299.2
                                                    ------    ------    ------   ------   ------
                                                     465.3     503.7     654.4    665.7    712.9
Divested business.................................      --        --        --       --     36.6
                                                    ------    ------    ------   ------   ------
Total sales.......................................  $465.3    $503.7    $654.4   $665.7   $749.5
                                                    ======    ======    ======   ======   ======
Operating income:
  Sealing Products................................  $ 42.1    $ 52.1    $ 67.5   $ 71.0   $ 78.9
  Engineered Products.............................    21.5      38.4      46.8     52.6     44.3
                                                    ------    ------    ------   ------   ------
Segment operating income..........................    63.6      90.5     114.3    123.6    123.2
Divested business.................................      --        --        --       --      5.9
Corporate unallocated.............................    (8.0)     (7.6)    (10.2)   (26.8)   (27.8)
Merger-related and consolidation costs............    (0.8)       --      (1.4)  (128.4)      --
                                                    ------    ------    ------   ------   ------
Operating income (loss)...........................    54.8      82.9     102.7    (31.6)   101.3
Interest expense, net.............................   (19.7)    (19.7)    (27.1)   (35.9)   (39.0)
Other income (expense), net.......................    (2.8)     (3.5)     (4.3)     3.1     57.0

                                                    (UNAUDITED) NINE
                                                      MONTHS ENDED
                                                      SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
                                                    -----------------   ------------------------
                                                     2001      2000      2000     1999     1998
                                                    -------   -------   ------   ------   ------
                                                               (DOLLARS IN MILLIONS)
                                                    ------    ------    ------   ------   ------
Income (loss) before taxes and distributions on
  convertible preferred securities of trust
  (TIDES).........................................    32.3      59.7      71.3    (64.4)   119.3
Income tax (expense) benefit......................   (12.1)    (22.4)    (26.7)    10.3    (44.7)
Distributions on convertible preferred securities
  of trust (TIDES)................................    (5.9)     (5.9)     (7.9)    (7.9)    (5.6)
                                                    ------    ------    ------   ------   ------
Income (loss) from continuing operations..........    14.3      31.4      36.7    (62.0)    69.0
Income from discontinued operations -- net of
  taxes...........................................    73.1      52.0      64.2     61.9     64.2
Extraordinary losses on debt extinguishments......      --        --        --       --     (4.3)
                                                    ------    ------    ------   ------   ------
Net income (loss).................................  $ 87.4    $ 83.4    $100.9   $ (0.1)  $128.9
                                                    ======    ======    ======   ======   ======

     The following discussion and analysis focuses on major changes and results from period to period.

FIRST NINE MONTHS OF 2001 AS COMPARED TO THE FIRST NINE MONTHS OF 2000

  SALES

     Sealing Products. Sales of $275.0 million in 2001 were 9% lower than the $301.0 million in 2000. The lower sales volumes were due to continued softness in all major markets, including chemical processing, heavy-duty truck and trailer assembly and pulp and paper production. New truck and trailer production throughout 2001 was approximately half the levels of early 2000. In addition, capacity utilization in U.S. factories declined to levels not seen since the 1980s.

     Engineered Products. Sales of $190.3 million in 2001 were 6% lower than the $202.7 million in 2000. Lower North American bearings sales in 2001 due, in part, to weak automotive markets, negated the impact of the Glacier acquisition in September 2001. Weak automotive markets also negatively impacted sales of tooling products. Sales of diesel engines declined due to the timing of shipments for marine propulsion applications. Finally, weak capital spending in the industrial manufacturing sector adversely affected sales of air compressors.

  SEGMENT OPERATING INCOME

     Sealing Products. Operating income of $42.1 million in 2001 was 19% lower than the $52.1 million in 2000. The decline was principally attributable to lower sales volume. In addition, gross margins deteriorated due to labor cost increases and weaker pricing in certain market segments.

     Engineered Products. Operating income of $21.5 million in 2001 was 44% lower than the $38.4 million in 2000. In addition to the impact of lower unit volumes, operating margins declined from 18.9% in 2000 to 11.3% in 2001. Profitability of diesel engines declined due to a combination of reduced pricing in the commercial power generation market, increased warranty costs and the completion of a very profitable project in 2000. Lower sales volumes, competitive pricing pressures and wage increases combined to reduce earnings in all other product lines as well.

  CORPORATE UNALLOCATED COSTS

     Corporate unallocated costs increased $0.4 million, or 5.3%, from $7.6 million during the first nine months of 2000 to $8.0 million during the first nine months of 2001. The increase was due to lower reimbursements of Garrison's selling and administrative costs from insurance carriers, which is dependent on the mix of insurance policies during a given time.

  MERGER-RELATED AND CONSOLIDATION COSTS

     Coltec incurred a total of $0.8 million of consolidation costs during the first nine months of 2001. Coltec incurred $0.6 million of personnel related costs, comprised of early retirement medical continuation ($0.2 million) and pension continuation costs ($0.4 million) for 22 employees. Coltec also incurred $0.2 million for facility and equipment relocation costs that were expensed as incurred.

     The merger-related and consolidation reserves were reduced by $1.2 million during 2001, of which $0.4 million represented cash payments. The $0.4 million reserve for pension continuation costs was transferred to, and subsequently administered by, Goodrich. The $0.2 million early retirement medical continuation reserve was transferred to a reserve for accrued medical costs, as the liability will be paid over an extended period of time.

     No merger-related and consolidation costs were recorded during the first nine months of 2000.

     See Note C to Coltec's unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional discussion.

  NET INTEREST EXPENSE

     Net interest expense remained constant at $19.7 million during the first nine months of 2001 and 2000.

  OTHER INCOME (EXPENSE) -- NET

     Other income (expense) -- net decreased $0.7 million, from $3.5 million during the first nine months of 2000 to $2.8 million during the first nine months of 2001, due to lower amortization of issuance costs related to the TIDES.

  INCOME TAX EXPENSE

     Coltec's effective tax rate from continuing operations was 37.5% during the first nine months of 2001 and 2000.

  INCOME FROM DISCONTINUED OPERATIONS

     Income from discontinued operations increased $21.1 million, or 41.0%, from $52.0 million during the first nine months of 2000 to $73.1 million during the first nine months of 2001. The increase was due to higher sales and operating income generated by Coltec's aerospace business.

  2000 COMPARED WITH 1999

  SALES

     Sealing Products. Sales of $391.1 million in 2000 were down slightly (1%) from the $394.6 million in 1999. The primary factor behind the decline was the industry-wide decline in heavy-duty truck and trailer production, a major market for this segment, in the second half of 2000. Sales to the process industries were flat.

     Engineered Products. Sales of $263.3 million declined in 2000 by 3% from $271.1 million in 1999. Revenue declines were experienced in all product lines except air compressors. The loss of significant customers accounted for a drop in bearings sales, while the completion of a large engine project in late 1999 accounted for a decrease in engines sales in 2000. Inventory reduction efforts and cutbacks in spending by the major automotive companies in late 2000 resulted in a revenue decline for tooling products. Compressor sales increased as a result of strong capital spending and a higher proportion of aftermarket sales.

  SEGMENT OPERATING INCOME

     Sealing Products. Operating income declined 5% from $71.0 million in 1999 to $67.5 million in 2000. The decline in heavy-duty truck and trailer volumes was partially offset by cost-saving programs involving both headcount reductions and raw materials. Overall operating margins decreased to 17.3% in 2000 from 18.0% in 1999.

     Engineered Products. Operating income decreased by 11% from $52.6 million in 1999 to $46.8 million in 2000. Strong volume gains accounted for improved profitability in compressor products. Lower sales volume in other product lines were partially offset by cost reduction programs in a number of businesses.

  CORPORATE UNALLOCATED COSTS

     Corporate unallocated costs decreased $16.6 million, or 61.9%, from $26.8 million in 1999 to $10.2 million in 2000. Prior to Goodrich's acquisition of Coltec in 1999, Coltec operated as a separate public company with a separate corporate headquarters. Subsequent to Goodrich's acquisition of Coltec, the majority of corporate costs were incurred by Goodrich, and have not been reflected in Coltec's financial statements unless allocated by Goodrich. Allocated costs from Goodrich are discussed in Note C to Coltec's consolidated financial statements, and are included in the operating income of the engineered industrial products business, discussed above. The corporate unallocated costs reported in 2000 primarily represent non-reimbursable costs associated with managing and settling asbestos claims.

  MERGER-RELATED AND CONSOLIDATION COSTS

     During 2000, Coltec incurred $1.3 million of personnel-related costs associated with workforce reductions and $0.1 million related to an asset write-down. The merger-related and consolidation reserves were reduced by $7.5 million during 2000, of which $4.0 million represented cash payments. The $3.5 million of reserve reductions represented the remaining reserves associated with the acquisition of Coltec by Goodrich, which were transferred to, and subsequently administered by, Goodrich.

     Coltec incurred $128.4 million of merger-related and consolidation costs in 1999:

     - Coltec incurred $68.4 million of personnel related costs in 1999. Personnel related costs associated with Goodrich's acquisition of Coltec were $66.3 million, consisting of $61.8 million incurred under change in control provisions in employment agreements and $4.5 million in employee severance costs. Personnel related costs also include employee severance costs of $2.1 million for reductions at Coltec's Garlock, France Compressor Products and Stemco operating units (approximately 125 positions);

     - $57.9 million of transaction costs; and

     - $2.1 million of asset write-down and facility consolidation costs.

     See Note E to Coltec's consolidated financial statements included elsewhere in this prospectus for additional discussion.

  NET INTEREST EXPENSE

     Net interest expense decreased by $8.8 million, or 24.5%, from $35.9 million in 1999 to $27.1 million in 2000. The reduction in interest expense was primarily a result of Coltec's termination of its revolving credit facility following Goodrich's acquisition of Coltec. Interest expense associated with this facility was $7.9 million in 1999.

  OTHER INCOME (EXPENSE) -- NET

     Included within other income (expense) -- net are gains and losses from the sale of businesses. Excluding a $5.0 million gain on the sale of a business in 1999, other income (expense) -- net was expense of $4.3 million and $1.9 million in 2000 and 1999, respectively. The increase in costs between 1999 and 2000 was primarily attributable to increased earnings attributable to minority interests.

  INCOME TAX EXPENSE

     Coltec's effective tax rate from continuing operations was 37.5% and 16.0% in 2000 and 1999, respectively. In 1999, Coltec accrued a tax benefit due to reported book losses. The benefit in 1999 was reduced mainly due to non-deductible merger-related costs.

  INCOME FROM DISCONTINUED OPERATIONS

     Income from discontinued operations increased $2.3 million, or 3.7%, from $61.9 million in 1999 to $64.2 million in 2000. Pre-tax income from discontinued operations in 2000 was approximately $5 million lower than in 1999. The decrease in pre-tax income from discontinued operations was offset by a reduction in the effective tax rate from 39% in 1999 to 34% in 2000. The higher rate in 1999 is a result of taxes attributable to Coltec's foreign aerospace operations.

  1999 COMPARED WITH 1998

  SALES

     Sealing Products. Sales in 1999 of $394.6 million were 5% lower than the $413.7 million in 1998. Several primary markets, including domestic chemical and petroleum processing, experienced weakness throughout 1999. This was partially offset by modest growth in the heavy-duty truck market.

     Engineered Products. Sales in 1998 of $335.8 million declined by 19% to $271.1 million in 1999 largely due to the divestiture of Holley Performance Products in 1998. Holley accounted for $37 million of revenues in 1998. The remaining product lines experienced a 9% decline in sales from 1998 largely due to the ramp-down of a major U.S. Navy contract and lower compressor sales related to a slowdown in U.S. capital spending. Sales of bearings and tooling products were up slightly.

  SEGMENT OPERATING INCOME

     Sealing Products. Operating income of $71.0 million in 1999 was 10% lower than the $78.9 million in 1998. Lower volumes due to weakness in several primary markets, including domestic chemical and petroleum processing, were the primary factors behind the decline. Higher unit volumes in the heavy-duty truck market negated this weakness to some degree. Operating margins declined from 19.0% in 1998 to 18.0% in 1999.

     Engineered Products. Operating income of $52.6 million in 1999 was up 5% from $50.2 million in 1998. Operating income in 1998 included $5.9 million from Holley Performance Products prior to its divestiture. Volume reductions in diesel engines and compressors in 1999 were more than offset by various initiatives designed to lower costs, including facility consolidations, which were implemented to mitigate the impact of weaker markets. Operating income in 1998 was adversely affected by engine warranty issues that were resolved in part in 1999.

  CORPORATE UNALLOCATED COSTS

     Corporate unallocated costs decreased $1.0 million, or 3.6%, from $27.8 million in 1998 to $26.8 million in 1999. Prior to Goodrich's acquisition of Coltec, Coltec operated as a separate public company with a separate corporate headquarters. Following Goodrich's acquisition of Coltec, the majority of corporate costs were incurred by Goodrich, and have not been reflected in these financial statements unless allocated by Goodrich. Allocated costs from Goodrich are discussed in Note C of Coltec's consolidated financial statements, and are included in the operating income of the engineered industrial products business discussed above.

  MERGER-RELATED AND CONSOLIDATION COSTS

     Coltec recorded merger-related and consolidation costs in 1999, which are discussed in detail above and in Note E to Coltec's consolidated financial statements, included elsewhere in this prospectus. No merger-related and consolidation costs were incurred in 1998.

  NET INTEREST EXPENSE

     Net interest expense decreased by $3.1 million, or 7.9%, from $39.0 million in 1998 to $35.9 million in 1999. The reduction in interest expense was a result of Coltec's termination of its revolving credit facility following Goodrich's acquisition of Coltec and the repayment in 1999 of Coltec's 9 3/4% senior notes.

  OTHER INCOME (EXPENSE) -- NET

     Included within other income (expense) -- net are gains and losses from the sale of businesses. Excluding a $5.0 million gain on the sale of a business in 1999 and a $58.3 million gain on the sale of a business in 1998, other income (expense) -- net was expense of $1.9 million and $1.3 million in 1999 and 1998, respectively.

  INCOME TAX EXPENSE

     Coltec's effective tax rate from continuing operations was 16.0% and 37.5% in 1999 and 1998, respectively. In 1999, Coltec accrued a tax benefit due to reported book losses. The benefit in 1999 was reduced mainly due to non-deductible merger-related costs.

  INCOME FROM DISCONTINUED OPERATIONS

     Income from discontinued operations decreased $2.3 million, or 3.6%, from $64.2 million in 1998 to $61.9 million in 1999. Pre-tax income from discontinued operations in 1999 was approximately $9.0 million higher than in 1998. The increase in pre-tax income from discontinued operations was offset by an increase in the effective tax rate from 31% in 1998 to 39% in 1999. The higher rate in 1999 is a result of taxes attributable to Coltec's foreign aerospace operations.

  EXTRAORDINARY ITEM

     During 1998, Coltec incurred an extraordinary charge of $4.3 million (net of a $2.2 million income tax benefit) in connection with early debt repayment.

  LIQUIDITY AND CAPITAL RESOURCES

     Operating Cash Flows. Coltec used $44.5 million of cash in operating activities during the first nine months of 2001 compared to $112.3 million during the first nine months of 2000. During the first nine months of 2000, Coltec made a $113.7 million payment to the Internal Revenue Service for an income tax assessment and the related accrued interest. Expenditures related to asbestos claims exceeded proceeds from asbestos-related insurance by $65.6 million for the first nine months of 2001 and $41.3 million for the first nine months of 2000. For a further discussion of asbestos-related matters, see
"-- Contingencies" below.

     Operating activities used $114.8 million and $82.6 million of cash in 2000 and 1999, respectively, and provided $65.8 million of cash in 1998. The use of cash in 2000 was attributable to a $113.7 million payment to the Internal Revenue Service noted above. The use of cash in 1999 was attributable to payments of $120.9 million for merger-related and consolidation costs, primarily related to payments in connection with Goodrich's acquisition of Coltec. Also contributing to the trend in operating cash flows during these periods was the trend in asbestos litigation related payments and recoveries. In 1998, proceeds from asbestos-related insurance exceeded expenditures by $1.0 million. In contrast, in 2000 and 1999, expenditures exceeded proceeds from asbestos-related insurance by $36.4 million and $19.3 million, respectively, as a result of the short-term aggressive settlement strategy implemented during those years, as described below under "-- Contingencies."

     Investing Cash Flows. Coltec used $164.8 million in investing activities during the first nine months of 2001 compared to $8.3 million during the first nine months of 2000. The increase was attributable to the Glacier acquisition.

     Coltec used $13.8 million, $24.1 million and $19.9 million in investing activities in 2000, 1999 and 1998, respectively. Coltec's investing activities related solely to capital expenditures, with the exception of 1998 during which it had proceeds of $100.0 million from the sale of a business and used approximately $93.0 million for an acquisition, resulting in a net inflow of approximately $7.0 million. The reduction in capital expenditures between 1999 and 2000 reflects decisions made in response to the continued softness in the industrial markets.

     Financing Cash Flows. Financing activities provided cash of $219.5 million during the first nine months of 2001 compared to a use of $19.8 million during the first nine months of 2000. The increase in cash provided by financing activities was a result of cash provided by Goodrich, which was used for the Glacier acquisition and to fund operating cash requirements.

     Financing activities used $54.5 million and $142.1 million in 2000 and 1998, respectively, and provided $74.3 million in 1999. Goodrich provided $246 million of cash in 1999, which was used to reduce outstanding borrowings under Coltec's revolving credit facility that was terminated in July 1999. During 1998, Coltec obtained financing through the issuance of the old Coltec notes and TIDES, the proceeds of which were used to reduce borrowings under Coltec's revolving credit facility and to purchase treasury stock.

     Capital Resources. Prior to the acquisition of Coltec by Goodrich, Coltec's principal sources of liquidity were cash flows from operations and a revolving credit facility. In April 1998, Coltec Capital Trust placed with institutional investors $150.0 million of TIDES. In connection with the issuance of the TIDES, Coltec issued an equivalent aggregate principal amount of its 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures (the "TIDES Debentures"), all of which were acquired by Coltec Capital Trust with the proceeds from the private placement of the TIDES. Coltec Capital Trust has essentially no other assets or liabilities other than the TIDES Debentures. Coltec and Goodrich have guaranteed certain payments with respect to the TIDES. In April 1998, Coltec also issued $300.0 million aggregate principal amount of the old Coltec notes. In 1993, Coltec also issued $12.0 million of industrial revenue bonds that mature in 2009.

     After Goodrich's acquisition of Coltec, Coltec's principal sources of liquidity were cash flows from operations and intercompany loans and contributions from Goodrich.

     To the extent that any old Coltec notes remain outstanding following completion of the exchange offer, they will remain obligations of Coltec. If any outstanding old Coltec notes are surrendered by the holders for exchange in the exchange offer, Coltec plans to purchase a portion of those notes and then cancel them. The purchase will be financed through an intercompany loan from Goodrich. The remaining old Coltec notes surrendered for exchange and not purchased by Coltec will be contributed by Goodrich to EnPro and those notes will remain an outstanding obligation of Coltec to EnPro.

     In connection with the spin-off, EnPro and/or Coltec also plans to enter into a new $75.0 million senior revolving credit facility, which Coltec expects will be secured by receivables and inventory of Coltec. Coltec expects that the senior credit facility will contain customary restrictions, covenants and events of default for financings of these types. Coltec does not expect compliance with these restrictions and covenants to materially affect its operations, and does not expect to have any borrowings outstanding under this facility at the time of the spin-off.

     Prior to the spin-off and the transfer of Coltec's aerospace business to Goodrich, all intercompany balances outstanding between Coltec and its subsidiaries, on the one hand, and Goodrich and its subsidiaries on the other hand, including the loan to finance the purchase by Coltec of old Coltec notes surrendered by holders in the exchange offer, will be assumed by Coltec's aerospace business. As a result, at the time of the spin-off, there will be no intercompany balances outstanding between Coltec and its subsidiaries, on the one hand, and Goodrich and its subsidiaries, on the other hand.

     Coltec's ability to make payments on and to refinance its indebtedness, including the debt retained or incurred pursuant to the new revolving credit facility as well as any future indebtedness, and to fund working capital, capital expenditures, asbestos claims of its subsidiaries and strategic acquisitions and investments, will depend on its ability to generate cash in the future from operations, financings and sales of assets.

     Coltec's primary recurring cash needs will be working capital, capital expenditures, asbestos claims of its subsidiaries and debt service. Coltec believes that its cash flow from operations, together with available borrowings under the new revolving credit facility, will be sufficient to meet its recurring cash needs during the next 12 months. To the extent additional funding is required, Coltec expects to use an appropriate mix of third party and internal financing. Coltec cannot be certain that it will be successful in obtaining additional financing if needed or that, if obtained, any additional financing will be on terms favorable to it.

     Following the spin-off, and until April 15, 2028, each TIDES will be convertible, at the option of the holder, into a combination of 0.955248 of a share of Goodrich common stock and 0.1910496 of a share of EnPro common stock. Should the holders exercise their right to convert the TIDES, Coltec would be required to purchase shares of Goodrich stock either on the open market or directly from Goodrich and it would have only a very limited time period in which to accomplish this. Coltec may not have sufficient cash on hand or the ability to finance these transactions in the time period required by the TIDES agreements. Failure to honor conversion rights would be a default under those agreements. Further, the value of Goodrich and EnPro stock may increase to the level where Coltec's cost to acquire shares in a conversion could exceed, with no maximum, the aggregate liquidation value of the TIDES of $150 million. While Coltec has the right to redeem these securities for cash, at a premium to liquidation value of up to 3%, and/or may have the ability to hedge all or a portion of this exposure, Coltec cannot be certain that it will have the financial resources to redeem these securities at a cost at or near the liquidation value of the TIDES or effectively hedge this exposure.

     If Coltec is unable to obtain the capital it requires to implement its business strategy, or to obtain the capital it requires on acceptable terms or in a timely manner, it would attempt to take appropriate responsive actions to tailor its activities to its available financing, including making revisions to its business strategies to accommodate the reduced financing. Coltec's ability to raise capital through the issuance of additional equity is constrained because it may cause the spin-off to be taxable under Section 355(e) of the Internal Revenue Code and under the tax sharing agreement EnPro would be required to indemnify Goodrich against that tax.

     Discontinued Operations Cash Flow. Cash used by discontinued operations was $19.1 million during the first nine months of 2001 compared to cash provided of $141.9 million during the first nine months of 2000. The change resulted from lower operating cash flows (approximately $50 million), and repayment of approximately $80 million on a short-term revolving credit facility during the first nine months of 2001 versus approximately $35 million of borrowing against the credit facility during the first nine months of 2000.

     Discontinued operations provided $190.4 million, $25.7 million and $103.5 million of cash in 2000, 1999 and 1998. The change in 2000 versus 1999 resulted from higher operating cash flows (approximately $100 million), cash paid for an acquisition of $15.4 million versus proceeds from the sale of a business of $15.8 million in 1999, and repayment of approximately $80 million on a short-term revolving credit facility in 1999. The change in 1999 versus 1998 resulted primarily from the repayment of approximately $80 million on a short-term revolving credit facility in 1999.

  CONTINGENCIES

     General. There are pending or threatened against Coltec or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, asbestos and environmental matters, which seek remedies or damages. Coltec believes that any liability that may finally be determined with respect to commercial and non-asbestos product liability claims should not have a material effect on Coltec's consolidated financial condition, results of operations and cash flows. From time to time, Coltec and its subsidiaries are also involved as plaintiffs in legal proceedings involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

     Environmental. Coltec's facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the U.S. and foreign countries. Coltec takes a proactive approach in addressing the applicability of all environmental, health and safety laws as they relate to its manufacturing operations and in proposing and implementing any remedial plans that may be necessary. Coltec believes that it and its subsidiaries are in material compliance with all currently applicable regulations.

     Coltec or one of its subsidiaries has been notified that it is among the potentially responsible parties under environmental laws for the cost of investigating and, in some cases, remediating contamination by hazardous materials at 17 sites at which the costs to it at each site are expected to exceed $100,000. The majority of these sites relate to remediation projects at former operating facilities that have been sold or closed and primarily deal with soil and groundwater remediation. Investigations have been completed for 14 sites and are in progress at three sites. The laws governing investigation and remediation of these sites can impose joint and several liability for the associated costs. Liability for these costs can be imposed on present and former owners or operators of the properties or on parties that generated the wastes that contributed to the contamination. Coltec's policy is to accrue environmental investigation and remediation costs when it is both probable that the liability has been incurred and the amount can be reasonably estimated. The measurement of liability is based on an evaluation of currently available facts with respect to each individual situation and takes into consideration factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Accruals are provided for all sites based on the factors discussed above. As assessments and remediation progress at individual sites, these liabilities are reviewed periodically and adjusted to reflect additional technical data and legal information.

     At Coltec's operating facilities it initiates corrective and preventive environmental projects in an effort to ensure safe and lawful operations at its facilities. Coltec also conducts comprehensive compliance and management system audits at its facilities to maintain compliance and improve operational efficiency. Coltec believes that maintaining compliance with current governmental regulations and capital expenditures associated therewith will not have a material adverse effect on its results of operations or competitive position.

     As of September 30, 2001, Coltec had an accrued liability of $28.2 million for expenditures relating to environmental contingencies. Although Coltec is pursuing insurance recovery in connection with certain of the underlying matters, no receivable has been recorded with respect to any potential recovery of costs in connection with any environmental matter.

     Actual costs to be incurred for identified situations in future periods may vary from estimates because of the inherent uncertainties in evaluating environmental exposures due to unknown conditions, changing government regulations and legal standards regarding liability. Subject to the imprecision in estimating future environmental costs, Coltec believes that maintaining compliance with current environmental laws and government regulations will not require significant capital expenditures or have a material adverse effect on its financial condition, results of operations and cash flows.

  OTHER CONTINGENT LIABILITY MATTERS

     Coltec has some contingent liabilities related to discontinued operations of its predecessors for which it retained liability or is obligated under indemnity agreements. These contingent liabilities include potential product liability and associated claims related to Coltec's former Colt Firearms subsidiary for firearms manufactured prior to 1990 and related to Coltec's former Central Maloney subsidiary for electrical transformers manufactured prior to 1994. There are currently no claims pending against Coltec related to these former subsidiaries. However, such claims could arise in the future. Coltec also has ongoing obligations with regard to workers compensation and medical benefit matters associated with

Crucible Materials Corporation and Colt Firearms that relate to Coltec's periods of ownership of these companies.

  Asbestos

     Garlock and Anchor. Two subsidiaries of Coltec, Garlock and Anchor, have been among a number of defendants (typically 15 to 40) in actions filed in various states by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. Among the products at issue in those actions are industrial sealing products, predominantly gaskets, manufactured and/or sold by Garlock or Anchor. The damages claimed vary from action to action and in some cases plaintiffs seek both compensatory and punitive damages. To date, neither Garlock nor Anchor has been required to pay any punitive damage awards, although we cannot assure you that they will not be required to do so in the future. Liability for compensatory damages has historically been allocated among all responsible defendants, thus limiting the potential monetary impact of a particular judgment or settlement on any individual defendant.

     Coltec believes that Garlock and Anchor are in a favorable position compared to many other asbestos defendants because, among other things, the asbestos-containing products sold by Garlock and Anchor are encapsulated, which means the asbestos fibers are incorporated into the product during the manufacturing process and sealed in a binder. They are also nonfriable, which means they cannot be crumbled by hand pressure. The Occupational Safety and Health Administration, which began generally requiring warnings on asbestos-containing products in 1972, has never required that a warning be placed on products such as our gaskets. Notwithstanding that no warning label has been required, Garlock included one on all of its asbestos-containing products beginning in 1978. Further, gaskets such as those previously manufactured and sold by Garlock are one of the few asbestos-containing products permitted to be manufactured under regulations of the Environmental Protection Agency. Since the mid-1980s, U.S. sales of asbestos-containing industrial sealing products have not been a material part of Garlock's sales and those sales have been predominantly to sophisticated purchasers such as the U.S. Navy and large petrochemical facilities. These purchasers generally have extensive health and safety procedures and are familiar with the risks associated with the use and handling of industrial sealing products that contain asbestos. Garlock discontinued distributing asbestos-containing products in the U.S. during 2000 and world-wide in mid-2001.

     Garlock settles and disposes of actions on a regular basis. In addition, some actions are disposed of at trial. Garlock's historical settlement strategy has been to try to match the timing of payments with recoveries received from insurance. However, in 1999 and 2000, Garlock implemented a short-term aggressive settlement strategy. The purpose of this short-term strategy was to achieve a permanent reduction in the number of overall asbestos claims through the settlement of a larger than normal number of claims, including some claims not yet filed as lawsuits. Garlock believes that these settlements were at a lower overall cost to Garlock than would eventually have been paid even though the timing of payment was accelerated. Mainly due to this short-term aggressive settlement strategy and because settlements are made over a period of time, the settlement amounts paid in 2001, 2000 and 1999 increased over prior periods and the settlement amounts that will be paid in 2002 are also expected to be higher than amounts paid in prior periods. In 2001, Garlock resumed its historical settlement strategy.

     Settlements are generally made on a group basis with payments made to individual claimants over a period of one to four years and are made without any admission of liability. Settlement amounts vary depending upon a number of factors, including the jurisdiction where the action was brought, the nature of the disease alleged, the occupation of the plaintiff, the presence or absence of other possible causes of the plaintiff's alleged illness, the availability of legal defenses, such as the statute of limitations, and whether the action is an individual one or part of a group. Garlock's allocable portion of the total settlement amount for an action typically ranges from 1% to 2% of the total amount.

     Before any payment on a settled claim is made, the claimant is required to submit a medical report acceptable to Garlock substantiating the asbestos-related illness and meeting specific criteria of disability. In addition, sworn testimony that the claimant worked with or around Garlock asbestos-containing products is required. Generally, the claimant is also required to sign a full and unconditional release of Garlock, its subsidiaries, parent, officers, directors, affiliates and related parties from any liability for asbestos-related injuries or claims.

     When a settlement demand is not reasonable given the totality of the circumstances, Garlock generally will try the case. Garlock has been successful in winning a substantial majority of the cases it has tried to verdict. Garlock's share of adverse verdicts in these cases in 2001, 2000, 1999 and 1998 totaled less than $10 million in the aggregate, and some of those verdicts are on appeal.

     Anchor is an inactive and insolvent subsidiary of Coltec. The insurance coverage available to it is fully committed. Anchor continues to pay settlement amounts covered by its insurance but has not committed to settle any further actions since 1998. As cases reach the trial stage, Anchor is typically dismissed without payment.

     The insurance coverage available to Garlock is substantial. As of September 30, 2001, Garlock had available $1.027 billion of insurance coverage from carriers that it believes to be solvent. Of that amount, $113 million is allocated to claims that have been paid by Garlock and submitted to its insurance companies for reimbursement and $169 million has been committed to claim settlements not yet paid by Garlock. Thus, at September 30, 2001, $745 million remained available for coverage of future claims. Insurance coverage for asbestos claims is not available to cover exposures initially occurring on and after July 1, 1984. Garlock and Anchor continue to be named as defendants in new actions, a few of which allege initial exposure after July 1, 1984. To date, no payments with respect to these claims, pursuant to a settlement or otherwise, have been made. In addition, Garlock and Anchor believe that they have substantial defenses to these claims and therefore automatically reject them for settlement. However, Coltec cannot assure you that any or all of these defenses will be successful in the future.

     Arrangements with Garlock's insurance carriers limit the amount that can be received by it in any one year. The amount of insurance available to cover claims paid by Garlock currently is limited to $80 million per year ($60 million in 1999 and 1998), covering both settlements and reimbursements of legal fees. This limit automatically increases by 8% every three years. Amounts paid by Garlock in excess of this annual limit that would otherwise be recoverable from insurance may be collected from the insurance companies in subsequent years so long as insurance is available but subject to the annual limit in each subsequent year. As a result, Garlock is required to pay out of its own cash any amounts paid to settle or dispose of asbestos-related claims in excess of the annual limit and collect these amounts from its insurance carriers in subsequent years. Various options, such as raising the annual limit, are being pursued to ensure as close a match as possible between payments by Garlock and recoveries received from insurance. Coltec cannot assure you that Garlock will be successful as to any or all of these options.

     In accordance with internal procedures for the processing of asbestos product liability actions and due to the proximity to trial or settlement, certain outstanding actions against Garlock and Anchor have progressed to a stage where the cost to dispose of these actions can reasonably be estimated. These actions are classified as actions in advanced stages and are included in the table as such below. With respect to outstanding actions against Garlock and Anchor that are in preliminary procedural stages, as well as any actions that may be filed in the future, insufficient information exists upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to reasonably estimate what, if any, potential liability or costs may be incurred. Accordingly, no estimate of future liability has been included in the table below for such claims.

     Coltec records an accrual for liabilities related to Garlock and Anchor asbestos-related matters that are deemed probable and can be reasonably estimated, which consist of settled claims and actions in advanced stages of processing. Coltec also records an asset equal to the amount of those liabilities that is expected to be recovered by insurance. A table is provided below depicting quantitatively the items discussed above.

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                              -----------------   ----------------------------
                                               2001      2000      2000      1999       1998
                                              -------   -------   -------   -------   --------
(NUMBER OF CASES)
New actions filed during the period(1)......   30,500    29,500    36,200    30,200     34,400
Actions in advanced stages at period-end....    1,900    13,361     5,800     8,300      4,700
Open actions at period-end..................   90,100    97,900    96,300    96,000    101,400

(DOLLARS IN MILLIONS AT PERIOD-END)
Estimated liability for settled claims and
  actions in advanced stages of
  processing(2).............................  $ 180.6   $ 252.8   $ 231.2   $ 163.1   $  112.5
Estimated amounts recoverable from
  insurance(2)(3)...........................  $ 295.8   $ 314.0   $ 285.7   $ 188.2   $  128.0

(DOLLARS IN MILLIONS)
Payments(2).................................  $ 136.5   $  90.3   $ 119.7   $  84.5   $   53.7
Insurance recoveries(2).....................     70.9      49.0      83.3      65.2       54.7
                                              -------   -------   -------   -------   --------
Net cash flow(3)............................  $ (65.6)  $ (41.3)  $ (36.4)  $ (19.3)  $    1.0
                                              -------   -------   -------   -------   --------

------------------
(1) Consists only of actions actually filed with a court of competent jurisdiction. To the extent that a particular action names both Garlock and Anchor as defendants, for purposes of this table the action is treated as a single action.

(2) Includes amounts with respect to all claims settled, whether or not an action has actually been filed with a court of competent jurisdiction, claims which have been dismissed or tried and claims otherwise closed during the period.

(3) Payments made during the period for which Garlock does not receive a corresponding insurance recovery due to the annual limit imposed under Garlock's insurance policies will be recovered in future periods to the extent insurance is available. When estimating the amounts recoverable, Garlock only includes insurance coverage available from carriers believed to be solvent.

     As shown in the table above, the number of new actions filed during 2000 increased over 1999. Coltec believes this increase represents the acceleration of claims from future periods mostly attributable to bankruptcies of other asbestos defendants. The acceleration of claims may have the impact of accelerating the associated settlement payments. This trend moderated in 2001 and Coltec believes the number of new actions will decrease in future years due, in part, to the previously-described acceleration of future claims and because the largest asbestos exposures occurred prior to the mid-1970s. However, Coltec cannot assure you that the number of new claims filed will not remain at current levels or increase in future years.

     Garlock and Anchor recorded charges to operations amounting to approximately $6.0 million during the first nine months of 2001 and 2000, and approximately $8.0 million in each of 2000, 1999 and 1998, representing payments and related expenditures made during the periods which are not recoverable at all under insurance, whether in the present period or in future periods.

     Garlock and Anchor paid $65.6 million and $41.3 million for the defense and disposition of asbestos-related actions, net of amounts received from insurance carriers, during the first nine months of 2001 and 2000, respectively. The amount of payments during the first nine months of 2001 was consistent with the expectation that payments during 2001 would be higher than in 2000 due, in large part, to Garlock's previously discussed short-term aggressive settlement strategy. Garlock and Anchor paid $36.4 million and $19.3 million for the defense and disposition of asbestos-related actions, net of amounts received from insurance carriers, during 2000 and 1999, respectively. The amount of payments in 2000 was consistent with the expectation that payments during 2000 would be higher than in 1999. During 2001, Garlock was able to negotiate the receipt of $10 million from one of its excess insurance carriers, $7.5 million of which was received in the fourth quarter of 2001 and $2.5 million of which is expected to be received during the first quarter of 2002. Garlock was able to securitize this cash flow stream during the third quarter of 2001 and we have reflected the cash received ($9.9 million) in the amounts presented above.

     Considering the foregoing, as well as the experience of Coltec's subsidiaries and other defendants in asbestos litigation, the likely sharing of judgments among multiple responsible defendants, recent bankruptcies of other defendants, legislative efforts and given the substantial amount of insurance coverage that Garlock expects to be available from its solvent carriers, Coltec believes that pending actions against Garlock and Anchor are not likely to have a material adverse effect on its financial condition, but could be material to its results of operations or cash flows in a given period. However, because of the uncertainty as to the number and timing of potential future actions, as well as the amount that will have to be paid to settle or satisfy any such actions in the future, Coltec cannot assure you that those future actions will not have a material adverse effect on its financial condition, results of operations and cash flows.

     Other. Some of Coltec's subsidiaries (other than Garlock and Anchor) have also been named as defendants in various actions by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. The number of claims to date has not been significant and Coltec has substantial insurance coverage available to it. Based on the above, Coltec believes that these pending and reasonably anticipated future actions are not likely to have a material adverse effect on its financial condition, results of operations and cash flows and are therefore not discussed above.

     Garlock, Anchor and some of Coltec's other subsidiaries are also defendants in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants and co-defendants. Based on Coltec's past experience, it believes that these categories of claims are not likely to have a material adverse effect on its financial condition, results of operations and cash flows and are therefore not discussed above.

  TRANSITION TO THE EURO

     The euro was initially introduced on January 1, 1999. However, euro notes and coins did not enter into circulation until January 1, 2002. The legacy national currencies will be discontinued and cancelled as legal tender in the early part of 2002 for the twelve participating countries.

     Transition to the euro creates a number of issues for Coltec. Business issues that must be addressed include product pricing policies and ensuring the continuity of business and financial contracts. Finance and accounting issues include the conversion of bank accounts, accounting systems and other treasury and cash management activities. Coltec has successfully addressed these transition issues, and does not expect the transition to the euro to have a material effect on its financial condition, results of operations and cash flows.

  NEW ACCOUNTING STANDARDS

     In September 2000, the Financial Accounting Standards Board, or FASB, issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," or SFAS 140. This statement replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," or SFAS 125. It revises the standard for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of SFAS 140 did not have a material impact on Coltec's consolidated financial condition or results of operations.

     Effective January 1, 2001, Coltec adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS No. 133, as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and that changes in a derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. The adoption of SFAS 133 did not have a material impact on Coltec's consolidated financial condition or results of operations.

     In July 2001, the FASB issued Statement No. 141 "Business Combinations," or SFAS 141, and Statement No. 142 "Goodwill and Other Intangible Assets," or SFAS
142. SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS 141 and SFAS 142 apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's statement of financial condition at that date, regardless of when those assets were initially recognized.

     Coltec will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002 and for acquisitions made subsequent to July 1, 2001. Application of the non-amortization provisions of SFAS 142 is expected to result in an increase in pre-tax income of approximately $4 million per year. During 2002, Coltec will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on Coltec's consolidated financial condition or results of operations.

     In June 2001, the FASB issued Statement No. 143 "Accounting for Asset Retirement Obligations," or SFAS 143. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Coltec has not yet determined what the effect of SFAS 143 will be on its consolidated financial condition or results of operations.

     In October 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," or SFAS 144. SFAS 144 supersedes FASB Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," or SFAS 121; however, it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." In addition, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g. abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as "held for sale." SFAS 144 is effective for year ends beginning after December 15, 2001. Coltec has not yet determined what the effect of SFAS 144 will be on its consolidated financial condition or results of operations.

  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Coltec is exposed to certain market risks as part of its ongoing business operations, including risks from changes in interest rates and foreign currency exchange rates, that could impact its financial condition, results of operations and cash flows. Goodrich historically has managed these types of risks on our behalf as part of its company-wide management of market risks. Coltec plans to manage its exposure to these and other market risks through regular operating and financing activities, and on a limited basis, through the use of derivative financial instruments. Coltec intends to use such derivative financial instruments as risk management tools and not for speculative investment purposes.

  Interest Rate Risk. Coltec is exposed to interest rate risk as a result of its outstanding debt obligations. Coltec expects that its interest rate risk profile will change substantially as a result of changes in the nature and amount of its indebtedness made in connection with the spin-off and related transactions, including the exchange offer.

     The table below provides information about Coltec's current debt obligations, without giving pro forma effect to the exchange offer. The table represents principal cash flows and related weighted average interest rates by expected (contractual) maturity dates.

                             EXPECTED MATURITY DATE

                                                                                                  FAIR
                                        2001   2002   2003   2004   2005   THEREAFTER   TOTAL    VALUE
                                        ----   ----   ----   ----   ----   ----------   ------   ------
                                                             (DOLLARS IN MILLIONS)
Debt:
  Fixed Rate..........................  $2.5   $1.7   $0.4   $0.4   $0.2     $312.1     $317.3   $318.6
  Average Interest Rate...............   3.6%   1.8%   4.3%   4.2%   3.0%       7.5%       7.4%

  Foreign Currency Risk. Coltec is exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of its foreign subsidiaries, intercompany loans with foreign subsidiaries and transactions denominated in foreign currencies. Coltec's objective is to minimize its exposure to these risks through its normal operating activities and, where appropriate, through foreign currency forward
contracts. In 2001, approximately      % of its total sales consisted of sales
outside the United States, with approximately      % of total sales denominated
in currencies other than the United States dollar. At December 31, 2001, Coltec had no outstanding foreign currency forward contracts.

  Risk Due to Convertibility of TIDES. Following the spin-off, and until April 15, 2028, each TIDES will be convertible, at the option of the holder, into a combination of 0.955248 of a share of Goodrich common stock and 0.1910496 of a share of EnPro common stock. Should the holders exercise their right to convert the TIDES, Coltec would be required to purchase shares of Goodrich stock either on the open market or directly from Goodrich and it would have only a very limited time period in which to accomplish this. Coltec may not have sufficient cash on hand or the ability to finance these transactions in the time period required by the TIDES agreements. Failure to honor conversion rights would be a default under those agreements. Further, the value of Goodrich and EnPro stock may increase to the level where Coltec's cost to acquire shares in a conversion could exceed, with no maximum, the aggregate liquidation value of the TIDES of $150 million. While Coltec has the right to redeem these securities for cash, at a premium to liquidation value of up to 3%, and/or may have the ability to hedge all or a portion of this exposure, Coltec cannot assure you that it will have the financial resources to redeem these securities at a cost at or near the liquidation value of the TIDES or effectively hedge this exposure.

     The conversion feature of the TIDES which allows conversion into Goodrich common stock will be accounted for as a derivative under Statement of Financial Accounting Standards No. 133. As a result, that portion of the change in the fair value of the TIDES that relates to this conversion feature will be reported in Coltec's earnings as other income (expense), net, although it will not be a current cash obligation or benefit to EnPro. The change in fair value of the derivative could be material to Coltec's results of operations.

     Coltec is evaluating various alternatives to hedge its financial exposure to the conversion feature of the TIDES following the spin-off.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     When the spin-off is complete, Coltec will be a wholly-owned subsidiary of EnPro, and the assets of EnPro will consist primarily of its equity interest in Coltec and, potentially, its ownership of a portion of the old Coltec notes. EnPro will enter into a distribution agreement and a number of ancillary agreements with Goodrich for the purpose of accomplishing the spin-off. These agreements will govern the relationship between Goodrich and EnPro (and, therefore, Coltec) subsequent to the spin-off and provide for the allocation of employee benefits, tax and other liabilities and obligations attributable to periods prior to the distribution. The ancillary agreements will cover:

     - services and support arrangements;

     - employee matters;

     - tax sharing arrangements; and

     - obligations in respect of the TIDES.

     The material agreements summarized below will be filed as exhibits to this prospectus and the summaries of these agreements are qualified in their entirety by reference to the full text of such agreements. The terms of these agreements have not yet been finalized and are being reviewed by EnPro and Goodrich. None of these agreements will restrict either EnPro or Goodrich from developing or acquiring products that may compete against the products offered by the other party.

DISTRIBUTION AGREEMENT

     The distribution agreement will set forth the agreements between Goodrich and EnPro with respect to the principal corporate transactions required to effect the distribution of shares of EnPro common stock to Goodrich's shareholders and other agreements governing the relationship between Goodrich and EnPro.

THE SPIN-OFF

     The distribution agreement will provide that, subject to the terms and conditions contained in the agreement, Goodrich and EnPro will take all reasonable steps necessary and appropriate to cause all conditions to the spin-off to be satisfied, and to effect the spin-off as of 11:59 p.m. on
          , 2002. Goodrich's agreement to complete the spin-off is subject to the satisfaction or waiver by Goodrich, in its sole discretion, of a number of conditions including the following:

     - an opinion of tax counsel has been obtained and continues in effect, to the effect that, among other things, the spin-off will qualify as a tax-free distribution for U.S. federal income tax purposes under Section 355 of the Internal Revenue Code and the transfer to EnPro of the assets and the assumption by EnPro of the liabilities in connection with the spin-off will not result in recognition of any gain or loss for U.S. federal income tax purposes to Goodrich's or EnPro's shareholders except with respect to cash received in lieu of fractional shares of EnPro common stock; and this opinion will be in form and substance satisfactory to Goodrich, in its sole discretion;

     - any material governmental approvals and consents necessary to complete the spin-off has been obtained and be in full force and effect;

     - no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the spin-off is in effect, and no other event outside the control of Goodrich has occurred or failed to occur that prevents the completion of the spin-off; and

     - no other events or developments have occurred that, in the judgment of the board of directors of Goodrich, would result in the spin-off having an adverse effect on Goodrich or Goodrich's shareholders.

RELEASES AND INDEMNIFICATION

     The distribution agreement will provide for a full and complete release and discharge of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date of the agreement, between or among EnPro or any of its subsidiaries or affiliates, on the one hand, and Goodrich or any of its subsidiaries or affiliates other than EnPro, on the other hand, except as expressly set forth in the agreement. The liabilities released or discharged will include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such parties on or before the date of the agreement. The distribution agreement will also provide that EnPro and Goodrich will indemnify each other with respect to contingent liabilities primarily relating to their respective businesses or otherwise assigned to each of them. Additionally, the distribution agreement will also specify procedures with respect to claims subject to indemnification and related matters.

TERMINATION; AMENDMENTS

     The distribution agreement will provide that it may be terminated and the spin-off may be amended, modified or abandoned at any time prior to the distribution date in the sole discretion of Goodrich without the approval of the Goodrich shareholders or of EnPro. In the event of a termination of the distribution agreement, no party has any liability of any kind to any other party or any other person. After the distribution date, the distribution agreement will also provide that it may not be terminated except by an agreement in writing signed by both Goodrich and EnPro.

TRANSITION SERVICES AGREEMENT

     Goodrich and EnPro will enter into a transition services agreement pursuant to which Goodrich will provide to EnPro, on a transitional basis, various services, including, but not limited to, treasury administration, employee benefits administration and information technology services. The agreed upon charges for such services are generally intended to allow Goodrich to recover fully the allocated costs of providing the services, plus all incremental out-of-pocket costs and expenses directly related to the provision of such services.

     In general, the services will commence on the distribution date and will expire on a specified date following the distribution date. The agreement may be extended, either in whole or in part, by the parties in writing. With respect to particular services, EnPro may terminate the agreement with respect to one or more of those services upon prior written notice.

EMPLOYEE MATTERS AGREEMENT

     Goodrich and EnPro will enter into an employee matters agreement to allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters.

     The employee matters agreement will provide that as of the distribution date, EnPro generally will assume, retain and be liable for all wages, salaries, welfare, incentive compensation and other employee-related obligations and liabilities for all current employees of EnPro's business, except as specifically provided in the employee benefits agreement. Active employees of EnPro's business generally participate in retirement plans maintained by Coltec. These Coltec retirement plans will remain as part of EnPro's business and EnPro's employees will remain covered by the plans. To the extent that any employees of EnPro's business participate in retirement plans or other benefit plans sponsored by Goodrich, such employees will cease to be active participants in the Goodrich plans and will become eligible to participate in EnPro's applicable plans as of a date to be specified for each applicable plan in the employee benefits agreement. In connection with the distribution, EnPro expects to continue its retirement plans and it expects to adopt a variety of other employee benefit plans for its employees, in both the U.S. and jurisdictions outside of the U.S., comparable to the plans of Goodrich. Once EnPro establishes its own benefit plans, EnPro may modify or terminate each plan in accordance with the terms of that plan and its policies.

TAX SHARING ARRANGEMENTS

     Goodrich and EnPro will enter into arrangements that govern Goodrich's and EnPro's respective post-spin-off rights, responsibilities and obligations with respect to taxes. Except as provided below, the tax sharing arrangements will provide that the benefits and burdens of all taxes and payments with respect to taxes attributable to all periods prior to the spin-off, including periods prior to Goodrich's acquisition of Coltec, will be for the account of Goodrich.

     The tax sharing arrangements will provide that EnPro is liable for taxes incurred by Goodrich and Coltec if the spin-off and certain associated restructuring activities are taxable to Goodrich and Coltec (i) as a result of EnPro taking or failing to take, as the case may be, certain actions, or (ii) as a result of certain acquisitions or issuances of EnPro's stock.

INDEMNIFICATION AGREEMENT

     Coltec and Goodrich have guaranteed certain payments with respect to the TIDES. We expect that EnPro will also guarantee certain payments with respect to the TIDES. EnPro, Goodrich, Coltec and Coltec Capital Trust will enter into an indemnification agreement that outlines the obligations of the various parties with respect to the TIDES and under which EnPro, Coltec and Coltec Capital Trust indemnify Goodrich from any costs and liabilities arising under or related to the TIDES after the spin-off.

                       DESCRIPTION OF NEW GOODRICH NOTES

     The new Goodrich notes are senior obligations of Goodrich, issuable under the Goodrich indenture and limited to $300 million aggregate principal amount, and will mature on April 15, 2008. The following statements are subject to the detailed provisions of the Trust Indenture Act of 1939, as amended ("TIA"), and the Goodrich indenture, which is an exhibit to the registration statement of which this prospectus forms a part. Wherever references are made to particular provisions of the Goodrich indenture, those provisions or definitions are incorporated by reference as a part of the statements.

     Except as provided in the next sentence, each new Goodrich note will bear interest at an annual rate of 7 1/2% from the most recent date to which interest has been paid or provided for on the old Coltec notes, and will be payable semiannually to new Goodrich noteholders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing April 15, 2002. If the exchange offer is completed after a record date for the payment of interest on the old Coltec notes and before the payment date associated with that record date, then the interest payable with respect to the first interest payment date after the completion of the exchange offer will be paid to the person in whose name the old Coltec note was registered on that record date. Interest on the new Goodrich notes will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

     The new Goodrich notes are redeemable, in whole or in part, at any time and from time to time, at the option of Goodrich, at a redemption price equal to the greater of (i) 100% of the principal amount of the new Goodrich notes being redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest on those new Goodrich notes from the redemption date to the maturity date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below) plus 37.5 basis points, plus accrued interest to the date of redemption.

     For these purposes:

     - "treasury rate" means, with respect to any redemption date for the new Goodrich notes,

      - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the maturity date of the Goodrich notes, yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

      - if the above release (or any successor release) is not published during the week preceding the calculation date or does not contain the yield described above, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for the applicable redemption date. The treasury rate will be calculated on the third business day preceding the redemption date.

     - "comparable treasury issue" means the United States Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term of the new Goodrich notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such new Goodrich notes.

     - "independent investment banker" means one of the reference treasury dealers appointed by the Trustee after consultation with Goodrich.

     - "comparable treasury price" means, with respect to any redemption date for the new Goodrich notes, (i) the average of four reference treasury dealer quotations for that redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (ii) if the Trustee obtains fewer than four reference treasury dealer quotations, the average of all quotations.

     - "reference treasury dealer" means each of and two other primary U.S. Government securities dealers in New York City (each, a "primary treasury dealer") appointed by the Trustee in consultation with Goodrich; provided, however, that if any dealer so appointed ceases to be a primary treasury dealer, Goodrich will substitute therefor another primary treasury dealer.

     - "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that reference treasury dealer at 5:00 p.m. on the third business day preceding the applicable redemption date.

     Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of new Goodrich notes to be redeemed. Unless Goodrich defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the new Goodrich notes or portions of the notes called for redemption.

     Except as set forth above, the new Goodrich notes are not redeemable by Goodrich prior to maturity and are not entitled to the benefit of any sinking fund.

RANKING

     The new Goodrich notes will be unsecured, unsubordinated indebtedness of Goodrich and will rank on a parity with all other unsecured and unsubordinated indebtedness of Goodrich. The new Goodrich notes are not guaranteed by any subsidiary of Goodrich.

     The new Goodrich notes will effectively rank junior to any of our and our subsidiaries' secured indebtedness to the extent of the value of the assets providing the security, and will also be structurally subordinated to the unsecured obligations of our subsidiaries with regard to competing claims to the assets of our subsidiaries. As of September 30, 2001, on a pro forma basis after giving effect to the spin-off, Goodrich and our subsidiaries would have had approximately $82 million of secured indebtedness, and our subsidiaries would have had approximately $24 million of unsecured indebtedness. The Goodrich indenture does not contain limitations on the amount of additional indebtedness, whether senior or subordinated, which Goodrich may incur.

CERTAIN COVENANTS

     The Goodrich indenture does not contain any restrictions on the declaration of dividends or require the maintenance of any asset ratio or the creation or maintenance of any reserves. The Goodrich indenture contains covenants, including, among others, the following:

  LIMITATION ON LIENS

     Under the Goodrich indenture, Goodrich may not, nor may it permit any Restricted Subsidiary (which we define below in "-- Definitions") to, incur, issue, assume or guarantee any indebtedness for money borrowed or any other indebtedness evidenced by notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (to which we refer in this prospectus as "Debt") other than guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services, secured by pledge of, or mortgage, deed of trust or other lien on, any Principal Property (which we define below in "-- Definitions") owned by Goodrich or any Restricted Subsidiary, or any shares of stock or Debt of any Restricted Subsidiary (we refer to these pledges, mortgages, deeds of trust and other liens as "Mortgage" or "Mortgages"), except any Debt so secured on the date of issuance of the new Goodrich notes, without effectively providing that the new Goodrich notes (together with, if Goodrich so determines, any other Debt of Goodrich or Restricted Subsidiaries then existing or thereafter created which is not subordinate to the new Goodrich notes) will be secured equally and ratably with (or prior to) that secured Debt, and for as long as the secured Debt is so secured. The prohibition in the preceding sentence will not be applicable if, after giving effect to the newly secured Debt, the aggregate principal amount of all such secured Debt which would otherwise be prohibited, plus all Attributable Debt (which we define below in "-- Definitions") of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions (as described below) which would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below would not exceed the sum of 10% of Consolidated Net Tangible Assets (which we define below in "-- Definitions"). In addition, the restrictions on the incurrence of liens do not apply to (and there will be excluded from secured Debt in any computation under these restrictions) Debt secured by:

          (i) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time that corporation becomes a Restricted Subsidiary;

          (ii) Mortgages to secure indebtedness of any Restricted Subsidiary to the Company or to another Restricted Subsidiary;

          (iii) Mortgages for taxes, assessments or governmental charges or levies in each case (a) not then due and delinquent or (b) the validity of which is being contested in good faith by appropriate proceedings, and materialmen's, mechanics', carriers', workmen's, repairmen's, landlord's or other like Mortgages, or deposits to obtain the release of such Mortgages;

          (iv) Mortgages arising under an order of attachment or distraint or similar legal process so long as the execution or enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith;

          (v) Mortgages to secure public or statutory obligations or to secure payment of workmen's compensation or to secure performance in connection with tenders, leases of real property, bids or contracts or to secure (or in lieu of) surety or appeal bonds and Mortgages made in the ordinary course of business for similar purposes;

          (vi) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute (including Debt of the Pollution Control or Industrial Revenue Bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

          (vii) Mortgages on property (including any lease which should be capitalized on the lessee's balance sheet in accordance with generally accepted accounting principles), shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation or through purchase or transfer of the properties of a corporation as an entirety or substantially as an entirety) or to secure the payment of all or any part of the purchase price or construction cost or improvement cost thereof or to secure any Debt incurred prior to, at the time of, or within one year after, the acquisition of such property or shares or Debt or the completion of any such construction (including any improvements on an existing property) or the commencement of commercial operation of such property, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof;

          (viii) Mortgages existing as of May 1, 1991; and

          (ix) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (viii), inclusive; provided, however, that (a) the extension, renewal or replacement Mortgage will be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on the property) and (b) the Debt secured by the Mortgage at that time is not increased.

  LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

     For the benefit of holders of the new Goodrich notes, Goodrich will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including Goodrich or any Restricted Subsidiary) or to which any lender or investor is a party, providing for the leasing by the Company or any such Restricted Subsidiary for a period in excess of three years (including renewals), of any Principal Property owned by Goodrich or a Restricted Subsidiary which has been or is to be sold or transferred more than one year after the acquisition of that Principal Property or after the completion of construction and commencement of full operation of that Principal Property, by Goodrich or any Restricted Subsidiary to that lender or investor or to any person to whom funds have been or are to be advanced by that lender or investor on the security of that Principal Property (which we refer to as a "sale and leaseback transaction") unless either:

          (i) Goodrich or the Restricted Subsidiary could create Debt secured by a Mortgage on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities of all series pursuant to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (ix) of such covenant) or

          (ii) Within 270 days after the sale or transfer has been made by Goodrich or by any Restricted Subsidiary, Goodrich applies an amount equal to the greater of (a) the net proceeds of the sale of the Principal Property sold and leased back pursuant to that arrangement or (b) the fair market value of the Principal Property so sold and leased back at the time of entering into that arrangement (as determined by any two of the following: the chairman of the Board of Directors of Goodrich, its president, any vice president, its treasurer and its controller) to (x) the purchase of property, facilities or equipment (other than the property, facilities or equipment involved in that sale) having a value at least equal to the net proceeds of that sale or (y) the retirement of Funded Debt of Goodrich (and any retirement of new Goodrich notes under this provision will not be deemed to constitute a refunding operation or anticipated refunding operation for the purposes of any provision restricting any refunding operations with moneys borrowed having an interest cost to Goodrich in excess of a certain amount with respect to the new Goodrich notes); provided, however, that the amount to be applied to the retirement of Funded Debt of Goodrich will be reduced by (a) the principal amount of any new Goodrich notes delivered within 270 days after such sale to the Trustee for retirement and cancellation and (b) the principal amount of Funded Debt, other than the new Goodrich notes, voluntarily retired by the Company within 270 days after such sale.

Notwithstanding the foregoing, no retirement referred to in clause (ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

  ABSENCE OF CERTAIN OTHER RESTRICTIONS

     The Goodrich indenture does not contain (i) any restrictions on the declaration of dividends; (ii) any requirements concerning the maintenance of any asset or interest coverage ratio; or (iii) any requirement for the creation or maintenance of reserves.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Goodrich indenture permits Goodrich to consolidate or merge with or into any other entity or entities, or to sell, convey or lease all or substantially all of its property to any other entity authorized to acquire and operate the same. For a consolidation, merger, sale, conveyance or lease described in the preceding sentence to be permissible, however, (i) the Person (if other than Goodrich) formed by any consolidation, or into which Goodrich is merged or which acquires or leases substantially all of the property of Goodrich, expressly assumes the Company's obligations on the Debt Securities and under the Indenture, and (ii) Goodrich or the successor entity may not immediately after the consolidation merger, sale, conveyance or lease be in default in the performance of any covenant or condition of the Goodrich indenture.

DEFAULTS

     As to the new Goodrich notes, an Event of Default is defined in the Goodrich indenture as:

          (a) default in the payment of any installment of interest on the new Goodrich notes and the continuance of such default for a period of 10 days;

          (b) default in the payment of the principal of (and premium, if any, on) any of the new Goodrich notes when due, whether at maturity, upon redemption, by declaration or otherwise;

          (c) default by Goodrich in the performance of any other covenant or agreement contained in the Goodrich indenture for the benefit of the new Goodrich notes and the continuance of that default for a period of 90 days after written notice has been given as provided in the Goodrich indenture;

          (d) acceleration of any indebtedness for money borrowed by Goodrich in excess of $50,000,000 under the terms of the instrument under or by which that indebtedness is issued, evidenced or secured if the acceleration is not rescinded or annulled within 10 days after written notice as provided in the Goodrich indenture; and

          (e) certain events of bankruptcy, insolvency and reorganization of Goodrich.

     The Trustee is required, within 90 days after the occurrence of a default with respect to the Goodrich notes, to give all holders of new Goodrich notes then outstanding notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of a default in the payment of principal (and premium, if any) or interest, if any, on any new Goodrich note, the Trustee will be protected in withholding this notice if it in good faith determines that the withholding of this notice is in the interest of all holders of new Goodrich notes then outstanding.

     The Goodrich indenture provides that, if an Event of Default occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount (calculated as provided in the Goodrich indenture) of the new Goodrich notes then outstanding may declare the principal of the new Goodrich notes and the interest accrued thereon, if any, to be due and payable immediately.

     A declaration of default may be annulled and past defaults (except for defaults in the payment of principal (or premium, if any) or interest, if any, on such new Goodrich notes that are not cured earlier) may be waived by the holders of not less than a majority in aggregate principal amount (calculated as provided in the Goodrich indenture) of the new Goodrich notes then outstanding, provided that certain conditions, described in detail in the Goodrich indenture, are met.

     The TIA requires that Goodrich file with the Trustee annually a written statement as to the presence or absence of certain defaults under the terms of the Goodrich indenture.

     The Goodrich indenture provides that, if a default or an Event of Default occurs and is continuing, the holders of not less than a majority in aggregate principal amount (calculated as provided in the Goodrich indenture) of the new Goodrich notes then outstanding have the right to direct the time, method and place of conducting any proceeding or remedy available to the Trustee, or exercising any trust or power conferred on the Trustee by the Goodrich indenture with respect to the new Goodrich notes.

     The Goodrich indenture provides that the Trustee is under no obligation to exercise any of the rights or powers vested in it by the Goodrich indenture at the direction of the holders of new Goodrich notes unless those holders offer to the Trustee reasonable security or indemnity against expenses and liabilities.

MODIFICATION OF THE INDENTURE

     The Goodrich indenture contains provisions permitting Goodrich and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount (calculated as provided in the Goodrich indenture) of the outstanding debt securities of all series issued under the Goodrich indenture and affected by such modification (all such series voting as a single class), to modify the Goodrich indenture or any supplemental indenture or the rights of the holders of the debt securities issued under the Goodrich indenture including the new Goodrich notes); provided that no modification may

          (i) extend the fixed maturity of any debt security, or reduce the principal or premium amount thereof, or reduce the rate or extend the time of payment of interest thereon, or make the principal amount thereof or interest or premium thereon payable in any coin or currency other than that provided in the debt security, or reduce the portion of the principal amount of an original issue discount debt security due and payable upon acceleration of the maturity thereof or the portion of the principal amount thereof provable in bankruptcy, or reduce any amount payable upon redemption of any debt security, or reduce the overdue rate thereof, or impair, if the debt securities provide therefor, any right of repayment at the option of the holder of a debt security, without the consent of the holder of each debt security so affected; or

          (ii) reduce the percentage of debt securities the consent of the holders of which is required for any such modification, without the consent of the holder of each debt security so affected.

     The Goodrich indenture also permits Goodrich and the Trustee to amend the Goodrich indenture without the consent of the holders of the Goodrich notes to evidence the merger of Goodrich or the replacement of the Trustee, to cure ambiguities, and for some other customary purposes.

DEFEASANCE AND DISCHARGE

     The Goodrich indenture provides that Goodrich will be discharged from any and all obligations in respect of the new Goodrich notes (except for certain obligations to register the transfer or exchange of the new Goodrich notes, to replace stolen, lost or mutilated new Goodrich notes, to maintain paying agencies, and to hold monies for payment in trust), upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Goodrich indenture) which through the payment of interest and principal in respect of these monies or obligations in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on the new Goodrich notes on the stated maturity of the payments in accordance with the terms of the Goodrich indenture and the new Goodrich notes. Such a trust may only be established if, among other things, Goodrich delivers to the Trustee an opinion of counsel (who may be counsel to Goodrich) stating that either (i) Goodrich has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Goodrich indenture there has been a change in the applicable Federal income tax law, in either case to the effect that holders of the new Goodrich notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

  DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT

     The Goodrich indenture provides that the Company may omit to comply with the limitations on liens and sales-leaseback transactions described above, and the event of default described in clause (c) under the caption "Events of Default" above, and this noncompliance will not be deemed to be an Event of Default under the Goodrich indenture and the new Goodrich notes, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Goodrich indenture) which through the payment of interest and principal in respect of these monies and obligations in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on the new Goodrich notes on the stated maturity of the payments in accordance with the terms of the Goodrich indenture and the new Goodrich notes. The obligations of Goodrich under the Goodrich indenture and the new Goodrich notes, other than with respect to the covenants referred to above, and the Events of Default, other than the Event of Default referred to above, will remain in full force and effect. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (who may be counsel to the Company) to the effect that the holders of the new Goodrich notes will not recognize income, gain, or loss for federal income tax purposes as a result of the deposit and defeasance of covenants and Events of Default and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred.

     In the event Goodrich exercises its option to omit compliance with the covenants and obligations of the new Goodrich notes with respect to the new Goodrich notes as described in the preceding paragraph and the new Goodrich notes are declared due and payable because of the occurrence of any Event of Default other than an Event of Default described in clause (c) under the caption "Defaults" above, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the new Goodrich notes at the time of their stated maturity but may not be sufficient to pay amounts due on the new Goodrich notes at the time of the acceleration resulting from such Event of Default.

CONCERNING THE TRUSTEE

     Goodrich maintains deposit accounts and conducts other banking transactions with the Trustee in the ordinary course of Goodrich's business.

GOVERNING LAW

     The Goodrich indenture provides that it and the new Goodrich notes will be governed by, and construed in accordance with, the laws of the state of New York.

BOOK-ENTRY, DELIVERY AND FORM

     The new Goodrich notes may be issued in the form of one or more global certificates registered in the name of a depositary or a nominee of the depositary, The Depository Trust Company ("DTC"). Goodrich has been informed by DTC that its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of the new Goodrich notes when they are issued in global form. No person that acquires an interest in new Goodrich notes will be entitled to receive a certificate representing that person's interest in the new Goodrich notes except as set forth in this prospectus. Unless and until definitive new Goodrich notes are issued under the limited circumstances described in this prospectus, all references to actions by holders of new Goodrich notes issued in global form will refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references in this prospectus to payments and notices to those holders will refer to payments and notices to DTC or Cede, as the registered holder of the new Goodrich notes.

     DTC has informed Goodrich that it is a limited purpose trust company organized under the New York Banking Law and a "banking organization" within the meaning of the New York Banking Law, that it is a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act, and that it was created to hold securities for its participating organizations (which we refer to as "Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (which we refer to as "Indirect Participants").

     Holders that are not Participants or Indirect Participants but that desire to purchase, sell or otherwise transfer ownership of, or other interests in, new Goodrich notes may do so only through Participants and Indirect Participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the agent designated by Goodrich to Cede, as nominee for DTC. DTC will forward these payments to its Participants, which then will forward them to Indirect Participants or holders. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through and subject to the procedures of Participants and, if applicable, Indirect Participants.

     Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of new Goodrich notes among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which holders have accounts with respect to the new Goodrich notes similarly are required by DTC's rules to make book-entry transfers and receive and transmit such payments on behalf of their respective holders. Because DTC can act only on behalf of Participants, which in turn act only on behalf of holders or Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a holder to pledge new Goodrich notes to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Debt Securities, may be limited due to the absence of physical certificates for the new Goodrich notes.

     DTC has advised Goodrich that DTC will take any action permitted to be taken by a registered holder of any new Goodrich note under the Goodrich indenture or the terms of the new Goodrich notes only at the direction of one or more Participants to whose accounts with DTC the new Goodrich notes are credited.

     A global security will be exchangeable for the new Goodrich notes in the names of persons other than DTC or its nominee only if

          (i) DTC notifies Goodrich that it is unwilling or unable to continue as depositary for the global security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as depository,

          (ii) the Company determines that the global security will be so exchangeable or

          (iii) an Event of Default has occurred and is continuing with respect to the new Goodrich notes.

Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive new Goodrich notes registered in such names as DTC directs.

     Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability of definitive new Goodrich notes. Upon surrender by DTC of the global security representing the new Goodrich notes and delivery of instructions for re-registration, the Trustee or Depositary or the applicable registrar, as the case may be, will reissue the new Goodrich notes as definitive new Goodrich notes, and thereafter such Trustee, Depositary or registrar will recognize the holders of such definitive new Goodrich notes as registered holders of new Goodrich notes entitled to the benefits of the Goodrich indenture.

     Except as described above, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary appointed by Goodrich. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of the new Goodrich notes unless the beneficial interest is in an amount equal to an authorized denomination for the new Goodrich notes.

DEFINITIONS

     For the purposes of this "Description of New Goodrich Notes" section, the following terms have the following meanings:

     "Attributable Debt" means, as to any particular lease under which Goodrich is at the time liable, at any date as of which the amount thereof is to be determined, the lesser of (i) the fair value of the property subject to the lease (as determined by certain officers of Goodrich as set forth in the Goodrich indenture) or (ii) the total net amount of rent required to be paid by Goodrich under the lease during the remaining term of the lease, discounted from the respective due dates of the lease to such date at the rate of interest per annum implicit in the terms of the lease, as determined by those officers of Goodrich set forth in the Goodrich indenture, compounded semiannually. The net amount of rent required to be paid under any such lease for any such period will be the amount of the rent payable by the lessee with respect to that period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, this net amount will also include the amount of such penalty, but no rent may be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated.

     "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting
(i) all current liabilities (excluding any which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness and capital lease obligations) and (ii) all goodwill, all as shown in the audited consolidated balance sheet of Goodrich and its Subsidiaries contained in Goodrich's then most recent annual report to stockholders.

     "Funded Debt" means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount of Funded Debt is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part of the property, used primarily for manufacturing and located in the United States of America, in each case the net book value of which on the date as of which the determination is being made exceeds 3% of Consolidated Net Tangible Assets; provided, however, that Principal Property does not include (i) any building, structure or facility which, in the opinion of the Board of Directors of Goodrich, is not of material importance to the total business conducted by Goodrich and its Subsidiaries as an entirety or (ii) any portion of a particular building, structure or facility which, in the opinion of Goodrich, is not of material importance to the use or operation of the building, structure or facility.

     "Restricted Subsidiary" means any Subsidiary (i) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America and (ii) which owns a Principal Property; provided, however, that Restricted Subsidiary may not include any Subsidiary the primary business of which consists of financing operations in connection with leasing and conditional sales transactions on behalf of the Company and its Subsidiaries, and/or purchasing accounts receivable and/or making loans secured by accounts receivable or inventory, or which is otherwise primarily engaged in the business of a finance company.

     "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of the corporation (irrespective of whether or not at the time stock of any other class or classes of the corporation have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by Goodrich, or by one or more other Subsidiaries, or by Goodrich and one or more other Subsidiaries.

                          COMPARISON OF TERMS OF NOTES

     The following is a summary comparison of the material terms of the new Goodrich notes and the old Coltec notes. This summary does not purport to be complete and is qualified in its entirety by reference to the Goodrich indenture and the form of new Goodrich notes, which have been filed as exhibits to the registration statement of which this prospectus forms a part, and the Coltec indenture and the old Coltec notes. For a more detailed description of the new Goodrich notes, see "Description of the New Goodrich Notes" starting on page 62.

                                 OLD COLTEC NOTES                         NEW GOODRICH NOTES
                                 ----------------                         ------------------
ISSUER.........................  Coltec Industries Inc                    Goodrich Corporation

PRINCIPAL AMOUNT OUTSTANDING
  (AGGREGATE)..................  $300 million                             Up to $300 million, exchanged in a 1:1
                                                                          ratio with old Coltec notes tendered in
                                                                          this exchange offer.

INTEREST RATE..................  7 1/2% per annum                         7 1/2% per annum

PAYMENT FREQUENCY..............  Semi-annual, payable on April 15 and     Semi-annual, payable on April 15 and
                                 October 15 of each year, up to           October 15 of each year, up to
                                 maturity.                                maturity. Interest on the new Goodrich
                                                                          notes will accrue from the last
                                                                          interest payment date on which interest
                                                                          was paid on the old Coltec notes
                                                                          surrendered in exchange. If the
                                                                          exchange offer is completed after a
                                                                          record date for the payment of interest
                                                                          on the old Coltec notes and before the
                                                                          payment date associated with that
                                                                          record date, then the interest payable
                                                                          with respect to the first interest
                                                                          payment date after the completion of
                                                                          the exchange offer will be paid to the
                                                                          person in whose name the old Coltec
                                                                          note was registered on that record
                                                                          date.

MATURITY.......................  April 15, 2008                           April 15, 2008

OPTIONAL REDEMPTION............  Redeemable, in whole or in part, at any  Redeemable, in whole or in part, at any
                                 time or from time to time, at the        time or from time to time, at the
                                 option of Coltec, at a redemption price  option of Goodrich, at a redemption equal to the greater of (1) 100% of the  price calculated utilizing the same
                                 principal amount of the old Coltec       formula as that applicable for the old
                                 notes being redeemed and (2) the sum of  Coltec notes.
                                 the present value of the remaining
                                 scheduled payments of principal and
                                 interest thereon from the redemption
                                 date to the maturity date, discounted
                                 to the redemption date at a specified
                                 treasury rate plus 37.5 basis points,
                                 plus accrued interest to the date of
                                 redemption. The old Coltec notes are
                                 not entitled to the benefit of any
                                 sinking fund.

SENIORITY......................  The old Coltec notes are currently       The new Goodrich notes will be
                                 unsecured unsubordinated obligations of  unsecured, unsubordinated indebtedness,
                                 Coltec, ranking equally with all of      and will rank equally with all of
                                 Coltec's other unsecured and             Goodrich's other unsecured and
                                 unsubordinated indebtedness.             unsubordinated indebtedness.

LIMITATION ON LIENS............  Under the old Coltec indenture, Coltec   Under the Goodrich indenture Goodrich
                                 agrees not to create or incur any lien   agrees not to create or incur any lien
                                 on any of its assets in order to secure  on any Principal Property (as defined
                                 any indebtedness of Coltec, without      in "Description of New Goodrich Notes")
                                 effectively providing that the old       owned by Goodrich or a Restricted
                                 Coltec notes will be equally and         Subsidiary (as defined in "Description
                                 ratably secured until such time as such  of New Goodrich Notes") without
                                 indebtedness is no longer secured by     securing the new Goodrich notes equally
                                 such lien.

                                 OLD COLTEC NOTES                         NEW GOODRICH NOTES
                                 ----------------                         ------------------
                                                                          and ratably.
                                 This restriction does not apply to (1)
                                 pre-existing liens, (2) liens securing   Restriction does not apply to (1) pre-
                                 certain intercompany indebtedness, (3)   existing liens, (2) liens to secure
                                 certain customarily permitted liens,     certain intercompany indebtedness, (3)
                                 and (4) any extensions of the above.     certain customarily permitted liens,
                                                                          and (4) any extensions of the above.
                                 Notwithstanding the foregoing and the
                                 covenant described under "Lease-Back     Notwithstanding this restriction and
                                 Transactions" below, Coltec may,         the restriction on sales and lease-back
                                 without securing any of the new Coltec   transactions, Goodrich may, without
                                 notes, create or incur liens securing    securing the new Goodrich notes equally
                                 debt ("exempted debt") if the aggregate  and ratably, create and incur liens amount of exempted debt does not exceed  securing debt ("exempted debt") if the the greater of (x) $100 million and (y)  aggregate amount of exempted debt,
                                 15% of Coltec's consolidated net assets  including exempted transactions under
                                 (as that term is defined in the old      the "Lease-Back Transactions"
                                 Coltec indenture).                       provisions described below, is less
                                                                          than 10% of Goodrich's Consolidated Net
                                                                          Tangible Assets.

                                                                          "Consolidated Net Tangible Assets" is
                                                                          defined as the total amount of assets
                                                                          (minus applicable reserves and
                                                                          deductibles) minus (1) all current
                                                                          liabilities (excluding (a) certain
                                                                          renewable liabilities, (b) current
                                                                          maturities of long-term indebtedness
                                                                          and (c) capital lease obligations) and
                                                                          (2) all goodwill.

LIMITATIONS ON SALES AND
  LEASEBACKS...................  Under the old Coltec indenture Coltec    The Goodrich indenture provides that
                                 agrees not to enter into any sale and    neither Goodrich nor any Restricted
                                 lease-back transaction for the sale and  Subsidiary may enter into most sale and
                                 leasing back of any property or asset,   lease-back transactions involving any
                                 whether now owned or hereafter           Principal Property which has been or is
                                 acquired, of Coltec or any of its        to be sold or transferred by Goodrich
                                 subsidiaries.                            or such Restricted Subsidiary, unless
                                                                          either (1) Goodrich could have created
                                 This restriction does not apply to       a debt secured by a mortgage on the
                                 transactions (1) entered into prior to   Principal Property without violating
                                 the closing date, (2) for the sale and   the limitation on liens covenant
                                 leasing back of any property or asset    described above, or (2) Goodrich
                                 by a subsidiary to Goodrich, (3)         applies within 270 days the greater of
                                 involving leases for less than three     the net proceeds of the transaction and
                                 years, (4) in which the lease for the    the fair market value of the Principal
                                 property or asset is entered into        Property to the purchase of property of
                                 within 180 days after the later of the   equally value, or to the repayment of
                                 date of acquisition, completion of       some types of debt.
                                 construction or commencement or full
                                 operations of such property or asset,
                                 (5) where Coltec would be permitted to
                                 incur a lien on the assets to be
                                 disposed under the restriction on liens
                                 above, or (6) where the proceeds of the
                                 sale are applied to the purchase of
                                 assets of equal value or the retirement
                                 of debt.

MERGERS AND CONSOLIDATIONS.....  The old Coltec indenture permits Coltec  The Goodrich indenture permits Goodrich
                                 to consolidate with or sell or lease     to consolidate or merge with or into
                                 its assets as, or substantially as, an   another entity, or to sell, convey or
                                 entirety, to, or merge with or into,     lease all or substantially all of
                                 any other entity without the consent of  Goodrich's property to another entity,
                                 the holders of any outstanding old       provided that the successor assumes the
                                 Coltec notes, provided that the          obligations of the Goodrich indenture.
                                 successor assumes the obligations of
                                 the old Coltec indenture.

                                 OLD COLTEC NOTES                         NEW GOODRICH NOTES
                                 ----------------                         ------------------
OTHER RESTRICTIONS.............  The old Coltec indenture does not        The Goodrich indenture also does not
                                 contain (1) any restrictions on the      contain (1) any restrictions on the
                                 declaration of dividends; (2) any        declaration of dividends; (2) any
                                 requirements concerning the maintenance  requirements concerning the maintenance
                                 of any asset ratio; or (3) any           of any asset ratio; or (3) any
                                 requirement for the creation or          requirement for the creation or
                                 maintenance of reserves.                 maintenance of reserves.

EVENTS OF DEFAULT..............  Events of default is defined in the old  Events of default are defined pursuant
                                 Coltec indenture as any of the           to the Goodrich indenture as any of the
                                 following:                               following:

                                 - a default in any payment of interest   - a failure to pay any installment of
                                   on the old Coltec notes when due,        interest on the new Goodrich notes
                                   that continues for 30 days;              that continues for a period of 10
                                                                            days;
                                 - a default in the payment of principal
                                   when due at its stated maturity, upon  - a failure to pay the principal and
                                   declaration or otherwise;                premium, if any, on the new Goodrich
                                                                            notes;
                                 - the failure to comply with the
                                   successor obligor clause;              - a failure to perform any other
                                                                            covenant or agreement in the Goodrich
                                 - the failure by Coltec to comply with     indenture that continues for 90 days
                                   any of its obligations under the         after we have been given written
                                   restrictive covenants within 60 days     notice of such failure;
                                   after receiving notice of its failure
                                   to do so;                              - an acceleration of a Goodrich debt
                                                                            with a principal amount of more than
                                 - the failure to pay any indebtedness      $50 million that is not rescinded or
                                   within any applicable grace period       annulled within 10 days after written
                                   after final maturity or the              notice of such acceleration; and
                                   acceleration of any such indebtedness
                                   by the holders thereof because of a    - certain events of bankruptcy,
                                   default if the total amount of such      insolvency and reorganization of
                                   which we refer to as indebtedness        Goodrich.
                                   unpaid or accelerated exceeds $30
                                   million or its foreign currency
                                   equivalent;

                                 - certain events of bankruptcy,
                                   insolvency or reorganization of
                                   Coltec; and

                                 - any judgment or decree for the
                                   payment of money in excess of $30
                                   million is rendered for a period of
                                   60 days following such judgment and
                                   is not discharged, waived or stayed
                                   within 30 days after notice.

EFFECTS OF DEFAULT; CURE
  PERIODS......................  If an event of default occurs and is     If an event of default occurs and
                                 continuing, the old Coltec notes         continues, either the Trustee or the
                                 trustee or the holders of at least 25%   holders of at least 25% in aggregate
                                 in aggregate principal amount of the     principal amount of the new Goodrich
                                 outstanding old Coltec notes may         notes may declare the principal of the
                                 declare the principal of and accrued     new Goodrich notes and the accrued
                                 but unpaid interest on all the old       interest, if any, to be due and payable
                                 Coltec notes to be due and payable.      immediately. If this happens, subject
                                 Upon such a declaration, such principal  to certain conditions, the holders of a
                                 and interest will be due and payable     majority of the aggregate principal
                                 immediately. The holders of a majority   amount of the new Goodrich notes can
                                 in aggregate principal amount of the     annul the declaration of acceleration
                                 outstanding old Coltec notes may         and waive past defaults.
                                 rescind any such acceleration with
                                 respect to the old Coltec notes and its
                                 consequences, provide some conditions
                                 set forth in the old Coltec indenture
                                 are met.

CHANGES TO THE INDENTURE.......  In general, the old Coltec indenture     Some supplemental indentures, including
                                 may be amended with the consent of       those relating to curing

                                 OLD COLTEC NOTES                         NEW GOODRICH NOTES
                                 ----------------                         ------------------
                                 the holders of at least a majority in    ambiguities and evidencing successor
                                 principal amount of the notes then       corporations to Goodrich, may be
                                 outstanding and any past default or      entered into by Goodrich and the
                                 compliance with any provisions may be    trustee without the approval of the
                                 waived with the consent of the holders   holders. A supplemental indenture
                                 of a majority in principal amount of     amending or deleting provisions to the
                                 the old Coltec notes then outstanding.   new Goodrich indenture to the detriment
                                 However, without the consent of each     of the holders may be entered into by
                                 holder of an outstanding note affected,  Goodrich and the trustee with the
                                 no amendment may, among other things:    approval of not less than 50% in
                                                                          principal amount of the outstanding
                                 - reduce the amount of notes whose       classes of debt securities affected by
                                   holders must consent to an amendment;  the change. However, unless the approval of each affected holder is
                                 - reduce the rate of or extend the time  obtained, no supplemental indenture may
                                   for payment of interest on any note;   be adopted that affects:

                                 - reduce the principal of or extend the  - the fixed maturity;
                                   stated maturity of any note;
                                                                          - the principal or premium amount;
                                 - reduce the premium payable upon any
                                   redemption of any note or change the   - the rate or the time of payment of
                                   time at which any note may be            interest; the currency;
                                   redeemed;
                                                                          - the portion of the principal amount
                                 - make any note payable in money other     of a new Goodrich note provable in
                                   than that stated in the note;            bankruptcy;

                                 - impair the right of any holder to      - amounts payable upon redemption; the
                                   receive payment of principal of and      overdue rate; any right of repayment
                                   interest on such holder's notes on or    at the option of the holder of a new
                                   after the due dates therefor or to       Goodrich note; or
                                   institute suit for the enforcement of
                                   any payment on or with respect to      - the percentage of principal amount of
                                   such holder's notes;                     the outstanding new Goodrich notes
                                                                            the holders of which may change the
                                 - make any changes that would affect       terms discussed above.
                                   the ranking of the notes; or

                                 - make any change in the amendment
                                   provisions which require each
                                   holder's consent or in the waiver
                                   provisions.

CLASS VOTING...................  The holders of the old Coltec notes      Goodrich is permitted to issue multiple
                                 vote together as a single class on       series of debt securities under the
                                 occasions where a vote of the old        Goodrich indenture, and there is
                                 Coltec noteholders is required.          presently $899 million principal amount
                                                                          of debt securities outstanding under
                                                                          the Goodrich indenture. Some options
                                                                          available to holders of debt securities
                                                                          under the Goodrich indenture, such as
                                                                          the approval of supplemental indentures
                                                                          reducing the scope of the restrictive
                                                                          covenant under the Goodrich indenture,
                                                                          require the vote of holders of a
                                                                          majority principal amount of the debt
                                                                          securities outstanding under the
                                                                          Goodrich indenture, voting as a single
                                                                          class. Holders of the new Goodrich
                                                                          notes, therefore, may vote together
                                                                          with the holders of other debt
                                                                          securities issued under the Goodrich
                                                                          indenture, and their voting power may
                                                                          be diluted vis-a-vis their current
                                                                          position as holders of old Coltec
                                                                          notes.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

UNITED STATES TAXATION

     This is a description of the material United States federal income tax consequences of exchanging old Coltec notes for new Goodrich notes and ownership and disposition of new Goodrich notes received in the exchange. This discussion only applies to holders of old Coltec notes and new Goodrich notes who hold the notes as capital assets and to holders of new Goodrich notes who receive the notes in exchange for old Coltec notes pursuant to the exchange offer. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as:

     - certain financial institutions;

     - insurance companies;

     - dealers in securities or foreign currencies;

     - persons holding notes as part of a hedge, straddle or other integrated transaction;

     - U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

     - partnerships or other entities classified as partnerships for United States federal income tax purposes; and

     - persons subject to the alternative minimum tax.

     This description is based on the Internal Revenue Code of 1986, as amended to the date of this prospectus (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described in this section. HOLDERS OF OLD COLTEC NOTES CONSIDERING EXCHANGING THEIR NOTES FOR NEW GOODRICH NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     As used in this prospectus, a "United States person" is

     - a citizen or resident of the United States;

     - a corporation created or organized in the United States or under the laws of the United States or of any state;

     - an estate the income of which is includible in gross income for United States federal income taxation regardless of its source;

     - a trust if a court in the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;

     - a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to that date and which has made a valid election to be treated as a United States person under the Code; and

     - any person otherwise subject to United States federal income tax on a net income basis in respect of its worldwide taxable income.

     A "U.S. holder" is a beneficial owner of notes who is a United States person. A "non-U.S. holder" is a beneficial owner of notes that is not a U.S. holder.

TAX CONSEQUENCES TO U.S. HOLDERS

  EXCHANGE OF OLD COLTEC NOTES FOR THE NEW GOODRICH NOTES

     The exchange of old Coltec notes for new Goodrich notes will be a taxable exchange for United States federal income tax purposes. A U.S. holder will recognize gain or loss equal to the difference between the amount realized on the exchange and the holder's adjusted tax basis in the old Coltec notes. For these purposes, the amount realized on the exchange will equal the issue price of the new Goodrich notes on the date of exchange, determined as described below. The portion of the new Goodrich notes received that is attributable to accrued but unpaid interest on the old Coltec notes is not considered part of the amount realized on the exchange and will be taxable to the holders as ordinary interest income at the time it accrues or is received in accordance with the holder's method of accounting for United States federal income tax purposes.

     Gain or loss realized on the exchange of old Coltec notes will (subject to the discussion of market discount below) be capital gain or loss and will be long-term capital gain or loss if at the time of the exchange the old Coltec notes have been held for more than one year. The deductibility of capital losses is subject to limitations. However, a U.S. holder who purchased old Coltec notes for less than the principal amount of those notes may recognize ordinary income rather than capital gain under the "market discount" rules discussed under "-- Market Discount" below.

     This issue price of the new Goodrich notes will depend on whether the old Coltec notes or the new Goodrich notes are considered to be traded on an established market at any time during the 60 day period ending 30 days after the issue date of the new Goodrich notes. Pursuant to applicable Treasury Regulations, an established market includes among other things, (i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers and traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or (ii) that price quotations for such notes are readily available from dealers, brokers or traders. Based on current information and although not free from doubt, we believe that the old Coltec notes and the new Goodrich notes are not traded on an established market for the purpose of these regulations and, therefore, the issue price of the new Goodrich notes will equal their stated principal amount. If, however, either the old Coltec notes or the new Goodrich notes are traded on an established market, the issue price of the new Goodrich notes will equal their fair market value on the date of the exchange. In either case, holders may elect to reduce the issue price of the new Goodrich notes by the amount of accrued but unpaid interest on the old Coltec notes as of the date of the exchange, and the disclosure below assumes that holders will do so.

     A U.S. holder's basis in the new Goodrich notes will equal the issue price of the new Goodrich notes on the date of the exchange and will be adjusted for OID or amortizable bond premium as described below. A U.S. holder's holding period in the new Goodrich notes will begin on the day after the exchange.

  MARKET DISCOUNT

     A U.S. holder of old Coltec notes that purchased those notes for less than their principal amount may recognize ordinary income on the exchange, rather than capital gain, under the market discount rules. Under these rules, unless the U.S. holder has made an election to include market discount in income as it accrues, any gain recognized by the U.S. holder will be treated as ordinary income to the extent of any market discount that has accrued for the period the U.S. holder has owned the old Coltec notes. Market discount generally equals the excess, if any, of (i) the unpaid principal balance of the note at the time it is acquired by the U.S. holder, over (ii) the U.S. holder's tax basis in the note immediately after its acquisition (subject to a de minimis exception pursuant to which market discount is considered to be zero if it is less than
 1/4 of 1 percent of the unpaid principal balance of the note multiplied by the number of complete years to maturity from the date of acquisition). In general, market discount is treated as accruing over the term of the note on a straight-line basis unless the U.S. holder elects to accrue on a constant-yield basis. If the gain recognized by a U.S. holder is in excess of the accrued market discount, that excess will generally be treated as capital gain.

  ORIGINAL ISSUE DISCOUNT AND INTEREST ON THE NEW GOODRICH NOTES

     The new Goodrich notes will have original issue discount if the stated principal amount of the new Goodrich notes exceeds their issue price (determined as described under "-- Exchange of Old Coltec Notes for the New Goodrich Notes" above) by more than a de minimis amount, i.e., 1/4 of 1 percent of the stated principal amount multiplied by the number of complete years to maturity of the new Goodrich notes on the date of exchange. The portion of the first payment on the new Goodrich notes equal to the accrued but unpaid interest on the old Coltec notes will be treated as a non-taxable return of pre-issuance accrued interest, rather than as a payment on the new Goodrich notes. Whether or not the new Goodrich notes have original issue discount, payments of stated interest on the new Goodrich notes will be considered qualified stated interest and thus a U.S. holder will be required to include the stated interest payments in income in accordance with the holder's method of accounting for United States federal income tax purposes. U.S. holders will be required to include original issue discount, if any, in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. Under this method, if the new Goodrich notes have original issue discount U.S. holders of new Goodrich notes will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods. A U.S. holder will increase its tax basis in the new Goodrich notes by the amount of the original issue discount included in income.

  AMORTIZABLE BOND PREMIUM

     If a U.S. holder receives a new Goodrich note in the exchange and has a tax basis in the new Goodrich notes (determined as described under "-- Exchange of Old Coltec Notes for the New Goodrich Notes" above) in excess of the stated principal amount of the notes, the U.S. holder will be considered to have received the new note with amortizable bond premium. The amount of this amortizable bond premium will equal the excess of the tax basis of the new note over the principal amount payable at maturity. A U.S. holder may elect to amortize this premium, using a constant yield method, over the remaining term of the new note. A holder that elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the Internal Revenue Service.

  SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF THE NEW GOODRICH NOTES

     Upon the sale, exchange, redemption or retirement of a new Goodrich note, a U.S. holder will recognize taxable gain equal to the difference between the amount realized on the sale, exchange or retirement and the holder's adjusted tax basis in the new Goodrich note. For these purposes, the amount realized on the sale, exchange or retirement will equal the amount of cash or fair market value of other property received in the sale, exchange or retirement. However, the amount of money or fair market value of other property attributable to accrued but unpaid interest on the new Goodrich note will not be considered part of the amount realized on the sale, exchange or retirement and will be taxable to the holder as interest income, regardless of a holder's method of accounting, at the time of the sale, exchange or retirement.

     Gain or loss realized on the sale, exchange or retirement of new Goodrich notes will be capital gain or loss and will be long-term capital gain or loss if at the time of the exchange the new Goodrich notes have been held for more than one year. The deductibility of capital losses is subject to limitations.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns may be filed with the Internal Revenue Service in connection with payments on the old Coltec notes and the new Goodrich notes and the proceeds from a sale, exchange or other disposition of the notes. A U.S. holder will not be subject to backup withholding tax on these payments if the holder provides its taxpayer identification number to the paying agent on Substitute Form W-9 and complies with certain certification procedures or is otherwise exempt from backup withholding. See Section 9 of the Letter of Transmittal accompanying this prospectus. The amount of any backup withholding withheld from a payment to a U.S. holder will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                                 LEGAL MATTERS

     The validity of the new Goodrich notes to be issued in connection with the exchange offer is being passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Coltec Industries Inc at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Goodrich Corporation at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in Goodrich Corporation's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF COLTEC
  INDUSTRIES INC (A SUBSIDIARY OF GOODRICH CORPORATION):
  Report of Ernst & Young LLP, Independent Auditors.........    F-2
  Consolidated Balance Sheet at December 31, 2000 and
     1999...................................................    F-3
  Consolidated Statement of Income for the Years Ended
     December 31, 2000, 1999 and 1998.......................    F-4
  Consolidated Statement of Cash Flows for the Years Ended
     December 31, 2000, 1999 and 1998.......................    F-5
  Consolidated Statement of Parent Company Deficit for the
     Years Ended December 31, 2000, 1999 and 1998...........    F-6
  Notes to Consolidated Financial Statements................    F-7

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
  COLTEC INDUSTRIES INC (A SUBSIDIARY OF GOODRICH
  CORPORATION):
  Condensed Consolidated Balance Sheet at September 30, 2001
     (Unaudited) and December 31, 2000......................   F-30
  Condensed Consolidated Statement of Income (Unaudited) for
     the Nine Months Ended September 30, 2001 and 2000......   F-31
  Condensed Consolidated Statement of Cash Flows (Unaudited)
     for the Nine Months Ended September 30, 2001 and
     2000...................................................   F-32
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................   F-33

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors of
Goodrich Corporation

     We have audited the accompanying consolidated balance sheet of Coltec Industries Inc and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, parent company deficit and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coltec Industries Inc and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                             /s/ Ernst & Young LLP
Charlotte, North Carolina
January 28, 2002

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
                                                                 (DOLLARS IN MILLIONS)
ASSETS
Current Assets
  Cash and cash equivalents.................................     $ 21.6        $   15.1
  Accounts and notes receivable.............................       45.0            43.6
  Asbestos insurance receivable.............................       90.3            69.6
  Inventories...............................................       65.9            71.2
  Deferred income taxes.....................................        5.2             1.4
  Prepaid expenses and other assets.........................        3.9             5.5
                                                                 ------        --------
    Total Current Assets....................................      231.9           206.4
                                                                 ------        --------
Property, plant and equipment -- net........................      124.9           133.7
Deferred income taxes.......................................         --            14.3
Prepaid pension.............................................       71.7            46.0
Goodwill -- net.............................................       79.9            85.8
Identifiable intangible assets -- net.......................        7.0             7.0
Asbestos insurance receivable...............................      195.4           118.6
Other assets................................................       62.4            63.3
Net assets of discontinued operations.......................      218.6           344.1
                                                                 ------        --------
                                                                 $991.8        $1,019.2
                                                                 ======        ========
LIABILITIES AND PARENT COMPANY INVESTMENT (DEFICIT)
Current Liabilities
  Short-term bank debt......................................     $  0.7        $     --
  Accounts payable..........................................       37.4            50.0
  Accrued asbestos liability................................      182.8           134.6
  Other accrued expenses....................................       50.7            52.6
  Income taxes payable......................................       86.5           205.4
  Current maturities of long-term debt......................        2.5            10.3
                                                                 ------        --------
    Total Current Liabilities...............................      360.6           452.9
                                                                 ------        --------
Long-term debt..............................................      314.8           316.2
Pension obligations.........................................       13.7            33.2
Postretirement benefits other than pensions.................       12.6            13.4
Deferred income taxes.......................................        7.5              --
Retained liabilities of previously owned businesses.........       55.9            58.7
Environmental liabilities...................................       29.3            31.8
Asbestos liability..........................................       48.4            28.5
Minority interests..........................................        7.1             6.0
Other non-current liabilities...............................       19.4            17.3
Commitments and contingent liabilities......................         --              --
Mandatorily redeemable convertible preferred securities of
  trust (TIDES).............................................      149.3           147.3
Parent Company Deficit......................................      (26.8)          (86.1)
                                                                 ------        --------
    Total Liabilities and Parent Company Deficit............     $991.8        $1,019.2
                                                                 ======        ========

                 See Notes to Consolidated Financial Statements

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

                        CONSOLIDATED STATEMENT OF INCOME

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
                                                               (DOLLARS IN MILLIONS)
Sales.......................................................  $654.4   $665.7   $749.5
Operating Costs and Expenses:
  Cost of sales.............................................   430.1    418.3    482.9
  Selling and administrative expenses.......................   120.2    150.6    165.3
  Merger-related and consolidation costs....................     1.4    128.4       --
                                                              ------   ------   ------
                                                               551.7    697.3    648.2
                                                              ------   ------   ------
Operating income (loss).....................................   102.7    (31.6)   101.3
Interest expense............................................   (27.4)   (36.8)   (39.7)
Interest income.............................................     0.3      0.9      0.7
Other income (expense) -- net...............................    (4.3)     3.1     57.0
                                                              ------   ------   ------
Income (loss) before income taxes and distributions on
  convertible preferred securities of trust (TIDES).........    71.3    (64.4)   119.3
Income tax (expense) benefit................................   (26.7)    10.3    (44.7)
Distributions on convertible preferred securities of trust
  (TIDES)...................................................    (7.9)    (7.9)    (5.6)
                                                              ------   ------   ------
Income (loss) from continuing operations....................    36.7    (62.0)    69.0
Income from discontinued operations -- net of taxes.........    64.2     61.9     64.2
Extraordinary losses on debt extinguishments -- net of
  taxes.....................................................      --       --     (4.3)
                                                              ------   ------   ------
Net income (loss)...........................................  $100.9   $ (0.1)  $128.9
                                                              ======   ======   ======

                 See Notes to Consolidated Financial Statements

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31
                                                              ---------------------------
                                                               2000      1999      1998
                                                              -------   -------   -------
                                                                 (DOLLARS IN MILLIONS)
OPERATING ACTIVITIES
  Net income (loss).........................................  $ 100.9   $  (0.1)  $ 128.9
    Net income from discontinued operations.................    (64.2)    (61.9)    (64.2)
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
    Merger-related and consolidation costs:
      Expenses..............................................      1.4     128.4        --
      Payments..............................................     (4.0)   (120.9)       --
    Expenditures for asbestos-related litigation............   (119.7)    (84.5)    (53.7)
    Proceeds from asbestos-related insurance................     83.3      65.2      54.7
    Extraordinary losses on debt extinguishment.............       --        --       4.3
    Depreciation and amortization...........................     26.6      24.4      20.9
    Deferred income taxes...................................     18.0     (30.6)     (1.3)
    Net gain on sale of businesses..........................       --      (5.0)    (58.3)
    Change in assets and liabilities, net of effects of
     acquisitions and divestitures of businesses:
      Receivables...........................................      1.4       7.0      (4.1)
      Sale of receivables...................................      2.5        --      12.5
      Inventories...........................................      4.1      10.2     (11.6)
      Other current assets..................................      1.5       4.9       1.8
      Accounts payable......................................    (16.0)       --      (2.2)
      Accrued expenses......................................      4.6     (12.4)     (4.2)
      Income taxes payable..................................   (118.9)     27.8      40.8
      Other non-current assets and liabilities..............    (36.3)    (35.1)      1.5
                                                              -------   -------   -------
    Net cash provided (used) by operating activities of
     continuing operations..................................   (114.8)    (82.6)     65.8
                                                              -------   -------   -------
INVESTING ACTIVITIES
  Purchases of property.....................................    (14.3)    (24.1)    (27.0)
  Proceeds from sale of property............................      0.5        --        --
  Proceeds from sale of a business..........................       --        --     100.0
  Payments made in connection with acquisitions, net of cash
    acquired................................................       --        --     (92.9)
                                                              -------   -------   -------
  Net cash used by investing activities of continuing
    operations..............................................    (13.8)    (24.1)    (19.9)
                                                              -------   -------   -------
FINANCING ACTIVITIES
  Increase (decrease) in short-term debt....................      0.7        --      (5.5)
  Proceeds from issuance of long-term debt..................       --        --     291.5
  Decrease in long-term revolving credit facility, net......       --    (159.5)   (498.0)
  Repayment of long-term debt...............................     (9.2)     (4.3)    (16.7)
  Proceeds from issuance of convertible preferred securities
    of trust (TIDES), net...................................       --        --     144.0
  Proceeds from issuance of capital stock...................       --        --       2.1
  Purchases of treasury stock...............................       --        --     (51.4)
  Distributions on convertible preferred securities of trust
    (TIDES).................................................     (7.9)     (7.9)     (5.6)
  Net transfers (to)/from Parent............................    (38.1)    246.0      (2.5)
                                                              -------   -------   -------
  Net cash provided (used) by financing activities of
    continuing operations...................................    (54.5)     74.3    (142.1)
                                                              -------   -------   -------
DISCONTINUED OPERATIONS
  Net cash provided by discontinued operations..............    190.4      25.7     103.5
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents...............................................     (0.8)       --      (0.2)
                                                              -------   -------   -------
Net Increase (Decrease) in Cash and Cash Equivalents........      6.5      (6.7)      7.1
Cash and Cash Equivalents at Beginning of Period............     15.1      21.8      14.7
                                                              -------   -------   -------
Cash and Cash Equivalents at End of Period..................  $  21.6   $  15.1   $  21.8
                                                              =======   =======   =======

                 See Notes to Consolidated Financial Statements

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

                CONSOLIDATED STATEMENT OF PARENT COMPANY DEFICIT

                                                                YEAR ENDED DECEMBER 31
                                                              --------------------------
                                                               2000     1999      1998
                                                              ------   -------   -------
                                                                (DOLLARS IN MILLIONS)
PARENT COMPANY DEFICIT, BEGINNING OF YEAR...................  $(86.1)  $(331.9)  $(401.5)
Net income (loss)...........................................   100.9      (0.1)    128.9
Cumulative translation adjustment...........................    (3.9)     (0.1)     (5.5)
Minimum pension liability adjustment........................     0.4        --      (2.0)
                                                              ------   -------   -------
Comprehensive income (loss).................................    97.4      (0.2)    121.4
Issuance of capital stock...................................      --        --       2.1
Purchases of treasury stock.................................      --        --     (51.4)
Net transfers (to)/from Parent..............................   (38.1)    246.0      (2.5)
                                                              ------   -------   -------
PARENT COMPANY DEFICIT, END OF YEAR.........................  $(26.8)  $ (86.1)  $(331.9)
                                                              ======   =======   =======

                 See Notes to Consolidated Financial Statements

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  OVERVIEW AND BASIS OF PRESENTATION

     Coltec Industries Inc ("Coltec" or "the Company") is a leader in the design, development, manufacturing and marketing of well recognized, proprietary engineered industrial products that include sealing products, bearings, air compressors and heavy-duty diesel and natural gas engines.

OVERVIEW

     In September 2001, Goodrich Corporation ("Goodrich" or the "Parent") announced that its Board of Directors had approved in principle the tax-free spin-off of its Engineered Industrial Products ("EIP") business to shareholders (the "Distribution"). The Distribution will be effected through a tax-free distribution to Goodrich shareholders of all of the capital stock of EnPro Industries, Inc. ("EnPro"), a newly formed wholly owned subsidiary of Goodrich.

     The EIP business, as well as an aerospace business, is currently owned by Coltec, a wholly owned subsidiary of Goodrich. Prior to the Distribution, Coltec's aerospace business ("Coltec Aerospace") will assume all intercompany balances outstanding between Coltec and Goodrich and Coltec will then transfer to Goodrich by way of a dividend (the "Aerospace Dividend") all of the assets, liabilities and operations of Coltec Aerospace, including these assumed balances. Following the Distribution, Coltec will be a wholly owned subsidiary of EnPro and Coltec Aerospace will be owned by Goodrich.

     The Distribution is subject to certain conditions. No consents are required from Goodrich security holders or the holders of Coltec's outstanding debt securities to complete the Distribution.

BASIS OF PRESENTATION

     These financial statements present Coltec's consolidated financial condition, results of operations and cash flows as it operated as a wholly owned subsidiary of Goodrich, including certain adjustments and allocations necessary for a fair presentation of the business (see Note C). As noted above, prior to the Distribution, Coltec will transfer Coltec Aerospace to Goodrich. The transfer of Coltec Aerospace to Goodrich represents the disposal of a segment under APB Opinion No. 30 ("APB 30"). Accordingly, Coltec Aerospace has been accounted for as a discontinued operation and the revenues, costs and expenses, assets and liabilities, and cash flows have been segregated in the Company's Consolidated Statement of Income, Consolidated Balance Sheet and Consolidated Statement of Cash Flows. Unless otherwise noted, disclosures herein pertain to the Company's continuing operations. There are no other operations shown as discontinued operations other than Coltec Aerospace.

     As a result of the Aerospace Dividend, Goodrich will retain the net assets of Coltec Aerospace, which have been reflected as Net Assets of Discontinued Operations in the Company's Consolidated Balance Sheet. Coltec Aerospace will also retain certain other assets and liabilities of the Company, including the assumed intercompany balances and other assets and liabilities relating primarily to pensions, postretirement benefits other than pensions and income taxes.

     Coltec has outstanding certain debt the most significant of which are Coltec's 7 1/2% Senior Notes due 2008 (the "Coltec Senior Notes") and convertible trust preferred securities (the "TIDES"). The TIDES will remain obligations of Coltec after the distribution. Goodrich intends to make an offer to exchange the Coltec Senior Notes for debt securities of Goodrich having similar terms. There can be no guarantee, however, that this exchange offer will occur. Coltec intends to purchase a portion of the Coltec Senior Notes surrendered for exchange in the exchange offer, which will be financed through an intercompany loan from Goodrich. The remaining portion of Coltec Senior Notes accepted by Goodrich for exchange will be contributed to EnPro in connection with the Distribution and would thereafter be an intercompany

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

obligation of Coltec to EnPro, which will be eliminated upon consolidation in EnPro's consolidated financial statements going forward.

     All significant transactions among the Company's operations have been eliminated. Intercompany balances existing between the Company and Goodrich or its subsidiaries, including the loans from Goodrich to Coltec to finance the purchase by Coltec of the Coltec Senior Notes, will be assumed by Coltec Aerospace prior to the Distribution and the Aerospace Dividend, and, accordingly, have been or will be reflected within the Parent Company Investment line within the accompanying Consolidated Balance Sheet.

     Management believes that the assumptions underlying the consolidated financial statements are reasonable. However, the financial information in these financial statements does not necessarily include all of the expenses that would have been incurred by Coltec had it been a separate, stand alone entity and may not necessarily reflect what Coltec's consolidated financial condition, results of operations and cash flows would have been had Coltec been a stand alone entity during the periods presented or what Coltec's consolidated financial condition, results of operations and cash flows may be in the future.

B.  SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation The Consolidated Financial Statements reflect the accounts of the Company and its majority-owned subsidiaries. Intercompany accounts and transactions are eliminated.

     Cash Equivalents Cash equivalents consist of highly liquid investments with a maturity of three months or less at the time of purchase.

     Sale of Accounts Receivable The Company accounts for the sale of receivables in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Trade accounts receivable sold are removed from the balance sheet at the time of transfer.

     Inventories Certain domestic inventories are valued by the last-in, first-out ("LIFO") cost method. Inventories not valued by the LIFO method are valued using first-in, first-out ("FIFO"), and are recorded at the lower of cost or market.

     Long-Lived Assets Property, plant and equipment is recorded at cost. Depreciation and amortization is computed principally using the straight-line method over the following estimated useful lives: buildings and improvements, 15 to 40 years; machinery and equipment, 5 to 15 years. Repairs and maintenance costs are expensed as incurred.

     Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses and is amortized using the straight-line method, in most cases over 20 to 40 years. Goodwill amortization is recorded in cost of sales.

     Identifiable intangible assets are recorded at cost, or when acquired as a part of a business combination, at estimated fair value. These assets include patents and other technology agreements, trademarks, licenses and non-compete agreements. They are amortized using the straight-line method over estimated useful lives of 5 to 25 years.

     Impairment of long-lived assets and related goodwill is recognized when events or changes in circumstances indicate that the carrying value of the asset, or related groups of assets, may not be recoverable and the estimate of undiscounted cash flows over the asset's remaining estimated useful life are less than the asset's carrying value. Measurement of the amount of impairment is based on appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Revenue and Income Recognition Revenue from the sale of products is recognized when title passes, which is at the time of shipment.

     Financial Instruments Financial instruments recorded on the balance sheet include cash and cash equivalents, accounts and notes receivable, asbestos insurance receivable, accounts payable and debt. Because of their short maturity, the carrying value of cash and cash equivalents, accounts and notes receivable, asbestos insurance receivable, accounts payable and short-term bank debt approximates fair value. Fair value of long-term investments is based on quoted market prices. Fair value of long-term debt is based on quoted market prices or on rates available to the Parent for debt with similar terms and maturities (which may not be indicative of rates available to the Company as an unaffiliated entity).

     Stock-Based Compensation The Company accounts for stock-based employee compensation in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations.

     Income Taxes The Company's operations are included in the consolidated income tax returns filed by the Parent. Income taxes in the Company's consolidated statement of income are calculated on a separate tax return basis as if the Company had operated as a stand alone entity. The provision for income taxes is calculated in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the recognition of deferred income taxes using the liability method.

     Research and Development Expense Costs related to research and development activities are expensed as incurred. The Company performs research and development under Company-funded programs for commercial products. Total research and development expenditures from continuing operations in 2000, 1999 and 1998 were $12.3 million, $15.0 million and $15.7 million, respectively.

     Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     New Accounting Standards In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). This statement replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). It revises the standard for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 applies to transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of SFAS 140 did not have a material impact on the Company's consolidated financial condition or results of operations.

     Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and that changes in a derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. The adoption of SFAS 133 did not have a material impact on the Company's consolidated financial condition or results of operations.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In July 2001, the FASB issued Statement No. 141 "Business Combinations" ("SFAS 141") and Statement No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 is effective as follows: a) the use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS 141 and SFAS 142 apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's statement of financial condition at that date, regardless of when those assets were initially recognized.

     The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002 and for acquisitions made subsequent to July 1, 2001. Application of the provisions of SFAS 142, other than those relating to amortization of goodwill and other intangibles, is expected to result in an increase in pre-tax income of approximately $4 million per year. By June 30, 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. As a result, the Company has not yet determined what the effect of these tests will be on the Company's consolidated financial condition or results of operations.

     In June 2001, the FASB issued Statement No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not yet determined what the effect of SFAS 143 will be on its consolidated financial condition or results of operations.

     In October 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes FASB Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), however it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." In addition, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g. abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as "held for sale." SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company has not yet determined what the effect of SFAS 144 will be on its consolidated financial condition or results of operations.

C.  PARENT COMPANY INVESTMENT AND ALLOCATIONS

     Parent company investment represents the Parent's equity investment in the Company. The Company receives funding for its operations from the Parent as necessary. Interest expense associated with the Parent's general corporate debt and the Parent's funding of the Company's operations is not charged to the Company and has not been allocated to the Company. All transfers to and from the Parent have been reported in the parent company investment account.

         CORPORATE AND SEGMENT ADMINISTRATIVE COSTS REFLECTED IN OPERATING
         INCOME

     During 2000, 1999 and 1998 the Company's operating units were allocated $6.1 million, $9.1 million and $8.4 million in corporate costs from the Parent, respectively. These allocations included amounts

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

associated with employee benefits, executive compensation, corporate aircraft, tax, accounting, government relations and other shared corporate services. The Company also participates in certain benefit plans of the Parent, the cost of which is allocated to the Company and is included in the accompanying consolidated financial statements but is not reflected in the amounts above (see Note L). Management believes these allocations are reasonable.

     During 2000, operating income also includes $3.4 million of costs associated with segment headquarters expense. As segment headquarters was established after the Coltec Acquisition, there are no comparable costs in 1999 or 1998.

         UNALLOCATED CORPORATE ADMINISTRATIVE COSTS

     Corporate unallocated costs were $10.2 million, $26.8 million and $27.8 million in 2000, 1999 and 1998, respectively. These costs represent general corporate administrative costs, and have not been included in segment operating income. These costs include approximately $10.0 million in each of 2000, 1999 and 1998 related to non-reimbursable costs associated with managing and settling asbestos claims.

         CORPORATE AND SEGMENT ADMINISTRATIVE COSTS SUBSEQUENT TO THE
         DISTRIBUTION

     Prior to the acquisition of Coltec by Goodrich (the "Coltec Acquisition"), Coltec operated as a separate public company with separate corporate headquarters. Subsequent to the Coltec Acquisition, the majority of corporate costs were incurred by Goodrich, and have not been reflected in these consolidated financial statements unless allocated by the Parent. Accordingly, the financial information in these financial statements does not necessarily include all the expenses that would have been incurred had Coltec been a separate, stand alone entity and may not necessarily reflect Coltec's consolidated financial condition, results of operations and cash flows in the future or what its consolidated financial condition, results of operations and cash flows would have been had Coltec been a stand alone entity during all of the periods presented.

     EnPro management expects that EnPro will incur approximately $27 million per year in corporate administrative costs once separate corporate headquarters are established subsequent to the Distribution (including non-reimbursable costs associated with managing and settling asbestos claims). This amount is comparable to the combined $19.7 million of corporate and segment administrative costs described above for 2000.

D.  ACQUISITIONS AND DIVESTITURES

         ACQUISITIONS

     The following acquisitions were recorded using the purchase method of accounting. Their results of operations have been included in the Company's results since their respective dates of acquisition.

     During 1998, the Company acquired a manufacturer of flexible graphite and polytetrafluoroethylene ("PTFE") products; a business that manufactures, machines and distributes PTFE products; and another business that reprocesses PTFE compounds. The Company also acquired a manufacturer of sealing products and the remaining 20% not previously owned of a subsidiary that produces self-lubricating, non-rolling, metal polymer bearings. Total consideration aggregated $92.9 million, of which $56.7 million represented goodwill.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         DIVESTITURES

     In May 1998, the Company sold the capital stock of its Holley Performance Products subsidiary for $100 million in cash. The pre-tax gain of $58.3 million, net of liabilities retained, has been recorded within other income (expense), net.

E.  MERGER-RELATED AND CONSOLIDATION COSTS

     The Company incurred $1.4 million of consolidation costs in 2000. Merger-related and consolidation reserves at December 31, 2000, as well as activity during the year, consisted of:

                               BALANCE                               BALANCE
                             DECEMBER 31,                          DECEMBER 31,
                                 1999       PROVISION   ACTIVITY       2000
                             ------------   ---------   --------   ------------
                                           (DOLLARS IN MILLIONS)
Personnel related costs....      $5.3         $1.3       $(5.3)        $1.3
Transaction costs..........       1.5           --        (1.5)          --
Asset write-down and
  facility
  consolidation costs......       0.7          0.1        (0.7)         0.1
                                 ----         ----       -----         ----
                                 $7.5         $1.4       $(7.5)        $1.4
                                 ====         ====       =====         ====

     During 2000, the Company incurred $1.3 million of personnel-related costs associated with workforce reductions and $0.1 million related to an asset write-down. The merger-related and consolidation reserves were reduced by $7.5 million during 2000, of which $4.0 million represented cash payments. The remaining $3.5 million of reserve reductions represented the remaining reserves associated with the Coltec Acquisition, which were transferred to, and subsequently administered by, the Parent.

     The Company incurred $128.4 million of merger-related and consolidation costs in 1999. Merger-related and consolidation reserves at December 31, 1999, as well as activity during the year, consisted of:

                               BALANCE                               BALANCE
                             DECEMBER 31,                          DECEMBER 31,
                                 1998       PROVISION   ACTIVITY       1999
                             ------------   ---------   --------   ------------
                                           (DOLLARS IN MILLIONS)
Personnel related costs....       $--        $ 68.4     $ (63.1)       $5.3
Transaction costs..........       --           57.9       (56.4)        1.5
Asset write-down and
  facility
  consolidation costs......       --            2.1        (1.4)        0.7
                                  --         ------     -------        ----
                                  $--        $128.4     $(120.9)       $7.5
                                  ==         ======     =======        ====

     The Company incurred $68.4 million of personnel-related costs in 1999. Personnel-related costs associated with the Coltec Acquisition were $66.3 million, consisting of $61.8 million incurred under change in control provisions in employment agreements and $4.5 million in employee severance costs. Personnel-related costs also include employee severance costs of $2.1 million for reductions at the Company's Garlock Sealing Technologies, France Compressor Products and Stemco operating units (approximately 125 positions).

     The Company incurred $57.9 million of transaction costs in 1999. Transaction costs were associated with the Coltec Acquisition and include investment banking fees, accounting fees, legal fees, litigation settlement costs and other transaction costs.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company also incurred $2.1 million of asset write-down and facility consolidation costs in 1999. Facility consolidation costs associated with the Coltec Acquisition were $0.4 million. Asset-write down and facility consolidation costs also include $1.7 million for consolidation activities at the Company's Garlock Sealing Technologies and France Compressor Products operating units. The $1.7 million was comprised of $0.8 million of equipment relocation, $0.8 million of facility closure costs and $0.1 million in asset write-offs.

     The $120.9 million in activity during 1999 represented cash payments.

     No merger-related and consolidation costs were recorded in 1998.

F.  SALE OF ACCOUNTS RECEIVABLE

     The Company has an agreement to sell certain trade accounts receivable, up to a maximum of $95.0 million at December 31, 2000 and 1999. At December 31, 2000 and 1999, $30.5 million and $31.0 million, respectively, of the Company's receivables were sold under this agreement and the sale was reflected as a reduction of accounts receivable in the 2000 and 1999 balance sheet. The receivables were sold at a discount, which was included in interest expense in the 2000 and 1999 income statement.

     The above agreement contains various recourse provisions under which the Company may be required to repurchase receivables.

G.  INVENTORIES

     Inventories consisted of the following:

                                                          2000           1999
                                                         -------        -------
                                                         (DOLLARS IN MILLIONS)
Finished products......................................  $ 49.2         $ 45.4
In process.............................................    51.6           51.6
Raw materials and supplies.............................    12.6           15.3
                                                         ------         ------
                                                          113.4          112.3
Reserve to reduce certain inventories to LIFO basis....   (12.9)         (13.4)
Progress payments and advances.........................   (34.6)         (27.7)
                                                         ------         ------
          TOTAL........................................  $ 65.9         $ 71.2
                                                         ======         ======

Approximately 58% and 67% of inventory was valued by the LIFO method in 2000 and 1999, respectively.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

H.  PROPERTY, PLANT AND EQUIPMENT - NET

     Property, plant and equipment - net consisted of the following:

                                                           2000          1999
                                                         --------      --------
                                                         (DOLLARS IN MILLIONS)
Land...................................................  $   3.1       $   3.3
Buildings and improvements.............................     76.2          82.6
Machinery and equipment................................    253.8         251.1
Construction in progress...............................      8.0          10.8
                                                         -------       -------
                                                           341.1         347.8
Less allowances for depreciation.......................   (216.2)       (214.1)
                                                         -------       -------
          Total........................................  $ 124.9       $ 133.7
                                                         =======       =======

     Amounts charged to expense for depreciation from continuing operations during 2000, 1999 and 1998 were approximately $21 million, $20 million and $16 million, respectively.

I.  OTHER ACCRUED EXPENSES

     Other accrued expenses consisted of the following:

                                                          2000           1999
                                                         -------        -------
                                                         (DOLLARS IN MILLIONS)
Wages, vacations, pensions and other employment
  costs................................................   $18.2          $10.5
Postretirement benefits other than pensions............     0.2            0.9
Taxes, other than federal and foreign taxes on
  income...............................................     4.9            6.5
Accrued environmental liabilities......................     2.6             --
Accrued interest.......................................     7.6            7.9
Merger costs...........................................     1.4            7.5
Warranty...............................................     5.2            7.3
Other..................................................    10.6           12.0
                                                          -----          -----
          Total........................................   $50.7          $52.6
                                                          =====          =====

J.  LONG-TERM DEBT

     At December 31, 2000 and 1999, long-term debt, which is debt payable after one year, consisted of:

                                                          2000           1999
                                                         -------        -------
                                                         (DOLLARS IN MILLIONS)
7.5% senior notes, maturing in 2008....................  $300.0         $300.0
Other debt.............................................    14.8           16.2
                                                         ------         ------
          Total........................................  $314.8         $316.2
                                                         ======         ======

     Coltec Senior Notes. In 1998, the Company privately placed, with institutional investors, $300.0 million of 7.5% senior notes due in 2008.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Other debt includes $12 million of industrial revenue bonds issued in 1993, with interest rates ranging from 6.4% to 6.55%, which mature in 2009.

     Maturities of long-term debt in years subsequent to December 31, 2000 are as follows (in millions): 2001 -- $2.5; 2002 -- $1.7; 2003 -- $0.4;
2004 -- $0.4; 2005 -- $0.2.

K.  LEASE COMMITMENTS

     Future minimum lease payments from continuing operations, by year and in the aggregate, under noncancelable operating leases with initial or remaining noncancelable lease terms in excess of one year, consisted of the following at December 31, 2000:

                                                          (DOLLARS IN MILLIONS)
                                                          ---------------------
2001...................................................           $ 6.2
2002...................................................             5.5
2003...................................................             3.1
2004...................................................             1.9
2005...................................................             0.9
Thereafter.............................................             1.7
                                                                  -----
          Total minimum payments.......................           $19.3
                                                                  =====

     Net rent expense from continuing operations was $6.3 million, $7.8 million, and $7.8 million at December 31, 2000, 1999 and 1998, respectively.

L.  PENSIONS AND POSTRETIREMENT BENEFITS

     The Parent has several noncontributory defined benefit pension plans covering eligible employees. Salaried employees' benefit payments are generally determined using a formula that is based on an employees' compensation and length of service. Hourly employees' benefit payments are generally determined using stated amounts for each year of service.

     The Parent also sponsors unfunded defined benefit postretirement plans that provide certain health-care and life insurance benefits to eligible employees. The health-care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features, such as deductibles and coinsurance. The life insurance plans are generally noncontributory.

     The Parent's qualified pension plans were fully funded on an accumulated benefit obligation basis at December 31, 2000 and 1999. Assets for these plans consist principally of corporate and government obligations and commingled funds invested in equities, debt and real estate.

     Amortization of unrecognized transition assets and liabilities, prior service cost and gains and losses (if applicable) are recorded using the straight-line method over the average remaining service period of active employees, or approximately 12 years.

     The employees of the Company are eligible to participate in the Parent's salary and wage pension plans, non-qualified plans and postretirement benefit plans. Prior to the Coltec Acquisition, the Company maintained its own pension and postretirement plans since it operated as a separate company. Beginning in 2000, the Parent allocated its combined pension and postretirement benefit cost to its operating divisions. Accordingly, the Coltec pension and postretirement costs in 2000 reflect amounts allocated to Coltec by the Parent. Management believes these allocations are reasonable.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information regarding the Company's pension and postretirement benefit amounts recorded in the Consolidated Balance Sheet at December 31, 2000 and 1999.

                                           PENSION BENEFITS    OTHER BENEFITS
                                           ----------------   ----------------
                                            2000      1999     2000      1999
                                           ------    ------   ------    ------
                                                  (DOLLARS IN MILLIONS)
AMOUNTS RECOGNIZED IN THE
  CONSOLIDATED BALANCE SHEET CONSIST OF:
  Prepaid benefit cost...................  $ 71.7    $ 46.0   $   --    $   --
  Intangible asset.......................     2.2       4.7       --        --
  Accumulated other comprehensive
     income..............................     3.2       3.6       --        --
  Accrued benefit liability..............   (13.8)    (35.4)   (12.8)    (14.3)
                                           ------    ------   ------    ------
  Net amount recognized..................  $ 63.3    $ 18.9   $(12.8)   $(14.3)
                                           ======    ======   ======    ======

     The Company's income from continuing operations includes $7.2 million, $13.3 million and $5.2 million of pension income in 2000, 1999 and 1998, respectively. The Company's income from continuing operations includes $0.4 million, $0.6 million and $1.1 million of postretirement benefit expense in 2000, 1999 and 1998, respectively.

     The Company's employees also participate in voluntary retirement savings plans for salaried and wage employees maintained by the Parent. Under provisions of these plans, eligible employees can receive matching contributions from the Parent on up to the first 6% of their eligible earnings.

M.  INCOME TAXES

     Income (loss) from continuing operations before income taxes as shown in the Consolidated Statement of Income consists of the following:

                                                      2000     1999     1998
                                                      -----   ------   ------
                                                       (DOLLARS IN MILLIONS)
Domestic............................................  $62.1   $(72.6)  $110.9
Foreign.............................................    9.2      8.2      8.4
                                                      -----   ------   ------
          Total.....................................  $71.3   $(64.4)  $119.3
                                                      =====   ======   ======

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of income tax (expense) benefit from continuing operations in the Consolidated Statement of Income is as follows:

                                                      2000     1999     1998
                                                     ------   ------   ------
                                                      (DOLLARS IN MILLIONS)
CURRENT:
  Federal..........................................  $ (2.5)  $(16.1)  $(38.0)
  Foreign..........................................    (4.8)    (3.2)    (4.7)
  State............................................    (1.4)    (1.0)    (3.3)
                                                     ------   ------   ------
                                                       (8.7)   (20.3)   (46.0)
DEFERRED:
  Federal..........................................   (16.8)    28.6      1.2
  State............................................    (1.2)     2.0      0.1
                                                     ------   ------   ------
                                                      (18.0)    30.6      1.3
                                                     ------   ------   ------
          Total....................................  $(26.7)  $ 10.3   $(44.7)
                                                     ======   ======   ======

     Significant components of deferred income tax assets and liabilities at December 31, 2000 and 1999, are as follows:

                                                          2000           1999
                                                         -------        -------
                                                         (DOLLARS IN MILLIONS)
Deferred income tax assets:
  Accrual for postretirement benefits other than
     pensions..........................................  $  4.8         $  5.8
  Inventories..........................................     6.2            5.2
  Other nondeductible accruals.........................    11.1            8.3
  Retained liabilities of previously owned
     businesses........................................    20.9           34.9
  Other................................................    20.5           12.8
                                                         ------         ------
     Total deferred income tax assets..................    63.5           67.0
                                                         ======         ======
Deferred income tax liabilities:
  Tax over book depreciation...........................   (14.5)         (14.5)
  Pensions.............................................   (19.0)         (12.3)
  Other................................................   (32.3)         (24.5)
                                                         ------         ------
          Total deferred income tax liabilities........   (65.8)         (51.3)
                                                         ------         ------
          Net deferred income taxes....................  $ (2.3)        $ 15.7
                                                         ======         ======

     Management has determined, based on the Company's history of prior earnings and its expectations for the future, that taxable income of the Company will more likely than not be sufficient to recognize fully its deferred tax assets. In addition, management's analysis indicates that the turnaround periods for certain of these assets are for long periods of time or are indefinite. The remaining deferred tax assets and liabilities approximately match each other in terms of timing and amounts and should be realizable in the future, given the Company's operating history.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The effective income tax rate from continuing operations varied from the statutory federal income tax rate as follows:

                                                           PERCENT OF INCOME
                                                                PRETAX
                                                          -------------------
                                                          2000   1999*   1998
                                                          ----   -----   ----
Statutory federal income tax rate.......................  35.0%   35.0%  35.0%
Credits.................................................  (0.1)     --   (1.6)
State and local taxes...................................   1.2     1.1    1.8
Tax exempt income from foreign sales corporation........  (1.3)   (2.3)  (0.6)
Trust distributions.....................................  (3.8)   (4.3)  (1.7)
Non-deductible merger-related costs.....................    --   (16.6)    --
Repatriation of non-U.S. earnings.......................   1.5     1.3    2.5
Differences in rates on consolidated foreign
  subsidiaries..........................................   2.2     0.6    1.5
Other items.............................................   2.8     1.2    0.6
                                                          ----   -----   ----
Effective income tax rate...............................  37.5%   16.0%  37.5%
                                                          ====   =====   ====

---------------
* Coltec's effective tax rate in 1999 was a benefit due to a pre-tax loss.

     The Company has not provided for U.S. federal and foreign withholding taxes on $61.1 million of foreign subsidiaries' undistributed earnings as of December 31, 2000, because such earnings are intended to be reinvested indefinitely. It is not practical to determine the amount of income tax liability that would result had such earnings actually been repatriated. On repatriation, certain foreign countries impose withholding taxes. The amount of withholding tax that would be payable on remittance of the entire amount of undistributed earnings would approximate $3.3 million.

N.  BUSINESS SEGMENT INFORMATION

     The Company has two reportable segments. The sealing products segment manufactures sealing and PTFE products. The engineered products segment manufacturers metal polymer bearings, air compressors, engines and specialized tooling. The Company's reportable segments are managed separately based on differences in their products and services. Segment operating income is total segment revenue reduced by operating expenses identifiable with the segment. Corporate unallocated includes general corporate administrative costs (See Note C for a discussion of corporate unallocated costs). Merger-related and consolidation costs are presented separately.

     The Company's business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world. Sealing and Engineered Products' goods and services, however, are principally sold to customers in North America and Europe.

     The Company evaluates performance and allocates resources based on operating income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no significant intersegment sales.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                    2000      1999       1998
                                                   ------   ---------   ------
                                                      (DOLLARS IN MILLIONS)
SALES
Sealing Products.................................  $391.1   $   394.6   $413.7
Engineered Products..............................   263.3       271.1    299.2
                                                   ------   ---------   ------
                                                    654.4       665.7    712.9
Divested business................................      --          --     36.6
                                                   ------   ---------   ------
          Total Sales............................  $654.4   $   665.7   $749.5
                                                   ======   =========   ======

OPERATING INCOME (LOSS)
Sealing Products.................................  $ 67.5   $    71.0   $ 78.9
Engineered Products..............................    46.8        52.6     44.3
                                                   ------   ---------   ------
                                                   $114.3   $   123.6   $123.2
Divested business................................      --          --      5.9
Corporate unallocated............................   (10.2)      (26.8)   (27.8)
Merger-related and consolidation costs...........    (1.4)     (128.4)      --
                                                   ------   ---------   ------
          Total Operating Income (Loss)..........  $102.7   $   (31.6)  $101.3
                                                   ======   =========   ======
ASSETS
Sealing Products.................................  $219.9   $   206.0   $216.3
Engineered Products..............................   151.1       184.5    182.6
Net assets of discontinued operations............   218.6       344.1    307.9
Corporate                                           402.2       284.6    193.4
                                                   ------   ---------   ------
          Total Assets...........................  $991.8   $ 1,019.2   $900.2
                                                   ======   =========   ======
CAPITAL EXPENDITURES
Sealing Products.................................  $  6.7   $     9.8   $  9.0
Engineered Products..............................     7.6        13.3     17.4
Corporate........................................      --         1.0      0.1
Divested business................................      --          --      0.5
                                                   ------   ---------   ------
          Total Capital Expenditures.............  $ 14.3   $    24.1   $ 27.0
                                                   ======   =========   ======
DEPRECIATION AND AMORTIZATION EXPENSE
Sealing Products.................................  $ 14.1   $    12.4   $ 12.2
Engineered Products..............................    10.8         9.8      7.2
Corporate........................................     1.7         2.2      1.1
Divested business................................      --          --      0.4
                                                   ------   ---------   ------
          Total Depreciation and Amortization....  $ 26.6   $    24.4   $ 20.9
                                                   ======   =========   ======

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                    2000      1999       1998
                                                   ------   ---------   ------
                                                      (DOLLARS IN MILLIONS)
GEOGRAPHIC AREAS
  NET SALES
United States....................................  $480.0   $   496.2   $565.0
Canada...........................................    41.7        44.6     50.7
Europe...........................................    48.5        67.3     71.9
Other Foreign....................................    84.2        57.6     61.9
                                                   ------   ---------   ------
          Total..................................  $654.4   $   665.7   $749.5
                                                   ======   =========   ======
PROPERTY
United States....................................  $111.1   $   125.8   $121.0
Canada...........................................     1.9         1.5      1.8
Europe...........................................     8.2         5.8      5.3
Other Foreign....................................     3.7         0.6      4.2
                                                   ------   ---------   ------
          Total..................................  $124.9   $   133.7   $132.3
                                                   ======   =========   ======

     No customer accounted for 10% or more of net sales in 2000, 1999 or 1998.

O.  ACCOUNTS RECEIVABLE ALLOWANCE

                                            CHARGED
                                 BALANCE    TO COSTS                   BALANCE
                                BEGINNING     AND                      AT END
                                 OF YEAR    EXPENSE    DEDUCTIONS(1)   OF YEAR
                                ---------   --------   -------------   -------
                                            (DOLLARS IN MILLIONS)
2000..........................    $2.3       $(0.2)        $(0.3)       $1.8
1999..........................     2.6         0.6          (0.9)        2.3
1998..........................     2.5         0.9          (0.8)        2.6

---------------

(1) Write-off of doubtful accounts, net of recoveries

P.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company's accounting policies with respect to financial instruments are described in Note B.

     The carrying values of the Company's significant financial instruments reflected in the consolidated balance sheet approximate their respective fair values at December 31, 2000 and 1999, except for the Company's long-term investments and long-term debt.

                                               2000                1999
                                         -----------------   -----------------
                                         CARRYING    FAIR    CARRYING    FAIR
                                          VALUE     VALUE     VALUE     VALUE
                                         --------   ------   --------   ------
                                                 (DOLLARS IN MILLIONS)
Long-term investments..................   $ 22.5    $ 22.3    $ 20.4    $ 21.2
Long-term debt.........................   $317.3    $318.6    $326.5    $317.0
Convertible preferred securities of
  trust (TIDES)........................   $149.3    $123.9    $147.3    $109.5

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has an outstanding contingent liability for guaranteed debt and lease payments of $23.2 million, and for letters of credit of $0.7 million. It was not practical to obtain independent estimates of the fair values for the contingent liability for guaranteed debt and lease payments and for letters of credit without incurring excessive costs. In the opinion of management, non-performance by the other parties to the contingent liabilities will not have a material effect on the Company's consolidated financial condition or results of operations.

Q.  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

     Accumulated other comprehensive income (loss) consisted of the following:

                                                          2000           1999
                                                         -------        -------
                                                         (DOLLARS IN MILLIONS)
Unrealized translation adjustments.....................  $(11.8)        $ (7.9)
Minimum pension liability..............................    (3.2)          (3.6)
                                                         ------         ------
Accumulated other comprehensive income (loss)..........  $(15.0)        $(11.5)
                                                         ======         ======

R.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following table sets forth supplemental cash flow information related to acquisitions accounted for under the purchase method and interest paid:

                                                       2000    1999     1998
                                                       -----   -----   ------
                                                       (DOLLARS IN MILLIONS)
Estimated fair value of tangible assets acquired.....  $  --   $  --   $ 33.5
Goodwill and identifiable intangible assets
  acquired...........................................     --      --     64.4
Cash paid............................................     --      --    (92.9)
                                                       -----   -----   ------
Liabilities assumed or created.......................  $  --   $  --   $  5.0
                                                       =====   =====   ======
Interest paid (net of amount capitalized)............  $28.4   $37.2   $ 44.1

S.  CONVERTIBLE PREFERRED SECURITIES OF TRUST (TIDES)

     In April 1998, Coltec Capital Trust, a Delaware business trust and a wholly owned subsidiary of the Company privately placed with institutional investors $150 million (3,000,000 shares at liquidation value of $50 per Convertible Preferred Security) of 5 1/4% Convertible Preferred Securities -- Term Income Deferred Equity Securities, or TIDES. The TIDES represent undivided beneficial ownership interests in the trust. In connection with the issuance of the TIDES, Coltec issued an equivalent aggregate principal amount of its 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures due April 15, 2028, or TIDES Debentures, all of which were acquired by Coltec Capital Trust with the proceeds from the private placement of the TIDES. Coltec Capital Trust has essentially no other assets or liabilities other than the TIDES Debentures. The obligations of Coltec Capital Trust with respect to the TIDES are guaranteed jointly and severally by Coltec and Goodrich. The TIDES are convertible at the option of the holders at any time into the common stock of the Parent at an effective conversion price of $52.34 per share and are redeemable at the Parent's option after April 20, 2001 at 102.63% of the liquidation amount declining ratably to 100% after April 20, 2004.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

T.  STOCK OPTION PLAN

     As a business unit of the Parent, the Company has no employee stock option plan; however, certain eligible employees of the Company participate in the Parent's Stock Option Plan (the "Plan"). Generally, options granted by the Parent are exercisable at the rate of 35% after one year, 70% after two years and 100% after three years. Certain options are fully exercisable immediately after grant. The term of each option cannot exceed 10 years from the date of grant. All options granted under the Plan have been granted at not less than 100% of market value (as defined) on the date of grant.

     Pro forma information regarding net income is required by FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and has been determined as if the Parent had accounted for its employee stock options under the fair value method described within that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                          2000   1999   1998
                                                          ----   ----   ----
Risk-Free Interest Rate (%).............................   5.0    6.7    4.7
Dividend Yield (%)......................................   3.4    3.5    2.8
Volatility Factor (%)...................................  37.5   36.0   31.0
Weighted Average Expected Life of the Options (years)...   7.0    7.0    4.5

     The option valuation model requires the input of highly subjective assumptions, primarily stock price volatility, changes in which can materially affect the fair value estimate. The weighted-average fair values of stock options granted by the Parent during 2000, 1999 and 1998 were $8.65, $12.13 and $10.36, respectively.

     During 1999 and 1998, restricted stock awards for 89,910 and 52,386 shares, respectively, were made under the Parent's stock option plan including those made to employees of discontinued operations. Restricted stock awards may be subject to conditions established by the Board of Directors. Under the terms of the restricted stock awards, the granted stock vests two years and 10 months after the award date. Restricted shares held by all employees will continue to vest under their original terms after the Distribution. The cost of these awards, determined as the market value of the shares at the date of grant, is being amortized over the vesting period. In 2000, 1999 and 1998, $0.1 million, $0.9 million and $0.5 million, respectively, was charged to expense of continuing operations for restricted stock awards. Of the $0.9 million of expense recognized in 1999, $0.8 million related to acceleration of vesting in connection with the Coltec Acquisition.

     The Stock Option Plan of the Parent also provides that shares of common stock may be awarded as performance shares to certain key executives having a critical impact on long-term performance. Dividends are earned on phantom shares and are reinvested in additional phantom shares. Under this plan, compensation expense is recorded based on the extent performance objectives are expected to be met. Employees of the Company received grants in 2000 only, as they were not participants in the plan before the Coltec Acquisition. In 2000, $1.1 million was charged to expense of continuing operations for performance shares. If the provisions of SFAS 123 had been used to account for awards of performance shares, the weighted-average grant-date fair value of performance shares granted in 2000 would have been $23.12 per share.

U.  DISCONTINUED OPERATIONS

     Prior to the Distribution, Coltec will dividend Coltec Aerospace to Goodrich. The dividend of Coltec Aerospace to Goodrich represents the disposal of a segment under APB 30. Accordingly, Coltec Aerospace

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

has been accounted for as a discontinued operation and the revenues, costs and expenses, assets and liabilities, and cash flows have been segregated in the Company's Consolidated Statement of Income, Consolidated Balance Sheet and Consolidated Statement of Cash Flows. Unless otherwise noted, disclosures herein pertain to the Company's continuing operations.

     The following summarizes the results of discontinued operations, which consist solely of the results of Coltec Aerospace:

                                                      2000     1999     1998
                                                     ------   ------   ------
                                                      (DOLLARS IN MILLIONS)
Sales..............................................  $782.1   $790.9   $755.1
Pretax income from discontinued operations.........  $ 97.2   $101.9   $ 92.7
Income tax expense.................................  $ 33.0   $ 40.0   $ 28.5
Income from discontinued operations................  $ 64.2   $ 61.9   $ 64.2

V.  SUBSEQUENT EVENT

     On September 1, 2001, the Company acquired Dana Corporation's Glacier Industrial Bearings business ("GIB"). The transaction was accounted for as a purchase. The business manufactures and distributes industrial metal polymer bearings, will be integrated into the Company's Garlock Bearings business and will collectively be referred to as Garlock Glacier Bearings ("GGB"). The acquisition extends the Company's reach geographically and results in a global position in the polymer bearings market; broadens its current product offerings; will result in economies of scale relating to raw material purchases; intellectual property; and includes the use of the Glacier brand name and other trade marks. The aggregate purchase price was approximately $150 million, of which approximately $125 million represented goodwill and other intangible assets. The purchase price allocation is based on preliminary estimates and will be finalized upon receipt of various independent third party appraisals.

W.  COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries have numerous purchase commitments for materials and supplies incident to the ordinary course of business.

CONTINGENCIES

        GENERAL

     There are pending or threatened against the Company or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, asbestos and environmental matters, which seek remedies or damages. The Company believes that any liability that may finally be determined with respect to commercial and non-asbestos product liability claims should not have a material effect on the Company's consolidated financial condition or results of operations. From time to time, the Company and its subsidiaries are also involved in legal proceedings as plaintiffs involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

        ENVIRONMENTAL

     The Company and its subsidiaries are generators of both hazardous wastes and non-hazardous wastes, the treatment, storage, transportation and disposal of which are subject to various laws and governmental regulations. Although past operations were in substantial compliance with the then-applicable regulations,

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the Company has been designated as a potentially responsible party ("PRP") by the U.S. Environmental Protection Agency ("EPA"), or similar state agencies, in connection with several sites.

     The Company initiates corrective and/or preventive environmental projects of its own to ensure safe and lawful activities at its current operations. It also conducts a compliance and management systems audit program. The Company believes that compliance with current laws and governmental regulations concerning the environment will not have a material adverse effect on its capital expenditures, earnings or competitive position.

     The Company's environmental engineers and consultants review and monitor environmental issues at past and existing operating sites, as well as off-site disposal sites at which the Company has been identified as a PRP. This process includes investigation and remedial selection and implementation, as well as negotiations with other PRPs and governmental agencies.

     The environmental amounts recorded in the financial statements have been recorded on an undiscounted basis. The Company believes that its reserves are adequate based on currently available information. Management believes that it is reasonably possible that additional costs may be incurred beyond the amounts accrued as a result of new information. However, the amounts, if any, cannot be estimated and management believes that they would not be material to the Company's consolidated financial condition, but could be material to the Company's consolidated results of operations in a given period.

        OTHER CONTINGENT LIABILITY MATTERS

     The Company has some contingent liabilities related to discontinued operations of its predecessors and for which it retained liability or is obligated under indemnity agreements. These contingent liabilities include potential product liability and associated claims related to the Company's former Colt Firearms subsidiary for firearms manufactured prior to 1990 and related to the Company's former Central Maloney subsidiary for electrical transformers manufactured prior to 1994. There are currently no claims pending against the Company related to these former subsidiaries. However, such claims could arise in the future. The Company also has ongoing obligations with regard to workers compensation and medical benefit matters associated with Crucible Materials Corporation and Colt Firearms that relate to the Company's periods of ownership of these companies.

        ASBESTOS

        Garlock and Anchor. Two subsidiaries of the Company, Garlock Sealing Technologies, LLC ("Garlock") and The Anchor Packing Company ("Anchor"), have been among a number of defendants (typically 15 to 40) in actions filed in various states by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. Among the products at issue in those actions are industrial sealing products, predominantly gaskets, manufactured and/or sold by Garlock or Anchor. The damages claimed vary from action to action and in some cases plaintiffs seek both compensatory and punitive damages. To date, neither Garlock nor Anchor has been required to pay any punitive damage awards, although there can be no assurance that they will not be required to do so in the future. Liability for compensatory damages has historically been allocated among all responsible defendants, thus limiting the potential monetary impact of a particular judgment or settlement on any individual defendant.

     The Company believes that Garlock and Anchor are in a favorable position compared to many other asbestos defendants because, among other things, the asbestos-containing products sold by Garlock and Anchor are encapsulated, which means the asbestos fibers are incorporated into the product during the manufacturing process and sealed in a binder. They are also nonfriable, which means they cannot be crumbled by hand pressure. The Occupational Safety and Health Administration, which began generally

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

requiring warnings on asbestos-containing products in 1972, has never required that a warning be placed on products such as Garlock's gaskets. Notwithstanding that no warning label has been required, Garlock included one on all of its asbestos-containing products beginning in 1978. Further, gaskets such as those previously manufactured and sold by Garlock are one of the few asbestos-containing products permitted to be manufactured under regulations of the EPA. Since the mid-1980s, U.S. sales of asbestos-containing industrial sealing products have not been a material part of Garlock's sales and those sales have been predominantly to sophisticated purchasers such as the U.S. Navy and large petrochemical facilities. These purchasers generally have extensive health and safety procedures and are familiar with the risks associated with the use and handling of industrial sealing products that contain asbestos. Garlock discontinued distributing asbestos-containing products in the U.S. during 2000.

     Garlock settles and disposes of actions on a regular basis. In addition, some actions are disposed of at trial. Garlock's historical settlement strategy has been to try to match the timing of payments with recoveries received from insurance. However, in 1999 and 2000, Garlock implemented a short-term aggressive settlement strategy. The purpose of this short-term strategy was to achieve a permanent reduction in the number of overall asbestos claims through the settlement of a larger than normal number of claims, including some claims not yet filed as lawsuits. Garlock believes that these settlements were at a lower overall cost to Garlock than would eventually have been paid even though the timing of payment was accelerated. Mainly due to this short-term aggressive settlement strategy and because settlements are made over a period of time, the settlement amounts paid in 2000 and 1999 increased over prior periods.

     Settlements are generally made on a group basis with payments made to individual claimants over a period of one to four years and are made without any admission of liability. Settlement amounts vary depending upon a number of factors, including the jurisdiction where the action was brought, the nature of the disease alleged, the occupation of the plaintiff, the presence or absence of other possible causes of the plaintiff's alleged illness, the availability of legal defenses, such as the statute of limitations, and whether the action is an individual one or part of a group. Garlock's allocable portion of the total settlement amount for an action typically ranges from 1% to 2% of the total amount.

     Before any payment on a settled claim is made, the claimant is required to submit a medical report acceptable to Garlock substantiating the asbestos-related illness and meeting specific criteria of disability. In addition, sworn testimony that the claimant worked with or around Garlock asbestos-containing products is required. Generally, the claimant is also required to sign a full and unconditional release of Garlock, its subsidiaries, parent, officers, directors, affiliates and related parties from any liability for asbestos-related injuries or claims.

     When a settlement demand is not reasonable given the totality of the circumstances, Garlock generally will try the case. Garlock has been successful in winning a substantial majority of the cases it has tried to verdict. Garlock's share of adverse verdicts in these cases in 2000, 1999 and 1998 totaled less than $7 million in the aggregate, and some of those verdicts are on appeal.

     Anchor is an inactive and insolvent subsidiary of Coltec. The insurance coverage available to it is fully committed. Anchor continues to pay settlement amounts covered by its insurance but has not committed to settle any further actions since 1998. As cases reach the trial stage, Anchor is typically dismissed without payment.

     The insurance coverage available to Garlock is substantial. As of December 31, 2000, Garlock had available $1.098 billion of insurance coverage from carriers that it believes to be solvent. Of that amount, $59 million is allocated to claims that have been paid by Garlock and submitted to its insurance companies for reimbursement and $210 million has been committed to claim settlements not yet paid by Garlock. Thus, at December 31, 2000, $829 million remained available for coverage of future claims.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Insurance coverage for asbestos claims is not available to cover exposures initially occurring on and after July 1, 1984. Garlock and Anchor continue to be named as defendants in new actions, a few of which allege initial exposure after July 1, 1984. To date, no payments with respect to these claims, pursuant to a settlement or otherwise, have been made. In addition, Garlock and Anchor believe that they have substantial defenses to these claims and therefore automatically reject them for settlement. However, there can be no assurance that any or all of these defenses will be successful in the future.

     Arrangements with Garlock's insurance carriers limit the amount that can be received by it in any one year. The amount of insurance available to cover claims paid by Garlock currently is limited to $80 million per year ($60 million in 1999 and 1998), covering both settlements and reimbursements of legal fees. This limit automatically increases by 8% every three years. Amounts paid by Garlock in excess of this annual limit that would otherwise be recoverable from insurance may be collected from the insurance companies in subsequent years so long as insurance is available but subject to the annual limit in each subsequent year. As a result, Garlock is required to pay out of its own cash any amounts paid to settle or dispose of asbestos-related claims in excess of the annual limit and collect these amounts from its insurance carriers in subsequent years. Various options, such as raising the annual limit, are being pursued to ensure as close a match as possible between payments by Garlock and recoveries received from insurance. There can be no assurance that Garlock will be successful as to any or all of these options.

     In accordance with internal procedures for the processing of asbestos product liability actions and due to the proximity to trial or settlement, certain outstanding actions against Garlock and Anchor have progressed to a stage where the cost to dispose of these actions can reasonably be estimated. These actions are classified as actions in advanced stages and are included in the table as such below. With respect to outstanding actions against Garlock and Anchor that are in preliminary procedural stages, as well as any actions that may be filed in the future, insufficient information exists upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to reasonably estimate what, if any, potential liability or costs may be incurred. Accordingly, no estimate of future liability has been included in the table below for such claims.

     The Company records an accrual for liabilities related to Garlock and Anchor asbestos-related matters that are deemed probable and can be reasonably estimated, which consist of settled claims and actions in advanced stages of processing. The Company also records an asset equal to the amount of those liabilities

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

that is expected to be recovered by insurance. A table is provided below depicting quantitatively the items discussed above.

                                                         YEAR ENDED   YEAR ENDED   YEAR ENDED
                                                            2000         1999         1998
                                                         ----------   ----------   ----------
(NUMBER OF CASES)
  New Actions Filed During the Year(1).................    36,200       30,200        34,400
  Actions in Advanced Stages at Year-End...............     5,800        8,300         4,700
  Open Actions at Year-End.............................    96,300       96,000       101,400

(DOLLARS IN MILLIONS AT YEAR-END)
  Estimated Liability for Settled Claims and Actions in
     Advanced Stages of Processing(2)..................   $ 231.2      $ 163.1      $  112.5
  Estimated Amounts Recoverable From Insurance(2)(3)...   $ 285.7      $ 188.2      $  128.0

(DOLLARS IN MILLIONS)
  Payments(2)..........................................   $ 119.7      $  84.5      $   53.7
  Insurance Recoveries(2)..............................      83.3         65.2          54.7
                                                          -------      -------      --------
  Net Cash Flow(3).....................................   $ (36.4)     $ (19.3)     $    1.0
                                                          =======      =======      ========

----------------------

(1) Consists only of actions actually filed with a court of competent jurisdiction. To the extent that a particular action names both Garlock and Anchor as defendants, for purposes of this table the action is treated as a single action.

(2) Includes amounts with respect to all claims settled, whether or not an action has actually been filed with a court of competent jurisdiction, claims which have been dismissed or tried and claims otherwise closed during the period.

(3) Payments made during the period for which Garlock does not receive a corresponding insurance recovery due to the annual limit imposed under Garlock's insurance policies will be recovered in future periods to the extent insurance is available. When estimating the amounts recoverable, Garlock only includes insurance coverage available from carriers believed to be solvent.

     As shown in the table above, the number of new actions filed during 2000 increased over 1999. The Company believes this increase represents the acceleration of claims from future periods mostly attributable to bankruptcies of other asbestos defendants. The acceleration of claims may have the impact of accelerating the associated settlement payments. The Company believes the number of new actions will decrease in future years due, in part, to the previously-described acceleration of future claims and because the largest asbestos exposures occurred prior to the mid-1970s. However, there can be no assurance that the number of new claims filed will not remain at current levels or increase in future years.

     Garlock and Anchor recorded charges to operations amounting to approximately $8.0 million in each of 2000, 1999 and 1998, representing payments and related expenditures made during the periods which are not recoverable at all under insurance, whether in the present period or in future periods.

     Garlock and Anchor paid $36.4 million and $19.3 million for the defense and disposition of asbestos-related actions, net of amounts received from insurance carriers, during 2000 and 1999, respectively. The amount of payments in 2000 was consistent with their expectation that payments during 2000 would be higher than in 1999.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Considering the foregoing, as well as the experience of the Company's subsidiaries and other defendants in asbestos litigation, the likely sharing of judgments among multiple responsible defendants, recent bankruptcies of other defendants, legislative efforts and given the substantial amount of insurance coverage that Garlock expects to be available from its solvent carriers, the Company believes that pending actions against Garlock and Anchor are not likely to have a material adverse effect on the Company's consolidated financial condition, but could be material to the Company's consolidated results of operations or cash flows in a given period. However, because of the uncertainty as to the number and timing of potential future actions, as well as the amount that will have to be paid to settle or satisfy any such actions in the future, there can be no assurance that those future actions will not have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows.

     Other. The Company, and some of its subsidiaries (other than Garlock and Anchor) have also been named as defendants in various actions by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. The number of claims to date has not been significant and insurance coverage is available to the Company. Based on the above, the Company believes that these pending and reasonably anticipated future actions are not likely to have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows and are therefore not discussed above.

     The Company, Garlock, Anchor and some of the Company's other subsidiaries are also defendants in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants and co-defendants. Based on past experience, the Company believes that these categories of claims are not likely to have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows and are therefore not discussed above.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                             2000                                 1999
                               ---------------------------------   ----------------------------------
                               FIRST    SECOND   THIRD    FOURTH   FIRST    SECOND    THIRD    FOURTH
                               ------   ------   ------   ------   ------   ------   -------   ------
                                                       (DOLLARS IN MILLIONS)
Total Sales..................  $176.3   $172.6   $154.8   $150.7   $177.0   $170.9   $ 159.4   $158.4
Gross Profit(1)..............    61.5    59.6      53.7    49.5      69.7    63.7       59.9     54.1
  Selling and Administrative
     Costs...................   (32.3)  (29.9)    (29.7)  (28.3)    (40.0)  (37.0)     (35.0)   (38.6)
  Merger-Related and
     Consolidation Costs.....      --      --        --    (1.4)       --      --     (128.4)      --
                               ------   ------   ------   ------   ------   ------   -------   ------
Total Operating Income
  (Loss).....................  $ 29.2   $29.7    $ 24.0   $19.8    $ 29.7   $26.7    $(103.5)  $ 15.5
                               ======   ======   ======   ======   ======   ======   =======   ======
Income (Loss) From:
  Continuing Operations......  $ 10.7   $12.5    $  8.2   $ 5.2    $  9.6   $ 9.1    $ (84.0)  $  3.2
  Discontinued Operations....    21.1    13.9      17.0    12.2      15.9    24.3       10.6     11.1
                               ------   ------   ------   ------   ------   ------   -------   ------
Net Income (Loss)............  $ 31.8   $26.4    $ 25.2   $17.5    $ 25.5   $33.4    $ (73.4)  $ 14.3
                               ======   ======   ======   ======   ======   ======   =======   ======

----------------------

(1) Gross profit represents total sales less cost of sales.

     The fourth quarter of 2000 includes a $1.4 million pre-tax charge for restructuring activities.

     The third quarter of 1999 includes a $128.4 million pre-tax charge comprised of personnel-related costs, transaction costs and consolidation costs in connection with the Coltec Acquisition and restructuring activities at the Company's Garlock Sealing Technologies, France Compressor Products and Stemco operating units. The third quarter of 1999 also includes a $2.5 million pre-tax gain in other income (expense) from the sale of a business.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                               (UNAUDITED)
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
                                                                 (DOLLARS IN MILLIONS)
ASSETS
Current Assets
  Cash and cash equivalents.................................    $   13.6         $ 21.6
  Accounts and notes receivable.............................        70.4           45.0
  Asbestos insurance receivable.............................        90.8           90.3
  Inventories...............................................        80.8           65.9
  Deferred income taxes.....................................         8.4            5.2
  Prepaid expenses and other assets.........................         5.4            3.9
                                                                --------         ------
     Total Current Assets...................................       269.4          231.9
                                                                --------         ------
Property, plant and equipment -- net........................       141.5          124.9
Prepaid pension.............................................        86.0           71.7
Goodwill -- net.............................................       151.0           79.9
Identifiable intangible assets -- net.......................        63.1            7.0
Asbestos insurance receivable...............................       205.0          195.4
Other assets................................................        58.9           62.4
Net assets of discontinued operations.......................       310.0          218.6
                                                                --------         ------
                                                                $1,284.9         $991.8
                                                                ========         ======
LIABILITIES AND PARENT COMPANY
  INVESTMENT (DEFICIT)
Current Liabilities
  Short-term bank debt......................................    $    0.3         $  0.7
  Accounts payable..........................................        42.2           37.4
  Accrued asbestos liability................................       152.0          182.8
  Other accrued expenses....................................        74.8           50.7
  Income taxes payable......................................        59.7           86.5
  Current maturities of long-term debt......................         1.8            2.5
                                                                --------         ------
     Total Current Liabilities..............................       330.8          360.6
                                                                --------         ------
Long-term debt..............................................       315.1          314.8
Pension obligations.........................................        13.0           13.7
Postretirement benefits other than pensions.................        12.2           12.6
Deferred income taxes.......................................        40.9            7.5
Retained liabilities of previously owned businesses.........        58.4           55.9
Environmental liabilities...................................        22.4           29.3
Asbestos liability..........................................        28.6           48.4
Minority interest...........................................         8.6            7.1
Other non-current liabilities...............................        16.8           19.4
Commitments and contingent liabilities......................          --             --
Mandatorily redeemable convertible preferred securities of
  trust (TIDES).............................................       150.0          149.3
Parent Company Investment (Deficit).........................       288.1          (26.8)
                                                                --------         ------
          Total Liabilities and Parent Company Investment
            (Deficit).......................................    $1,284.9         $991.8
                                                                ========         ======

            See Notes to Condensed Consolidated Financial Statements

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

             CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                               2001          2000
                                                              -------       -------
                                                              (DOLLARS IN MILLIONS)
Sales.......................................................  $465.3        $503.7
Operating Costs and Expenses:
  Cost of sales.............................................   319.1         328.9
  Selling and administrative expenses.......................    90.6          91.9
  Merger-related and consolidation costs....................     0.8            --
                                                              ------        ------
                                                               410.5         420.8
                                                              ------        ------
Operating income............................................    54.8          82.9
Interest expense............................................   (20.0)        (19.8)
Interest income.............................................     0.3           0.1
Other income (expense) -- net...............................    (2.8)         (3.5)
                                                              ------        ------
Income before income taxes and distributions on convertible
  preferred securities of trust (TIDES).....................    32.3          59.7
Income tax expense..........................................   (12.1)        (22.4)
Distributions on convertible preferred securities of trust
  (TIDES)...................................................    (5.9)         (5.9)
                                                              ------        ------
Income from continuing operations...........................    14.3          31.4
Income from discontinued operations -- net of taxes.........    73.1          52.0
                                                              ------        ------
Net income..................................................  $ 87.4        $ 83.4
                                                              ======        ======

            See Notes to Condensed Consolidated Financial Statements

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2001         2000
                                                              --------     --------
                                                              (DOLLARS IN MILLIONS)
OPERATING ACTIVITIES
  Net income................................................  $  87.4      $  83.4
     Net income from discontinued operations................    (73.1)       (52.0)
  Adjustments to reconcile net income to net cash (used) by
     operating activities:
     Consolidation costs:
       Expenses.............................................      0.8           --
       Payments.............................................     (0.4)        (4.0)
     Expenditures for asbestos-related litigation...........   (136.5)       (90.3)
     Proceeds from asbestos-related insurance...............     70.9         49.0
     Depreciation and amortization..........................     20.8         20.5
     Deferred income taxes..................................     30.3           --
     Change in assets and liabilities, net of effects of
      acquisitions and dispositions of businesses:
       Receivables..........................................    (10.6)        (2.6)
       Sale of receivables..................................      0.8          2.5
       Inventories..........................................     (5.0)        (0.6)
       Other current assets.................................     (0.5)         0.6
       Accounts payable.....................................      2.0        (13.0)
       Accrued expenses.....................................     15.9         11.1
       Income taxes payable.................................    (26.7)      (104.8)
       Other non-current assets and liabilities.............    (20.6)       (12.1)
                                                              -------      -------
  Net cash used by operating activities of continuing
     operations.............................................    (44.5)      (112.3)
                                                              -------      -------
INVESTING ACTIVITIES
  Purchases of property.....................................    (10.1)        (8.3)
  Proceeds from sale of property............................      0.4           --
  Payments made in connection with acquisitions, net of cash
     acquired...............................................   (155.1)          --
                                                              -------      -------
  Net cash used by investing activities of continuing
     operations.............................................   (164.8)        (8.3)
                                                              -------      -------
FINANCING ACTIVITIES
  Increase (decrease) in short-term debt....................     (2.3)         0.3
  Repayment of long-term debt...............................     (0.4)       (10.0)
  Distributions on convertible preferred securities of trust
     (TIDES)................................................     (5.9)        (5.9)
  Net transfers (to)/from Parent............................    228.1         (4.2)
                                                              -------      -------
  Net cash provided by financing activities of continuing
     operations.............................................    219.5        (19.8)
                                                              -------      -------
DISCONTINUED OPERATIONS
  Net cash provided by (used) discontinued operations.......    (19.1)       141.9
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents...............................................      0.9         (1.0)
                                                              -------      -------
Net Increase (Decrease) in Cash and Cash Equivalents........     (8.0)         0.5
Cash and Cash Equivalents at Beginning of Period............     21.6         15.1
                                                              -------      -------
Cash and Cash Equivalents at End of Period..................  $  13.6      $  15.6
                                                              =======      =======

            See Notes to Condensed Consolidated Financial Statements

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

A.  OVERVIEW AND BASIS OF PRESENTATION

     Coltec Industries Inc ("Coltec" or "the Company") is a leader in the design, development, manufacturing and marketing of well recognized, proprietary engineered industrial products that include sealing products, bearings, air compressors and heavy-duty diesel and natural gas engines.

OVERVIEW

     In September 2001, Goodrich Corporation ("Goodrich" or the "Parent") announced that its Board of Directors had approved in principle the tax-free spin-off of its Engineered Industrial Products ("EIP") business to shareholders (the "Distribution"). The Distribution will be effected through a tax-free distribution to Goodrich shareholders of all of the capital stock of EnPro Industries, Inc. ("EnPro"), a newly formed wholly owned subsidiary of Goodrich.

     The EIP business, as well as an aerospace business, is currently owned by Coltec, a wholly owned subsidiary of Goodrich. Prior to the Distribution, Coltec's aerospace business ("Coltec Aerospace") will assume all intercompany balances outstanding between Coltec and Goodrich and Coltec will then transfer to Goodrich by way of a dividend (the "Aerospace Dividend") all of the assets, liabilities and operations of Coltec Aerospace, including these assumed balances. Following the Distribution, Coltec will be a wholly owned subsidiary of EnPro and Coltec Aerospace will be owned by Goodrich.

     The Distribution is subject to certain conditions. No consents are required from Goodrich security holders or the holders of Coltec's outstanding debt securities to complete the Distribution.

BASIS OF PRESENTATION

     These financial statements present Coltec's consolidated financial condition, results of operations and cash flows as it operated as a wholly owned subsidiary of Goodrich, including certain adjustments and allocations necessary for a fair presentation of the business (see Note C). As noted above, prior to the Distribution, Coltec will transfer Coltec Aerospace to Goodrich. The transfer of Coltec Aerospace to Goodrich represents the disposal of a segment under APB Opinion No. 30 ("APB 30"). Accordingly, Coltec Aerospace has been accounted for as a discontinued operation and the revenues, costs and expenses, assets and liabilities, and cash flows have been segregated in the Company's Condensed Consolidated Balance Sheet, Condensed Consolidated Statement of Income and Condensed Consolidated Statement of Cash Flows. Unless otherwise noted, disclosures herein pertain to the Company's continuing operations. There are no other operations shown as discontinued operations other than Coltec Aerospace.

     As a result of the Aerospace Dividend, Goodrich will retain the net assets of Coltec Aerospace, which have been reflected as Net Assets of Discontinued Operations in the Company's Consolidated Balance Sheet. Coltec Aerospace will also retain certain other assets and liabilities of the Company, including the assumed intercompany balances and other assets and liabilities relating primarily to pensions, postretirement benefits other than pensions and income taxes.

     Coltec has outstanding certain debt, the most significant of which are Coltec's 7 1/2% Senior Notes due 2008 (the "Coltec Senior Notes") and convertible preferred securities (the "TIDES"). The TIDES will remain obligations of Coltec after the distribution. Goodrich intends to make an offer to exchange the Coltec Senior Notes for debt securities of Goodrich having similar terms. There can be no guarantee, however, that the exchange offer will occur. Coltec intends to purchase a portion of the Coltec Senior Notes surrendered for exchange in the exchange offer, which will also be financed through an intercompany loan from Goodrich. The remaining portion of Coltec Senior Notes accepted by Goodrich for exchange will be contributed to EnPro in connection with the Distribution and would thereafter be an

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

intercompany obligation of Coltec to EnPro, which will be eliminated upon consolidation in EnPro's consolidated financial statements going forward.

     All significant transactions among the Company's operations have been eliminated. Intercompany balances existing between the Company and Goodrich or its subsidiaries, including the loans from Goodrich to Coltec to finance the purchase by Coltec of the Coltec Senior Notes, will be assumed by Coltec Aerospace prior to the Distribution and the Aerospace Dividend, and, accordingly, have been or will be reflected within the Parent Company Investment line within the accompanying Condensed Consolidated Balance Sheet.

     Management believes that the assumptions underlying the consolidated financial statements are reasonable. However, the financial information in these financial statements does not necessarily include all of the expenses that would have been incurred by Coltec had it been a separate, stand alone entity and may not necessarily reflect what Coltec's consolidated financial condition, results of operations and cash flows would have been had Coltec been a stand alone entity during the periods presented or what Coltec's consolidated financial condition, results of operations and cash flows may be in the future.

B.  ACQUISITIONS

     On September 4, 2001, the Company acquired Dana Corporation's Glacier Industrial Bearings business ("GIB"). The results of GIB's operations have been included in the consolidated financial statements of the Company since that date. The business manufactures and distributes industrial metal polymer bearings, will be integrated into the Company's Garlock Bearings business and will collectively be referred to as Garlock Glacier Bearings ("GGB"). The acquisition extends the Company's reach geographically and results in a global position in the metal polymer bearings market; broadens its current product offerings; is expected to result in economies of scale relating to raw material purchases; intellectual property; and includes the use of the Glacier brand name and other trade marks. The aggregate purchase price was approximately $150 million, of which approximately $125 million represented goodwill and other intangible assets. The acquisition was recorded using the purchase method of accounting. The purchase price allocation is based on preliminary estimates and will be finalized upon receipt of various independent third party appraisals.

     The following pro forma information assumes that the acquisition occurred as of January 1 of each period. Results of operations under the GIB column are included for only eight months in 2001 since its results are included in the historical amounts presented from September 2001 (its date of acquisition) forward.

                                                     NINE MONTHS ENDED
                                                     SEPTEMBER 30, 2001
                                               ------------------------------
                                               HISTORICAL    GIB    PRO FORMA
                                               ----------   -----   ---------
                                                   (DOLLARS IN MILLIONS)
Sales........................................    $465.3     $68.1    $533.4
Operating income.............................    $ 54.8     $12.1    $ 66.9
Income from discontinued operations..........    $ 73.1     $  --    $ 73.1
Net income...................................    $ 87.4     $ 7.6    $ 95.0

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                     NINE MONTHS ENDED
                                                     SEPTEMBER 30, 2000
                                               ------------------------------
                                               HISTORICAL    GIB    PRO FORMA
                                               ----------   -----   ---------
                                                   (DOLLARS IN MILLIONS)
Sales........................................    $503.7     $74.3    $578.0
Operating income.............................    $ 82.9     $13.2    $ 96.1
Income from discontinued operations..........    $ 52.0     $  --    $ 52.0
Net income...................................    $ 83.4     $ 8.3    $ 91.7

C.  MERGER-RELATED AND CONSOLIDATION COSTS

     The Company incurred $0.8 million of consolidation costs in 2001. Merger-related and consolidation reserves at September 30, 2001, as well as activity during the year, consisted of:

                              BALANCE                                BALANCE
                            DECEMBER 31,                          SEPTEMBER 30,
                                2000       PROVISION   ACTIVITY       2001
                            ------------   ---------   --------   -------------
                                           (DOLLARS IN MILLIONS)
Personnel related costs...      $1.3         $0.6       $(1.0)        $0.9
Asset write-down and
  facility consolidation
  costs...................       0.1          0.2        (0.2)         0.1
                                ----         ----       -----         ----
                                $1.4         $0.8       $(1.2)        $1.0
                                ====         ====       =====         ====

     The Company incurred a total of $0.8 million of consolidation costs during the first nine months of 2001. The Company incurred $0.6 million of personnel related costs, comprised of early retirement medical continuation ($0.2 million) and pension continuation costs ($0.4 million) for 22 employees. The Company also incurred $0.2 million for facility and equipment relocation costs which was expensed as incurred.

     The merger-related and consolidation reserves were reduced by $1.2 million during 2001, of which $0.4 million represented cash payments. The $0.4 million reserve for pension continuation costs was transferred to, and subsequently administered by, the Parent. The $0.2 million early retirement medical continuation reserve was transferred to a reserve for accrued medical costs, as the reserve will be utilized over an extended period of time.

     No merger-related and consolidation costs were recorded during the first nine months of 2000.

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

D.  INVENTORIES

     Inventories consisted of the following:

                                                 SEPTEMBER 30,   DECEMBER 31,
                                                     2001            2000
                                                 -------------   ------------
                                                    (DOLLARS IN MILLIONS)
Finished products..............................     $ 71.0          $ 49.2
In process.....................................       53.5            51.6
Raw materials and supplies.....................       16.3            12.6
                                                    ------          ------
                                                     140.8           113.4
Reserve to reduce certain inventories to LIFO
  basis........................................      (12.9)          (12.9)
Progress payments and advances.................      (47.1)          (34.6)
                                                    ------          ------
          Total................................     $ 80.8          $ 65.9
                                                    ======          ======

E.  COMPREHENSIVE INCOME

     Total comprehensive income consisted of the following:

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                          ---------------------
                                                           2001           2000
                                                          ------         ------
                                                          (DOLLARS IN MILLIONS)
Net income..............................................  $87.4          $83.4
Unrealized translation adjustments......................   (0.6)          (4.5)
                                                          -----          -----
          Total comprehensive income....................  $86.8          $78.9
                                                          =====          =====

F.  DISCONTINUED OPERATIONS

     Prior to the Distribution, Coltec will dividend Coltec Aerospace to Goodrich. The transfer of Coltec Aerospace to Goodrich represents the disposal of a segment under APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Accordingly, Coltec Aerospace is being accounted for as a discontinued operation and the revenues, costs and expenses, assets and liabilities, and cash flows have been segregated in the Company's Condensed Consolidated Statement of Income, Condensed Consolidated Balance Sheet and Condensed Consolidated Statement of Cash Flows.

     The following summarizes the results of discontinued operations, which consist solely of the results of Coltec Aerospace:

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        ---------------------
                                                         2001           2000
                                                        ------         ------
                                                        (DOLLARS IN MILLIONS)
Sales.................................................  $641.9         $587.1
Pretax income from continuing operations..............  $109.1         $ 78.7
Income tax expense....................................  $ 36.0         $ 26.7
Income from discontinued operations...................  $ 73.1         $ 52.0

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

G.  BUSINESS SEGMENT INFORMATION

     The Company has two reportable segments. The sealing products segment manufacturers sealing and PTFE products. The engineered products segment manufactures metal polymer bearings, air compressors, engines and specialized tooling. The Company's reportable segments are managed separately based on differences in their products and services. Segment operating income is total segment revenue reduced by operating expenses identifiable with the segment. Corporate unallocated includes general corporate administrative costs. Merger-related and consolidation costs are presented separately. The accounting policies of the reportable segments are the same as those for the consolidated Company. There are no significant intersegment sales.

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                               2001           2000
                                                              -------        -------
                                                              (DOLLARS IN MILLIONS)
Sales
  Sealing Products..........................................  $275.0         $301.0
  Engineered Products.......................................   190.3          202.7
                                                              ------         ------
     Total sales............................................  $465.3         $503.7
                                                              ======         ======
Operating Income
  Sealing Products..........................................  $ 42.1         $ 52.1
  Engineered Products.......................................    21.5           38.4
                                                              ------         ------
                                                                63.6           90.5
Corporate unallocated.......................................    (8.0)          (7.6)
Merger-related and consolidation costs......................    (0.8)            --
                                                              ------         ------
     Total operating income.................................  $ 54.8         $ 82.9
                                                              ======         ======

                                                        SEPTEMBER 30,    DECEMBER 31,
                                                            2001             2000
                                                        -------------    ------------
                                                            (DOLLARS IN MILLIONS)
Assets
Sealing Products......................................    $  218.1          $219.9
Engineered Products...................................       331.3           151.1
Net assets of discounted operations...................       310.0           218.6
Corporate.............................................       425.5           402.2
                                                          --------          ------
                                                          $1,284.9          $991.8
                                                          ========          ======

H.  CONTINGENCIES

         GENERAL

     There are pending or threatened against the Company or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, asbestos and environmental matters, which seek remedies or damages. The Company believes that any liability that may finally be determined with respect to commercial and non-asbestos product liability claims should not have a material effect on the Company's consolidated financial condition or results of operations. From time to time, the Company and its subsidiaries are also involved in

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

legal proceedings as plaintiffs involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

         ENVIRONMENTAL

     The Company and its subsidiaries are generators of both hazardous wastes and non-hazardous wastes, the treatment, storage, transportation and disposal of which are subject to various laws and governmental regulations. Although past operations were in substantial compliance with the then-applicable regulations, the Company has been designated as a potentially responsible party ("PRP") by the U.S. Environmental Protection Agency ("EPA"), or similar state agencies, in connection with several sites.

     The Company initiates corrective and/or preventive environmental projects of its own to ensure safe and lawful activities at its current operations. It also conducts a compliance and management systems audit program. The Company believes that compliance with current laws and governmental regulations concerning the environment will not have a material adverse effect on its capital expenditures, earnings or competitive position.

     The Company's environmental engineers and consultants review and monitor environmental issues at past and existing operating sites, as well as off-site disposal sites at which the Company has been identified as a PRP. This process includes investigation and remedial selection and implementation, as well as negotiations with other PRPs and governmental agencies.

     The environmental amounts recorded in the financial statements have been recorded on an undiscounted basis. The Company believes that its reserves are adequate based on currently available information. Management believes that it is reasonably possible that additional costs may be incurred beyond the amounts accrued as a result of new information. However, the amounts, if any, cannot be estimated and management believes that they would not be material to the Company's consolidated financial condition, but could be material to the Company's consolidated results of operations in a given period.

         OTHER CONTINGENT LIABILITY MATTERS

     The Company has some contingent liabilities related to discontinued operations of its predecessors for which it retained liability or is obligated under indemnity agreements. These contingent liabilities include potential product liability and associated claims related to the Company's former Colt Firearms subsidiary for firearms manufactured prior to 1990 and related to the Company's former Central Maloney subsidiary for electrical transformers manufactured prior to 1994. There are currently no claims pending against the Company related to these former subsidiaries. However, such claims could arise in the future. The Company also has ongoing obligations with regard to workers compensation and medical benefit matters associated with Crucible Materials Corporation and Colt Firearms that relate to the Company's periods of ownership of these companies.

         ASBESTOS

     Garlock and Anchor. Two subsidiaries of the Company, Garlock Sealing Technologies, LLC ("Garlock") and The Anchor Packing Company ("Anchor"), have been among a number of defendants (typically 15 to 40) in actions filed in various states by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. Among the products at issue in those actions are industrial sealing products, predominantly gaskets, manufactured and/or sold by Garlock or Anchor. The damages claimed vary from action to action and in some cases plaintiffs seek both compensatory and punitive damages. To date, neither Garlock nor Anchor has been required to pay any punitive damage awards, although there can be

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

no assurance that they will not be required to do so in the future. Liability for compensatory damages historically has been allocated among all responsible defendants, thus limiting the potential monetary impact of a particular judgment or settlement on any individual defendant.

     The Company believes that Garlock and Anchor are in a favorable position compared to many other asbestos defendants because, among other things, the asbestos-containing products sold by Garlock and Anchor are encapsulated, which means the asbestos fibers are incorporated into the product during the manufacturing process and sealed in a binder. The are also nonfriable, which means they cannot be crumbled by hand pressure. The Occupational Safety and Health Administration, which began requiring warnings on asbestos-containing products in 1972, has never required that a warning be placed on products such as Garlock's gaskets. Notwithstanding that no warning label has been required, Garlock included one on all of its asbestos-containing products beginning in 1978. Further, gaskets such as those previously manufactured and sold by Garlock are one of the few asbestos-containing products permitted to be manufactured under regulations of the EPA. Since the mid-1980s, U.S. sales of asbestos-containing industrial sealing products have not been a material part of Garlock's sales and those sales have been predominantly to sophisticated purchasers such as the U.S. Navy and large petrochemical facilities. These purchasers generally have extensive health and safety procedures and are familiar with the risks associated with the use and handling of industrial sealing products that contain asbestos. Garlock discontinued distributing asbestos-containing products in the U.S. during 2000 and world-wide in mid-2001.

     Garlock settles and disposes of actions on a regular basis. In addition, some actions are disposed of at trial. Garlock's historical settlement strategy has been to try to match the timing of payments with recoveries received from insurance. However, in 1999 and 2000, Garlock implemented a short-term aggressive settlement strategy. The purpose of this short-term strategy was to achieve a permanent reduction in the number of overall asbestos claims through the settlement of a larger than normal number of claims, including some claims not yet filed as lawsuits. Garlock believes that these settlements were at a lower overall cost to Garlock than would eventually have been paid even though the timing of payment was accelerated. Mainly due to this short-term aggressive settlement strategy and because settlements are made over a period of time, the settlement amounts paid in the first nine months of 2001, 2000 and 1999 increased over prior periods and the settlement amounts that will be paid in 2002 are also expected to be higher than amounts paid in prior periods. In 2001, Garlock resumed its historical settlement strategy.

     Settlements are generally made on a group basis with payments made to individual claimants over a period of one to four years and are made without any admission of liability. Settlement amounts vary depending upon a number of factors, including the jurisdiction where the action was brought, the nature of the disease alleged, the occupation of the plaintiff, the presence or absence of other possible causes of the plaintiff's alleged illness, the availability of legal defenses, such as the statute of limitations, and whether the action is an individual one or part of a group. Garlock's allocable portion of the total settlement amount for an action typically ranges from 1% to 2% of the total amount.

     Before any payment on a settled claim is made, the claimant is required to submit a medical report acceptable to Garlock substantiating the asbestos-related illness and meeting specific criteria of disability. In addition, sworn testimony that the claimant worked with or around Garlock asbestos-containing products is required. Generally, the claimant is also required to sign a full and unconditional release of Garlock, its subsidiaries, parent, officers, directors, affiliates and related parties from any liability for asbestos-related injuries or claims.

     When a settlement demand is not reasonable given the totality of the circumstances, Garlock generally will try the case. Garlock has been successful in winning a substantial majority of the cases it has tried to verdict. Garlock's share of adverse verdicts in these cases in the first nine months of 2001 and in

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

fiscal years 2000, 1999 and 1998 totaled less than $10 million in the aggregate, and some of those verdicts are on appeal.

     Anchor is an inactive and insolvent subsidiary of Coltec. The insurance coverage available to it is fully committed. Anchor continues to pay settlement amounts covered by its insurance but has not committed to settle any further actions since 1998. As cases reach the trial stage, Anchor is typically dismissed without payment.

     The insurance coverage available to Garlock is substantial. As of September 30, 2001 Garlock had available $1.027 billion of insurance coverage from carriers that it believes to be solvent. Of that amount, $113 million is allocated to claims that have been paid by Garlock and submitted to its insurance companies for reimbursement and $169 million has been committed to claim settlements not yet paid by Garlock. Thus, at September 30, 2001, $745 million remained available for coverage of future claims. Insurance coverage for asbestos claims is not available to cover exposures initially occurring on and after July 1, 1984. Garlock and Anchor continue to be named as defendants in new actions, a few of which allege initial exposure after July 1, 1984. To date, no payments with respect to these claims, pursuant to a settlement or otherwise, have been made. In addition, Garlock and Anchor believe that they have substantial defenses to these claims and therefore automatically reject them for settlement. However, there can be no assurance that that any or all of these defenses will be successful in the future.

     Arrangements with Garlock's insurance carriers limit the amount that can be received by it in any one year. The amount of insurance available to cover claims paid by Garlock currently is limited to $80 million per year ($60 million in 1999 and 1998), covering both settlements and reimbursements of legal fees. This limit automatically increases by 8% every three years. Amounts paid by Garlock in excess of this annual limit that would otherwise be recoverable from insurance may be collected from the insurance companies in subsequent years so long as insurance is available but subject to the annual limit in each subsequent year. As a result, Garlock is required to pay out of its own cash any amounts paid to settle or dispose of asbestos-related claims in excess of the annual limit and collect these amounts from its insurance carriers in subsequent years. Various options, such as raising the annual limit, are being pursued to ensure as close a match as possible between payments by Garlock and recoveries received from insurance. There can be no assurance that Garlock will be successful as to any or all of these options.

     In accordance with internal procedures for the processing of asbestos product liability actions and due to the proximity to trial or settlement, certain outstanding actions against Garlock and Anchor have progressed to a stage where the cost to dispose of these actions can reasonably be estimated. These actions are classified as actions in advanced stages and are included in the table as such below. With respect to outstanding actions against Garlock and Anchor that are in preliminary procedural stages, as well as any actions that may be filed in the future, insufficient information exists upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to reasonably estimate what, if any, potential liability or costs may be incurred. Accordingly, no estimate of future liabilities has been included in the table below for such claims.

     The Company records an accrual for liabilities related to Garlock and Anchor asbestos-related matters that are deemed probable and can be reasonably estimated, which consist of settled claims and actions in advanced stages of processing. The Company also records an asset equal to the amount of those liabilities

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

that is expected to be recovered by insurance. A table is provided below depicting quantitatively the items discussed above.

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                2001          2000
                                                              --------      --------
                                                              (DOLLARS IN MILLIONS)
(NUMBER OF CASES)
New Actions Filed During The Period(1)......................   30,500        29,500
Actions in Advanced Stages at Period-End....................    1,900        13,400
Open Actions at Period-End..................................   90,100        97,900

(DOLLARS IN MILLIONS AT PERIOD-END)
Estimated Liability for Settled Claims and Actions in
  Advanced Stages of Processing(2)..........................  $ 180.6       $ 252.8
Estimated Amounts Recoverable From Insurance(2)(3)..........  $ 295.7       $ 314.0

(DOLLARS IN MILLIONS)

Payments(2).................................................  $ 136.5       $  90.3
Insurance Recoveries(2).....................................     70.9          49.0
                                                              -------       -------
Net Cash Flow(3)............................................  $ (65.6)      $ (41.3)
                                                              =======       =======

----------------------

(1) Consists only of actions actually filed with a court of competent jurisdiction. To the extent that a particular action names both Garlock and Anchor as defendants, for purposes of this table the action is treated as a single action.

(2) Includes amounts with respect to all claims settled, whether or not an action has actually been filed with a court of competent jurisdiction, claims which have been dismissed or tried and claims otherwise closed during the period.

(3) Payments made during the period for which Garlock does not receive a corresponding insurance recovery due to the annual limit imposed under Garlock's insurance policies will be recovered in future periods to the extent insurance is available. When estimating the amounts recoverable, Garlock only includes insurance coverage available from carriers believed to be solvent.

     Garlock and Anchor recorded charges to operations amounting to approximately $6.0 million during the first nine months of 2001 and 2000 representing payments and related expenditures made during the periods which are not recoverable at all under insurance, whether in the present period or in future periods.

     Garlock and Anchor paid $65.6 million and $41.3 million for the defense and disposition of asbestos-related actions, net of amounts received from insurance carriers, during the first nine months of 2001 and 2000, respectively. The amount of payments during the first nine months of 2001 was consistent with the expectation that payments during 2001 would be higher than in 2000 due, in large part, to Garlock's previously discussed short-term aggressive settlement strategy. During 2001, Garlock was able to negotiate the receipt of $10 million from one of its excess insurance carriers, $7.5 million of which was received in the fourth quarter of 2001 and $2.5 million of which is expected to be received during the first quarter of 2002. Garlock was able to securitize this cash flow stream during the third quarter of 2001 and the cash received ($9.9 million) is reflected in the amounts presented above.

     Considering the foregoing, as well as the experience of the Company's subsidiaries and other defendants in asbestos litigation, the likely sharing of judgments among multiple responsible defendants, recent bankruptcies of other defendants, legislative efforts and given the substantial amount of insurance

                             COLTEC INDUSTRIES INC
                     (A SUBSIDIARY OF GOODRICH CORPORATION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

coverage that Garlock expects to be available from its solvent carriers, the Company believes that pending actions against Garlock and Anchor are not likely to have a material adverse effect on the Company's consolidated financial condition, but could be material to the Company's consolidated results of operations or cash flows in a given period. However, because of the uncertainty as to the number and timing of potential future actions, as well as the amount that will have to be paid to settle or satisfy any such actions in the future, there can be no assurance that those future actions will not have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows.

  OTHER

     The Company and some of its subsidiaries (other than Garlock and Anchor) have also been named as defendants in various actions by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. The number of claims to date has not been significant and we have substantial insurance coverage available to the Company. Based on the above, the Company believes that these pending and reasonably anticipated future actions are not likely to have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows and are therefore not discussed above.

     The Company, Garlock, Anchor and some of the Company's other subsidiaries are also defendants in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants and co-defendants. Based on past experience, the Company believes that these categories of claims are not likely to have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows and are therefore not discussed above.

     The letter of transmittal and any other required documents should be sent or delivered by each holder or that holder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

                   The depositary for the exchange offer is:

                                BANK OF NEW YORK

By Registered/Certified Mail     By Facsimile Transmission:         By Hand or Overnight
   or Overnight Services:        (For Eligible Institutions               Courier:
                                            Only)
15 Broad Street -- 16th Floor          (212) 235-2261                  15 Broad Street
 Corporate Trust Department                                      Corporate Trust Department
  New York, New York 10286                                        New York, New York 10286
   Attn: Ms. Diane Amoroso       For Confirmation Telephone:       Attn: Ms. Diane Amoroso
   Reorganization Section              (212) 235-2353              Reorganization Section

     Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. Holders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of old Coltec notes, holders are directed to contact the depositary.

                The information agent for the exchange offer is:

                     [Logo of Mellon Investor Services LLC]

                           44 Wall Street, 7th Floor
                               New York, NY 10005
                 Banks and Brokers Call Collect: (917) 320-6286
                   All Others Call Toll Free: (800) 241-6711

                 The dealer manager for the exchange offer is:

                           SALOMON SMITH BARNEY INC.

                              390 Greenwich Street
                               New York, NY 10013
                        Attn: Liability Management Group
                        (800) 558-3745 (Call Toll Free)

February   , 2002

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Company's Restated Certificate of Incorporation no member of the Board of Directors shall have any personal liability to the Company or its shareholders for damages for any breach of duty in such capacity, provided that such liability shall not be limited if a judgment or other final adjudication adverse to the Director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the Director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the Director's acts violated section 719 of the New York Business Corporation Law ("B.C.L.") (generally relating to the improper declaration of dividends, improper purchases of shares, improper distribution of assets after dissolution, or making improper loans to directors contrary to specified statutory provisions). Reference is made to Article TWELFTH of the Company's Restated Certificate of Incorporation filed as Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988.

     Under the Company's By-Laws, any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or served any other corporation in any capacity at the request of the Company shall be indemnified by the Company to the extent and in a manner permissible under the laws of the State of New York.

     In addition, the Company's By-Laws provide indemnification for directors and officers where they are acting on behalf of the Company where the final judgment does not establish that the director or officer acted in bad faith or was deliberately dishonest or gained a financial profit or other advantage to which he was not legally entitled. The By-Laws provide that the indemnification rights shall be deemed to be "contract rights" and continue after a person ceases to be a director or officer or after rescission or modification of the By-Laws with respect to prior occurring events. They also provide directors and officers with the benefit of any additional indemnification which may be permitted by later amendment to the B.C.L. The By-Laws further provide for advancement of expenses and specify procedures in seeking and obtaining indemnification. Reference is made to Article VI of the Company's By-Laws filed as Exhibit 3(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988.

     The Company has insurance to indemnify its directors and officers, within the limits of the Company's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York. We have also entered into indemnification agreements with our officers and directors that specify the terms of our indemnification obligations. In general, these indemnification agreements provide that we will indemnify our officers and directors to the fullest extent now permitted under current law and to the extent that the law is amended to increase the scope of permitted indemnification. They also provide for the advance payment of expenses to a director or officer incurred in an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified. Under these agreements we agree to reimburse the director or officer for any expenses that they incur in seeking to enforce their rights under the indemnification agreement, and we have the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

     Reference is made to Sections 721-726 of the B.C.L., which are summarized below.

     Section 721 of the B.C.L. provides that indemnification pursuant to the B.C.L. shall not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any civil or criminal action, other than a derivative action, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to derivative actions, Section 722(c) of the B.C.L. provides that a director or officer may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

     Section 723 of the B.C.L. specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in such Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the B.C.L.).

     Section 724 of the B.C.L. provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the B.C.L. Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.

     Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1      Form of Distribution Agreement between Goodrich Corporation
          and EnPro Industries, Inc., dated as of           , 2002.*
 2.2      Form of Tax Matters Agreement between Goodrich Corporation
          and EnPro Industries, Inc., dated as of           , 2002.*
 2.3      Form of Services and Support Agreement between Goodrich
          Corporation and EnPro Industries, Inc., dated as of
                    , 2002.*
 2.4      Form of Employee Matters Agreement between Goodrich
          Corporation and EnPro Industries, Inc., dated as of
                    , 2002.*
 4.1      Indenture dated as of May 1, 1991 between the Company and
          The Bank of New York, as successor to Harris Trust and
          Savings Bank. This exhibit was filed as an exhibit to the
          Registration Statement filed by Goodrich on Form S-3 (File
          No. 33-65658) and is incorporated herein by reference.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 4.2      Form of New Goodrich Note.*
 4.3      Instruments defining the rights of holders of Goodrich's
          long-term debt are not filed herewith since no single debt item exceeds 10% of consolidated assets. Copies of such
          instruments will be furnished to the Commission upon
          request.
 5.1      Opinion of Wachtell, Lipton, Rosen & Katz regarding the
          legality of the notes being issued and the binding nature of the obligation on Goodrich.*
12        Statement re: computation of ratios.*
23.1      Consent of Ernst & Young LLP, Independent Auditors.
23.2      Consent of Ernst & Young LLP, Independent Auditors.
23.3      Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit 5.1).*
24.1      Powers of Attorney (set forth on the signature page of this registration statement).
25.1      Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of The Bank of New York, as the successor to Harris Trust and Savings Bank on Form T-1.
99.1      Form of Letter of Transmittal.*
99.2      Form of Notice of Guaranteed Delivery.*
99.3      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies, and Other Nominees.*
99.4      Form of letter to clients for use by Brokers, Dealers,
          Commercial Banks, Trust Companies and Other Nominees.*
99.5      Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.*

------------------

  *  To be filed by a pre-effective amendment.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Charlotte, North Carolina on February 14, 2002.

                                          GOODRICH CORPORATION
                                          (Registrant)

                                          By:     /s/ DAVID L. BURNER*
                                            ------------------------------------
                                                      David L. Burner
                                               (Chairman and Chief Executive
                                                           Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on February 14, 2002.

/s/ DAVID L. BURNER*
------------------------------------------------------
                               (David L. Burner)
                      Chairman of the Board, President and
                      Chief Executive Officer and Director
                         (Principal Executive Officer)

/s/ GEORGE A. DAVIDSON, JR.*
------------------------------------------------------
                           (George A. Davidson, Jr.)
                                    Director

/s/ JAMES J. GLASSER*
------------------------------------------------------
                               (James J. Glasser)
                                    Director

/s/ ROBERT D. KONEY, JR.*
------------------------------------------------------
                             (Robert D. Koney, Jr.)
                         Vice President and Controller
                         (Principal Accounting Officer)

/s/ RICHARD DE J. OSBORNE*
------------------------------------------------------
                            (Richard de J. Osborne)
                                    Director

/s/ ULRICH SCHMIDT*
------------------------------------------------------
                                (Ulrich Schmidt)
                           Senior Vice President and
                            Chief Financial Officer
                         (Principal Financial Officer)

/s/ DIANE C. CREEL*
------------------------------------------------------
                                (Diane C. Creel)
                                    Director

/s/ HARRIS E. DELOACH, JR.*
------------------------------------------------------
                            (Harris E. DeLoach, Jr.)
                                    Director

/s/ WILLIAM R. HOLLAND*
------------------------------------------------------
                              (William R. Holland)
                                    Director

/s/ DOUGLAS E. OLESEN*
------------------------------------------------------
                              (Douglas E. Olesen)
                                    Director

/s/ ALFRED M. RANKIN, JR.*
------------------------------------------------------
                            (Alfred M. Rankin, Jr.)
                                    Director

/s/ JAMES R. WILSON*
------------------------------------------------------
                               (James R. Wilson)
                                    Director

                            /s/ A. THOMAS YOUNG*
             ------------------------------------------------------
                               (A. Thomas Young)
                                    Director
------------------

  * The undersigned, as attorney-in-fact, does hereby sign this Registration Statement on behalf of each of the officers and directors indicated above.

       /s/ KENNETH L. WAGNER
--------------------------------------
          Kenneth L. Wagner

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Form of Distribution Agreement between Goodrich Corporation
          and EnPro Industries, Inc., dated as of           , 2002.*
  2.2     Form of Tax Matters Agreement between Goodrich Corporation
          and EnPro Industries, Inc., dated as of           , 2002.*
  2.3     Form of Services and Support Agreement between Goodrich
          Corporation and EnPro Industries, Inc., dated as of
                    , 2002.*
  2.4     Form of Employee Matters Agreement between Goodrich
          Corporation and EnPro Industries, Inc., dated as of
                    , 2002.*
  4.1     Indenture dated as of May 1, 1991 between the Company and
          The Bank of New York, as the successor to Harris Trust and
          Savings Bank. This exhibit was filed as an exhibit to the
          Registration Statement filed by Goodrich on Form S-3 (File
          No. 33-65658) and is incorporated herein by reference.
  4.2     Form of New Goodrich Note.*
  4.3     Other instruments defining the rights of holders of
          Goodrich's long-term debt are not filed herewith since no
          single debt item exceeds 10% of consolidated assets. Copies of such instruments will be furnished to the Commission upon request.
  5.1     Opinion of Wachtell, Lipton, Rosen & Katz regarding the
          legality of the notes being issued and the binding nature of the obligation on Goodrich.*
 12       Statement re: computation of ratios.*
 23.1     Consent of Ernst & Young LLP, Independent Auditors.
 23.2     Consent of Ernst & Young LLP, Independent Auditors.
 23.3     Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit 5.1).*
 24.1     Powers of Attorney.
 25.1     Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of The Bank of New York, as the successor to Harris Trust and Savings Bank on Form T-1.
 99.1     Form of Letter of Transmittal.*
 99.2     Form of Notice of Guaranteed Delivery.*
 99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies, and Other Nominees.*
 99.4     Form of letter to clients for use by Brokers, Dealers,
          Commercial Banks, Trust Companies, and Other Nominees.*
 99.5     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.*

---------------

* To be filed by a pre-effective amendment.